As filed with the Securities and Exchange Commission on February 17, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CitroTech Inc.
(Exact name of registrant as specified in its charter)

Wyoming	2800	87-2765150
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green Cir., Suite 300

Greenwood Village, Colorado 80111

(800) 401-4535

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wesley J. Bolsen, Chief Executive Officer

CitroTech Inc.

6400 S. Fiddlers Green Cir., Suite 300,

Greenwood Village, Colorado 80111

(800) 401-4535

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Anthony F. Newton

Law Office of Anthony F. Newton

8810 Luray Court

Rosenberg, Texas 77469

+1 (832) 452-0269

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non- accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2026

Up to 8,154,280 Shares of Common Stock

CitroTech Inc.

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 8,154,280 shares (the “Shares”) of common stock, par value $0.0001 per share, (“Common Stock”) of CitroTech Inc., a Wyoming corporation (the “Company,” “CITR,” “we,” “us,” or “our”), which includes (i) 2,383,391 shares of Common Stock issuable upon conversion of 688,922 shares of Series C preferred stock (“Series C Preferred Stock”) held directly or indirectly by the Selling Stockholders issued to investors in a private placement offering on September 30, 2025 (the “September 2025 Private Placement”) and subsequent private placement offering on October 21, 2025 (the “October 2025 Private Placement” and together, with the September 2025 Private Placement, the “2025 Private Placements”); (ii) 2,383,391 shares of Common Stock issuable upon the exercise of warrants issued to investors in the 2025 Private Placements, (iii) an aggregate of 1,042,711 shares of Common Stock issued to debtholders upon the conversion of convertible debt and (iv) 2,431,752 shares of Common Stock.

The Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholder” beginning on page 78.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, will sell the Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the Shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder following the effective date of this registration statement. We provide more information about how Selling Stockholders may sell their Shares in the section titled “Plan of Distribution” on page 80.

We are registering the Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders; however we may receive proceeds upon the exercise of outstanding warrants for shares of Common Stock covered by this prospectus. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

On April 15, 2025, our Board of Directors and our stockholders that have a majority of our voting power approved an amendment to our articles of incorporation (as amended, the “Articles of Incorporation”) to effect the reverse stock split (which includes the outstanding Series A Preferred Stock and Common Stock of the Company at a 1-for-6 ratio). The reverse stock split was effective on August 27, 2025 the (“Reverse Stock Split”). The share and per share data presented herein have been retroactively adjusted to reflect the Reverse Stock Split.

Our Common Stock is currently listed on the NYSE American LLC (“NYSE American”) under the symbol “CITR.” On February 13, 2026, the last reported sale price of our common stock was $7.33 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See “Risk Factors”, and “Prospectus Summary - Implications of Being a Smaller Reporting Company.”

We are a “Controlled Company” as defined under the listing rules of NYSE American because, and as long as, Mr. Theodore Ralston, our Chairman of the Board of Directors, holds more than 50% of the Company’s outstanding voting power, he will exercise control over the management and affairs of the Company and matters requiring stockholder approval, including the election of the Company’s directors. For so long as we remain a Controlled Company under that definition, we are permitted to elect, and intend, to rely on certain exemptions from the corporate governance rules of NYSE American, including:

•	an exemption from the rule that a majority of our board of directors must be independent directors;
•

an exemption from the rule that the compensation of our officers must be determined or recommended to the board of directors by a majority of our independent directors or by a compensation committee that is composed entirely of independent directors; and

•	an exemption from the rule that our director nominees must be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page [11].

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2026.

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 8,154,280 Shares issued directly to the Selling Stockholders. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission, or the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

References to “the Company,” “we,” “CITR,” “us,” “our” and words of like import refer to us and our subsidiaries, including Mighty Fire Breaker, LLC, unless the context indicates otherwise. References to CitroTech Inc. and Mighty Fire Breaker, LLC, refer to the business and operations of CitroTech Inc. and Mighty Fire Breaker, LLC, as the case may be, unless the context indicates otherwise.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Our Business

CitroTech Inc., (“CITR,” “we,” “us,” or the “Company”) is a specialty chemical company with an environmentally safe fire inhibitor that can be used in the wildfire prevention and asset protection market as well as the wood products and lumber industry.

Company founder, Mr. Steve Conboy set out to develop a formula for a product that would be both effective and environmentally friends. On January 3, 2022, the Company formed Mighty Fire Breaker, LLC, an Ohio limited liability company (“MFB Ohio”), with the intention to acquire all the intellectual property of MFB California, in connection with the flame retardant and flame suppression segments of the environmental industry, including patents and pending patents.

On April 13, 2022, the Company, MFB Ohio, MFB California and Mr. Conboy, the sole member of MFB California, entered into a Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company (i) acquired all membership interests of MFB California, (ii) acquired all intellectual property owned by MFB California and Mr. Conboy, (iii) issued 1,000,000 shares of Series C Convertible Preferred Stock, par value of $0.0001 per share of the Company (“Series C Convertible Preferred Stock”), valued at $4,200,000 at closing to Mr. Conboy and (iv) agreed to provide a 10% royalty to Mr. Conboy on gross sales before taxes of the MFB Ohio product.

Since MFB Ohio acquired MFB California and the intellectual property from MFB California and Mr. Conboy, the Company has continued to develop many formulations based on its intellectual property and Mr. Conboy has remained involved with the Company as a technical consultant. Mr. Conboy is not an employee of the Company. His management and his services include supervision of product blending at the Company’s facility located in Oceanside, California according to the formulas developed by Mr. Conboy, and the development of new products and formulas as the Company’s Chief Technology Officer, pursuant to the Consulting Agreement discussed below.

The Purchase Agreement contemplated the parties entering into a separate royalty agreement related to sales of the MFB Ohio product. However, the Company and Mr. Conboy mutually agreed not to enter into a separate royalty agreement and instead entered into a Consulting Agreement, dated January 26, 2025, effective as of March 1, 2025 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Conboy will serve as the Company’s Chief Technology Officer, Mr. Conboy will receive a monthly fee of $35,000 beginning on March 1, 2025, and the Company has the right, but not the obligation, at any time upon written notice to Mr. Conboy, to purchase the royalty from Mr. Conboy for the amount of $7,500,000. The Purchase Agreement also states that Mr. Conboy is entitled to appoint one member on the Board of Directors of the Company. As of the date of this prospectus, Mr. Conboy has not exercised such right.

Our current product is CitroTech, which is utilized in wildfire prevention and protection and to treat lumber to inhibit fire. In addition, we are developing a coating to treat lumber during manufacture prior to distribution. Our product is sustainable, because it is made of food-grade ingredients derived from corn, fruits and other renewable sources. Our current customer base is mainly comprised of homeowners, developers and fire departments in the Western United States. Homeowners and developers use our product to proactively spray wood framing during construction to treat the property prior to the occurrence of fires. We install systems to deploy our product remotely to provide a buffer zone around properties to prevent combustion. Fire Departments use our product to proactively spray around controlled burns and areas that traditionally have active wildfire risk to prevent expansion of the burn area.

As of the date of this prospectus, the Company has received the EPA Safer Choice award twice and has been awarded the UL GreenGuard Gold status (demonstrates minimal impact on the indoor smoke environment in the long period). CitroTech is the first and only EPA recognized fire inhibitor (safe for the environment) that has been adopted by departments throughout the State of California. In addition, MFB Ohio entered into a Partnership Agreement between MFB Ohio and the U.S. Environmental Protection Agency (the “EPA”) on August 26, 2022 (the “EPA Partnership Agreement”). Under the EPA Partnership Agreement, MFB Ohio agreed to participate in EPA Safer Choice’s surveillance and auditing program, which consists primarily of annual desk audits and triennial on-site audits. The EPA Partnership Agreement has a term of three years and may be renewed by mutual agreement prior to the expiration date. During 2025, the Company initiated the audit process with the EPA to review and extend the Partnership Agreement.

The Company intends to expand its patent portfolio and technology to provide environmentally safe product alternatives. MFB Ohio has developed and is in the initial phases of marketing wood coatings using its safe, environmentally friendly technology. MFB Ohio provides a self-contained sprinkler system containing its patented CitroTech product that can be proactively deployed in advance of wildfires (the “Proactive Wildfire Defense System”) on residential and commercial properties, thereby reducing the fire risk to the structures.

The Company is also in discussions with insurance companies to reduce the fire risk and help ensure properties in the Wildland Urban Interface, a transitional zone where developed areas meet wilderness and face heightened risk of catastrophic wildfires, remain insurable. There is a wildfire base insurance shortage in 11 Western States. In those States, insurance companies are refusing to provide coverage on new construction and will not renew existing policies, resulting in cancelation of policies. CitroTech is partnering with a large insurance broker to offer insurance to our customers if they utilize our Proactive CitroSafe System in their properties. Our product is currently in the proof-of-concept phase and beginning to generate revenues across several markets.

Our management is comprised of five individuals: Wes Bolsen, our Chief Executive Officer and member of the Board of Directors; Andrew Hotsko, our Chief Operating Officer; Nanuk Warman, our Chief Financial Officer; Stephen Conboy, who is our Chief Technology Officer; and Anthony Newton, who is our General Counsel. As of the date of this prospectus, board members Ted Ralston and Craig Huff have approximately 99% of the voting power through their ownership of Series A Preferred Stock, which has super voting rights, and substantially controls all corporate matters.

1

Business Model

Principal product, services and markets

The Company’s subsidiary MFB holds various intellectual property in the form of patents and trademarks in the fields of environmentally-friendly specialty chemicals for fire inhibiting, mapping and tracking of inhibitors and dispersion . The Company and MFB have obtained multiple certifications and accreditations in this industry for their CitroTech product, such as being the only United States Environmental Protection Agency (“EPA”) Safer Choice approved, long-term fire retardant, awarded UL GreenGuard Gold status, and California Bioassay water approval. The EPA Safer Choice award recognizes achievements in the design, manufacture, promotion, selection and use of products with safer chemicals, that furthers outstanding or innovative source reduction, including work that results in cleaner air or water. UL GreenGuard Gold recognizes demonstrated product sustainability and commitment to increased health through products that have low chemical emissions.

Future Markets Insights, a market researcher in Pimpri-Chinchwad, India, projects that the fire-retardant market is forecast to be $13.6 billion dollars globally by 2034. MFB markets its product to home, industrial and commercial users, as well as fire departments.

Distribution methods

CitroTech Inc. ships directly from its Oceanside, California facility, and has product available to fulfill orders. The Company’s product is blended in Oceanside, California by Chief Operating Officer, Andrew Hotsko. Under his supervision, whereafter the product is shipped directly to customers or delivered to regional retailers for sale to smaller consumers.

Competitive business conditions and the Company’s competitive position in the industry

The fire-retardant market has been status quo for many years without significant innovation. A study at the University of Southern California published in Environmental Science and Technology explained that the fire retardant industry is known for having products containing toxic metals that are not environmentally safe, and are considered not friendly toward humans, wildlife, fish, water, and plants. CitroTech is an all-green fire retardant. We feel that CitroTech Inc’s products will be sold at a price that can be competitive in many markets, including western states where wildfires occur, and areas of the United States where there is new home construction relating to population growth, such as Florida and Texas. Our industry is evolving rapidly and is becoming increasingly competitive. Competitors, such as Perimeter Solutions, SA have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Competitors, such as Perimeter Solutions, SA have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to marketing, website and systems development than we do. In the lumber and wood products industry, we anticipate the significant competition from the incumbent pressure treated lumber industry, as the CitroTech solution for topical application of lumber for Class A fire rating starts to gain market share. This includes companies like Hoover Treated Wood Products.

Patents, trademarks and licenses and their duration

MFB currently holds 31 granted patents and 56 pending patent applications. The granted patents include MFB’s main chemistry and applications. MFB has 21 trademarks and various copyrights.

2

Need for government approval of principal product or services.

Use of MFB’s product on government land is likely to require listing on the US Forest Service Qualified Products List (QPL) but in certain circumstances may be able to apply on lands where the EPA Safer Choice designation is accepted. CitroTech Inc. is in the process of determining the scope of any permit and certification requirements. Once completed, the company will obtain required permits and certificates.

Effect of existing or probable government regulations on the business

CitroTech Inc. tracks all proposed regulatory changes and makes commercially reasonable efforts to comply in advance. The company maintains an advisory board of retired high-level fire officials that watch such changes for the Company. CitroTech also retains legal counsel that is experienced in this regard.

Cost and effects of compliance with environmental laws

Expenses for initial permit and certification applications with the EPA have been paid. CitroTech expects annual costs for EPA certifications to be not more than $10,000. We may spend up to $100,000 in other environmental and USFS QPL testing in the year ahead.

Recent Developments

Reverse Stock Split

On April 15, 2025, our Board of Directors and our stockholders that have a majority of our voting power approved an amendment to our Articles of Incorporation to effect the Reverse Stock Split (which includes the outstanding Series A Preferred Stock and Common Stock of the Company at a 1-for-6 ratio). On July 8, 2025, we filed Articles of Amendment of the Company’s Articles of Incorporation (the “Amendment”) with the Secretary of State of the State of Wyoming for a 1-for-6 Reverse Stock Split. The Reverse Stock Split was effective on August 27, 2025.

The Reverse Stock Split will not impact the number of authorized shares of Common Stock, which will remain at 1,000,000,000 shares. Unless otherwise noted, the share and per share information in this prospectus reflects, other than in our historical financial statements and the notes thereto, the Reverse Stock Split at a ratio of 1-for-6.

Name Change

On December 1, 2025, our stockholders that have a majority of our voting power approved an amendment to our Articles of Incorporation to effect change the name of the Company to “CitroTech Inc.” (the “Name Change”). On January 5, 2026, we filed Articles of Amendment of the Company’s Articles of Incorporation with the Secretary of State of the State of Wyoming to effectuate the Name Change. The Name Change was effective on January 22, 2026.

Summary of Risks Associated with our Business and Operations

Our business is subject to a number of risks that you should be aware of before making an investment decision to purchase our securities. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” beginning on page [11] in deciding whether to invest in our securities. Significant risks include, but are not limited to, the following:

3

Risks Relating to our Common Stock and Securities

•	Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our Common Stock could incur substantial losses.
•	Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.
•	We do not expect to declare any Common Stock cash dividends in the foreseeable future.

Risks Relating to Our Business

•	The report of the independent registered public accounting firm on our 2024 and 2023 financial statements contains a going concern qualification.
•

We are controlled by two board members Ted Ralston and Craig Huff, who have approximately 99% of the voting power through their ownership of Series A Preferred Stock, which has super voting rights, and substantially controls all corporate matters. Because the stockholders control the outcome of all stockholder votes and thus, the vote of other stockholders is less valuable.

•

If we are unable to expand our base of customers, our future growth and operating results could be adversely affected.

Regulatory approvals for fire retardant treated wood products as well as the ability to be listed on the Federal QPL may slow product sales or prevent it from getting into the market

•	If we are unable to expand our base of raw material suppliers, our future growth and operating results could be adversely affected.
•	Various factors outside our direct control may adversely affect the manufacturing and distribution of our product.
•	Interruption of our supply chain could affect our ability to produce or deliver our product and could negatively impact our business and profitability.
•	We are subject to the seasonality of wildfires that may occur by acts of God that are inconsistent and unpredictable.
•

We are relying exclusively on the skills and expertise of a five-person management team: Wesley Bolsen, our Chief Executive Officer and member of the board of directors, Andrew Hotsko, who is our Chief Operating Officer, Nanuk Warman, our Chief Financial Officer, Stephen Conboy, who is our Chief Technology Officer and Anthony Newton, who is our General Counsel.

•	Since we have a limited operating history, it is difficult for potential investors to evaluate our business.
•	We do not currently have sufficient cash flow to maintain our business.
•	Increased operating costs and obstacles to cost recovery due to the pricing and cancelation terms of our raw materials and support services contracts may constrain our ability to make a profit.
•	Governmental regulations relating to environmental product may subject us to significant liability.
•	If we do not have sufficient product liability insurance, we may be subject to claims that are in excess of our net worth.

Risks Relating to our Indebtedness

•	We are highly leveraged.
•	We could incur additional indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks we now face could increase.

Risks Relating to CitroTech Inc.

•	Changes in consumer preferences or discretionary consumer spending could harm our performance.
•	We may become subject to potential claims for product liability.
•	Increases in prices of commodities needed to manufacture our product could adversely affect profitability.

4

Our Corporate Information

We were originally incorporated in Nevada on March 14, 1990. Our principal executive offices are located at 6400 S. Fiddlers Green Cir., Suite 300, Greenwood Village, Colorado 80111. Our telephone number is (800) 401-4535, and our email address is info@citrotech.com. Our website is www.citrotech.com.

We do not incorporate the information on or accessible through our websites into this Registration Statement, and you should not consider any information on, or that can be accessed through, our websites a part of this Registration Statement.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), meaning that the market value of our stock held by non-affiliates is less than $700 million as of our most recently completed second fiscal quarter and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as of our most recently completed second fiscal quarter. As a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not smaller reporting companies.

As a result of qualifying as a smaller reporting company, to the extent we take advantage of the allowable reduced reporting burdens, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

Implications of being a Controlled Company

As long as Mr. Theodore Ralston, our Chairman of the Board of Directors holds more than 50% of the voting power of our Company, we will be a “controlled company” as defined under the listing rules of NYSE American. As a controlled company, we are permitted to rely on certain exemptions from the corporate governance rules of NYSE American, including:

•	an exemption from the rule that a majority of our board of directors must be independent directors;
•

an exemption from the rule that the compensation of our officers must be determined or recommended to the board of directors by a majority of our independent directors or by a compensation committee that is composed entirely of independent directors; and

•	an exemption from the rule that our director nominees must be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors.

We intend to rely on the “controlled company” exemption under the listing rules of NYSE American. As a result, you may not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

5

THE OFFERING

Common Stock offered by the Selling Stockholders:	Up to 8,154,280 shares of Common Stock.

Common stock outstanding after completion of this offering:	26,957,510 shares.(1)

Use of proceeds:

We will not receive any of the proceeds from any sale of the Shares by the Selling Stockholders. We may receive proceeds upon the exercise of outstanding warrants for shares of Common Stock covered by this prospectus. See “Use of Proceeds.”

Any proceeds will be used to fund the research and development, commercialization and sales of the Company’s core products.  It will be used to fund necessary operating and business expenses as well as expanding the product portfolio that the company has to offer through outside research agreements or partnerships or joint ventures. The proceeds may fund working capital or raw material purchases to be able to manufacture and sell products.

Dividend policy:	We do not anticipate paying any cash dividends on our Common Stock. We expect that, for the foreseeable future, any earnings will be reinvested in our business.

NYSE symbol:	“CITR”

Risk Factors:

You should carefully read and consider the information set forth under the heading “Risk Factors,” beginning on page [12] of this prospectus and all other information set forth in this prospectus before deciding to invest in our Common Stock.

Transfer Agent Registrar:	Colonial Stock Transfer Co., Inc.

(1) Unless we indicate otherwise, the number of shares of our Common Stock is based on 18,803,230 shares of Common Stock outstanding as of February 16, 2026.

Except as otherwise indicated, all information in this prospectus:

•	is based on 18,803,230 shares of Common Stock issued and outstanding as of February 16, 2026 ;
•	does not reflect 166,667 shares of Common Stock issuable upon exercise of common stock purchase warrants with an exercise price of $0.06;
•

does not reflect 395,835 shares of Common Stock issuable upon conversion of 118,750 shares of Series C Convertible Preferred Stock that are convertible on demand by the stockholder at the rate of approximately 3.34 shares of Common Stock for each share of Series C Convertible Preferred Stock.

6

SUMMARY FINANCIAL DATA

The following information as of December 31, 2024 and 2023, and for the years then ended, has been derived from our audited consolidated financial statements which appear elsewhere in this prospectus and the following information as of September 30, 2025 and for the nine months ended September 30, 2025 and 2024, has been derived from our unaudited interim consolidated financial statements which appear elsewhere in this prospectus.

The following summary financial data should be read in conjunction with the sections entitled “Capitalization” and  “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each of which are included elsewhere in this prospectus.

Our historical results for the periods presented below are not necessarily indicative of the results to be expected for any future periods.

Consolidated Statements of Operations Information:

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2025	2024	2024	2023
Revenue	$1,945,232	$738,729	$808,372	$520,645
Operating expenses	$12,659,025	$4,844,042	$6,113,050	$10,618,583
Loss from operations	$(10,713,793)	$(4,105,313)	$(5,304,678)	$(10,097,938)
Other expense	$(20,022,838)	$(977,039)	$(1,577,044)	$(4,328)
Net loss	$(30,736,631)	$(5,082,352)	$(6,881,722)	$(10,102,266)
Weighted average common shares outstanding - basic and diluted	10,673,390	9,165,597	8,382,753	16,110,578
Net loss per common share - basic and diluted	$(2.88)	$(0.55)	$(0.84)	$(0.60)

Consolidated Balance Sheet Information:
	As of September 30,	As of December 31,
	2025	2024	2023
Current assets	$6,195,974	$1,617,478	$1,218,056
Long term assets	$5,005,882	$3,860,212	$4,085,088
Current liabilities	$2,973,628	$2,161,883	$1,617,785
Noncurrent liabilities	$-	$-	$50,047
Series A Preferred Stock, par value $0.0001 per share, designated 10,000,000 shares; 10,000,000 shares issued and outstanding	$34	$167	$167
Series C Convertible Preferred Stock, par value $0.0001 per share, designated 10,000,000 shares; 763,700, 3,001,969 and 2,273,499 issued and outstanding, respectively	$76	$300	$227
Common Stock par value $0.0001 per share, authorized 1,000,000,000 shares; 17,702,912, 6,140,264 and 16,257,565 shares issued and outstanding, respectively	$1,770	$614	$1,626
Additional paid in capital	$115,609,688	$79,680,114	$72,436,958
Common Stock to be issued - 0, 0 and 500,000 shares, respectively	-	$-	$180,000
Subscription received - 0, 0 and 183,333 shares of Series C Convertible Preferred stock to be issued, respectively	$-	$-	$500,000
Accumulated deficit	$(107,102,019))	$(76,365,388)	$(69,483,666)
Total stockholders’ equity	$8,509,682	$3,315,807	$3,635,312

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

These risks and uncertainties, many of which are beyond our control, include, and are not limited to:

•	Risk of going concern opinion from our auditors, indicating the possibility that we may not continue to operate;

•	Due to limited operating history, it may be difficult for potential investors to evaluate our business;

•	Our stock price has fluctuated in the past, has recently been volatile and may be affected by limited trading volume and price fluctuations;

•

Upon exercise of our outstanding options or warrants and upon conversion of our Series C Convertible Preferred Stock, we will be obligated to issue a substantial number of additional shares of Common Stock which will dilute our present stockholders and may cause our stock price to decline;

•

We may issue preferred stock without approval of our stockholders and have other antitakeover defenses which may make it more difficult for a third party to acquire us and could depress our stock price;

•	We do not intend to pay cash dividends for the foreseeable future;

•	Our ability to raise the necessary financing for the development of our business and the terms of any financing which we are able to raise;

•	Our ability to obtain and enforce any United States and foreign intellectual property we may seek;

•	Our ability to generate sufficient revenue from our contract services to cover our operating expenses;

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•	Our ability to establish a distribution network for the marketing and sale of any of our product;

•

Our ability to establish manufacturing facilities in compliance with EPA manufacturing practices or to enter into manufacturing agreements for the manufacture of our product in an EPA approved manufacturing facility;

•	Our ability to enter into a joint venture or other strategic relationship with respect to any of our proposed product;

•

The ability of the other party to any joint venture or strategic relationship to implement successfully any plans for the development, manufacturing and marketing of our product subject to the joint venture or strategic relationship;

•	Our ability to evaluate potential acquisitions, and the consequences of our failure to accurately evaluate the acquisitions;

•	Our ability to integrate any business we acquire with our business;

•	Changes in national, regional and local government regulations, taxation, controls and political and economic developments in the market for our product;

•	Our ability to obtain and maintain any permits or licenses necessary for our business, including listing on CalTrans Approved Material Lists (AML) or the USFS ground-based QPL listing ;

•	Our ability to identify, hire and retain qualified executive, administrative, regulatory, research and development, and other personnel;

•	Our ability to negotiate distribution on favorable terms with companies that have experience in marketing product such as ours;

•	The costs associated with defending and resolving pending and potential legal claims, even if such claims are without merit;

•	The effects of competition on our product and to price, market and sell our product;

•	Our ability to achieve favorable pricing for our product with third party material suppliers;

•	Our ability to accurately estimate anticipated expenses, capital requirements and needs for additional financing;

•	Our ability to accurately estimate the timing, cost or other aspects of the commercialization of our product candidates;

•	Actions by third parties to either sell or purchase our Common Stock in quantities that would have a significant effect on our stock price;

•	Risks generally associated with development stage companies;

•	Current and future economic and political conditions;

•	The impact of changes in accounting rules on our financial statements; and

•	Other assumptions described in this prospectus.

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The forward-looking statements in this prospectus speak only as of the date of this prospectus and you should not place undue reliance on any forward-looking statements. Forward-looking statements are subject to certain events, risks, and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this prospectus as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in this prospectus include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The risks set forth below are not the only risks facing us. Additional risks and uncertainties may exist that could also adversely affect our business, prospects or operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or a significant part of your investment.

Risks Relating to our Common Stock and Securities

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our Common Stock could incur substantial losses.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future. We may incur rapid and substantial decreases in our stock price in the foreseeable future that are unrelated to our operating performance or prospects. The market price for our Common Stock may be influenced by many factors, including the following:

●	investor reaction to our business strategy;

●	the success of competitive products or technologies;

●	regulatory or legal developments in the United States, especially changes in laws or regulations applicable to our product;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	our ability or inability to raise additional capital and the terms on which we raise it;

●	declines in the market prices of stocks generally;

●	our public disclosure of the terms of any financing which we consummate in the future;

●	our failure to become profitable;

●	our failure to raise working capital;

●	cancellation of key contracts;

●	our failure to meet financial forecasts we publicly disclose;

●	trading volume of our Common Stock;

●	sales of our Common Stock by us or our stockholders; and

●	general economic, industry and market conditions.

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These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance. Since the stock price of our Common Stock has fluctuated in the past, has been recently volatile and may be volatile in the future, investors in our Common Stock could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects. There can be no guarantee that our stock price will remain at current prices or that future sales of our Common Stock will not be at prices lower than those sold to investors.

Additionally, recently, securities of certain companies have experienced significant and extreme volatility in stock price due short sellers of shares of Common Stock, known as a “short squeeze.” These short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at a significantly inflated rate that is disconnected from the underlying value of the company. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks have abated. While we have no reason to believe our shares would be the target of a short squeeze, there can be no assurance that we won’t be in the future, and you may lose a significant portion or all of your investment if you purchase our shares at a rate that is significantly disconnected from our underlying value.

Market prices for our Common Stock will be influenced by a number of factors, including:

●	the issuance of new equity securities of the Company pursuant to a future offering, including issuances of preferred stock;

●	the introduction of new products or services by us or our nearest market competitor;

●	changes in interest rates;

●

competitive developments, including announcements by our nearest market competitor of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	variations in our quarterly operating results;

●	change in financial estimates by securities analysts;

●	a limited amount of news and analyst coverage for our Company;

●	the depth and liquidity of the market for our shares of Common Stock;

●	sales of large blocks of our Common Stock, including sales by our major stockholders, any executive officers or directors appointed in the future, or by other significant stockholders;

●	investor perceptions of our Company; and

●	market price fluctuations may negatively affect the ability of investors to sell our shares at consistent prices.

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Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

Sales of large blocks of our Common Stock could depress the price of our Common Stock. The existence of these shares and shares of Common Stock that may be issuable upon conversion or exercise, as applicable, of outstanding shares of convertible preferred stock, warrants and options create a circumstance commonly referred to as an “overhang” which can act as a depressant to our Common Stock price. The existence of an overhang, whether or not sales have occurred or are occurring, also could make our ability to raise additional financing through the sale of equity or equity-linked securities more difficult in the future at a time and price that we deem reasonable or appropriate. If our existing stockholders and investors seek to convert or exercise such securities or sell a substantial number of shares of our Common Stock, such selling efforts may cause significant declines in the market price of our Common Stock. In addition, the shares of our Common Stock in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock.

Risks Relating to Our Business

The report of the independent registered public accounting firm on our 2024 and 2023 financial statements contains a going concern qualification.

Our consolidated financial statements for 2024 and 2023 are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred losses since inception and has been dependent on related parties to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources, would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of increasing its revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations.

The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s Common Stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

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We are controlled by two principal stockholders. One of them serves as the Chairman of the Board and the other is a member of the board of directors.

As of the date of this prospectus, Mr. Theodore Ralston and Mr. Craig Huff hold 1,666,667 shares of the Series A Preferred Stock. Each share of the Series A Preferred Stock is entitled to vote 1,000 votes per share, and as such Mr. Ralston and Mr. Huff control approximately 99% of the vote, and the ability to control all other matters requiring the approval of our stockholders, including the election of all of our directors.

If we are unable to expand our base of customers, our future growth and operating results could be adversely affected.

We have committed and continue to commit resources to the expansion and increased marketing of our CitroTech™ product. If we are unable to market and sell our product to new customers, our ability to grow revenue and achieve profitability could be negatively impacted.

If we are unable to expand our base of materials suppliers, our future growth and operating results could be adversely affected.

We currently compound our product in house with materials supplied from manufacturers. There are no contracts in place with the suppliers. We have committed resources to expanding our supplier base. If we are unable to obtain additional sources for our materials, it could limit our ability to grow revenue and achieve profitability.

Various factors outside our direct control may adversely affect suppliers and distribution of our product.

Changes that our suppliers may make outside the purview of our direct control can have an impact on our processes, quality of our product, and the successful delivery of our product to our customers. Mistakes and mishandling are not uncommon and can affect supply and delivery. Some of these risks include:

●	compliance with the required regulatory standards;

●	transportation risk;

●	the cost and availability of components and supplies;

●	delays in analytical results or failure of analytical techniques that we will depend on for quality control and release of product; and

●	natural disasters, labor disputes, financial distress, raw material availability, issues with facilities and equipment, or other forms of disruption to business operations affecting our suppliers.

If any of these risks were to materialize, our ability to provide our product to customers on a timely basis would be adversely impacted.

We are subject to the seasonality of wildfires that may occur and acts of God that are inconsistent and unpredictable.

Our business is highly dependent on the needs of commercial property owners, residential homeowners and government agencies to suppress fires. As such, our financial condition and results of operations are significantly impacted by weather as well as environmental and other factors affecting climate change, which impact the number and severity of fires in any given year. Historically, sales of our product have been higher in the summer season of each calendar year due to weather patterns which we believe are generally correlated to a higher prevalence of wildfires; however, one example of an exception to this seasonality is the wildfires in Los Angeles, California during January 2025.

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We rely exclusively on the skills and expertise of a five-person management team in conducting our business

We are relying exclusively on the skills and expertise of a five-person management team in conducting our business: Wesley Bolsen, our Chief Executive Officer and board member, Nanuk Warman, our Chief Financial Officer, Andrew Hotsko, who is our Chief Operating Officer, Stephen Conboy, who is our Chief Technology Officer and Anthony Newton, who is our General Counsel. Our Chief Financial Officer, Chief Technology Officer, and General Counsel do not devote all of their time to managing the Company. Without all of the officers being full-time officers, we may not have sufficient devoted time and effort to our commercialization efforts, or efforts to find and raise additional capital, or manage our business, which could impair our ability to succeed in our business plan and could cause investment in our Company to lose value.

Since we have a limited operating history, it is difficult for potential investors to evaluate our business.

Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation in March of 1990, we have not generated enough revenues to exceed our expenses. MFB California acquired MFB Ohio and its portfolio of intellectual property in April 2022 and entered the fire retardant and fire suppression industry as of that date. As a result, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications, and delays inherent in new business lines. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. Our business is dependent upon the implementation of our business plan. We may not be successful in implementing such a plan and cannot guarantee that, if implemented, we will ultimately be able to attain profitability.

Increased operating costs and obstacles to cost recovery due to the pricing and cancelation terms of our raw materials and support services contracts may constrain our ability to make a profit.

Our profitability can be adversely affected to the extent we are faced with cost increases for raw materials, wages, or other labor-related expenses, especially when we cannot recover such increased costs through increases in the prices for our product and services. In some cases, we will have to absorb any cost increases, which may adversely impact our operating results.

If we do not have sufficient product liability insurance, we may be subject to claims that are in excess of our net worth.

The Company currently has product liability insurance. However, in the event of major claims from the use of our product, it is possible that our product liability insurance will not be sufficient to cover claims against us. We cannot assure you that we will not face liability arising out of the use of our product which is significantly in excess of the limits of our product liability insurance. In such event, if we do not have the funds or access to the funds necessary to satisfy such liability, we may be unable to continue in business.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition, or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints, and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

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Management is in the process of putting proper policies and procedures in place to ensure proper documentation is established and maintained for transactions that the Company enters into. While we believe these efforts will improve our internal controls and address the underlying causes of the material weakness, such material weakness will not be remediated until our remediation plan has been fully implemented and we have concluded that our controls are operating effectively for a sufficient period of time. We cannot be certain that the steps we are taking will be sufficient to remediate the control deficiencies that led to our material weakness in our internal control over financial reporting or prevent future material weaknesses or control deficiencies from occurring. While we are working to remediate the material weakness as timely and efficiently as possible, at this time we cannot provide an estimate of costs expected to be incurred in connection with the implementation of this remediation plan, nor can we provide an estimate of the time it will take to complete this remediation plan. Even if management does establish effective remedial measures, we cannot guarantee that those internal controls and disclosure controls that we put in place will prevent all possible errors, mistakes, or all fraud.

Risks Relating to MFB

Changes in consumer preferences or discretionary consumer spending could harm our performance.

The success of our business depends, in part, upon the continued popularity of our product, and shifts in these consumer preferences could negatively affect our future profitability.

Negative publicity over certain environmental products may adversely affect demand for our product and could result in a decrease in our revenues, which could materially harm our business. Additionally, our success depends, in part, on a builder preference for our product and, to an extent, on numerous factors affecting operational budgeting, including economic conditions and customer confidence.

A decline in operational budgeting or economic conditions could reduce guest traffic or impose practical limits on pricing, either of which could harm our business, financial condition, operating results, or cash flow.

We may become subject to potential claims for product liability.

Our business could expose us to claims for personal injury from contamination of our product. We believe that our product’s quality is carefully monitored through regular product testing, but we may be subject to liability as a result of customer or distributor misuse or storage. The Company maintains product liability insurance against certain types of claims in amounts which it believes to be adequate. The Company also maintains an umbrella insurance policy that it considers to be sufficient to cover claims made above its product liability insurance limits. Although no claims have been made against the Company or its distributors to date and the Company believes its current level of insurance to be adequate for its current business operations, it is possible that such claims will arise in the future, and the Company’s policies may not be sufficient to pay for such claims.

Increases in prices of commodities needed to manufacture our product could adversely affect profitability.

The ingredients and materials needed to manufacture and package our product are subject to the commodities markets’ normal price fluctuations. Any increase in the price of those ingredients and materials that cannot be passed along to the consumer will adversely affect our profitability. Any prolonged or permanent increase in the cost of the raw ingredients to manufacture our product may in the long term make it more difficult for us to earn a profit.

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Risks Related to Regulatory and Legal Matters

Our product is provided to emergency services personnel and is intended to protect lives and property, so we are subject to heightened liability and reputational risks if our product fails to provide such protection as intended.

Our environmentally-friendly specialty chemical fire inhibitor is provided to, among other customers, emergency services personnel and is intended to protect lives and property, so we are subject to heightened liability risks if our product fails to provide such protection. While our product is effective in retarding fires, there is no guarantee such product will be able to stop all fires due to their unpredictability and variation in size and/or speed in which a fire is burning. In addition, fires need to be fought with the cooperation and assistance of local fire authorities as well as the additional tools and resources that they bring. Therefore, while we recognize the importance of the role our product plays in these critical efforts, our product is not the only factor in fighting fires and therefore we cannot guarantee that our product will always be able to protect life and property. Any failure to do so could have an adverse effect on our business.

We manufacture a product used to help prevent fires from starting. The product we manufacture may be used in applications and situations that involve high levels of risk of personal injury. Failure to use our product for its intended purpose, failure to use our product properly or the malfunction of our product could result in serious bodily injury or death of the user. In such cases, we may be subject to product liability claims arising from the design, manufacture or sale of our product. If these claims are decided against us, and we are found to be liable, we may be required to pay substantial damages, and our insurance costs may increase significantly as a result. We cannot assure you that our indemnity and insurance coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other indemnity or insurance coverage will continue to be available or, if available, that we will be able to obtain insurance at a reasonable cost. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations.

Our product is subject to extensive government scrutiny and regulations, including the EPA and US Forest Service. There can be no assurance that such regulations will not change and that our product will continue to be approved for usage.

We are subject to regulations by federal government authorities. We need to pass the US Forest Service QPL listing process for ground-based long-term fire retardants to be able to sell into many U.S. markets, In addition, we need to pass the EPA audit process every three years, which is a rigorous process that requires the product passing several tests and standards, including toxicity, corrosion and stability. We are also subject to ongoing reviews of our product, manufacturing processes and facilities by government authorities, and such agencies may at times be involved in challenges by outside groups, and as a result, the Company may be required to produce product data and comply with detailed regulatory requirements.

The Frank R. Lautenberg Chemical Safety for the 21st Century Act modified the Toxic Substances Control Act (“TSCA”), by requiring the EPA, to prioritize and evaluate the environmental and health risks of existing chemicals and provided the EPA with greater authority to regulate chemicals posing unreasonable risks. According to this statute, the EPA is required to make an affirmative finding that a new chemical will not pose an unreasonable risk before such chemical can go into production. These laws and regulations increase the complexity and costs of transporting our product to our customers. Further changes to these and similar regulations could restrict our ability to expand, build or acquire new facilities, require us to acquire costly control equipment, cause us to incur expenses associated with remediation of contamination, cause us to modify our manufacturing or shipping processes or otherwise increase our cost of doing business and have a negative impact on our business, financial condition and results of operations. In addition, the adoption of new laws, rules or regulations related to climate change poses risks that could harm our results of operations or affect the way we conduct our businesses. For example, new or modified regulations could require us to make substantial expenditures to enhance our environmental compliance efforts. New or stricter laws and regulations may be introduced that could result in additional compliance costs and prevent or inhibit the development, manufacture, distribution and sale of our product. Such outcomes could adversely impact our business, financial condition and results of operations.

Our product or facility could have environmental impacts and side effects.

If the product we sell does not have the intended effects, our business may suffer and it may be subject to product liability or other legal actions. Our product contains innovative combinations of materials. We have received third-party testing demonstrating the reduced toxicity and flammability of our product, however, this is limited in scope and therefore, does not present all the potential side effects and/or the product’s interaction with animal biochemistry. In a UL GreenGuard Certification Program Profile Study Test Report dated June 21, 2022, UL determined that our product contained less than 0.001 parts per million of formaldehyde and total aldehydes. As a result, while our product could have minimal impact on the environment, the scope of that impact is currently unknown.

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Legal and regulatory claims, investigations and proceedings may be initiated against us in the ordinary course of business. The outcomes and the amounts of any damages awarded, or fines or penalties assessed, cannot be predicted, and could have a material adverse effect on our reputation as well as our business, financial condition and results of operations.

We may be the subject of litigation by customers, suppliers and other third parties. A significant judgment against us, the loss of a significant permit, license or other approval, or a significant fine, penalty or contractual dispute could have a material adverse effect on our business, financial condition and results of operations. Litigation is expensive, time consuming and may divert management’s attention away from the operation of the business. The outcome of litigation can never be predicted with certainty and an adverse outcome in any of these matters could have a material adverse effect on our reputation as well as our business, financial condition and results of operations.

Risks Relating to Our Indebtedness

We are highly leveraged.

As of December 31, 2025, our outstanding indebtedness was $2,491,705. This indebtedness includes: (i) principal amount of $300,000 incurred in connection with convertible notes issued during July 2024 to February 2025; (ii) a $2,000,000 convertible note issued to a related party; (iii) $167,671 was for accrued interest related parties; and (iv) $24,034 recorded as accounts payable.

The material terms of the convertible notes issued during July 2024 to February 2025, giving effect to the Reverse Stock Split are: (i) a 12-month maturity; (ii) 10% interest per annum, capitalized on the maturity date; (iii) conversion rights in the amount of the principal, divided by a fixed conversion rate of 2.40; and (iv) warrant coverage at the rate of 0.20834 shares of Common Stock for each dollar of principal, at an exercise price of $3.00 per share.

Our leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industries, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations. This degree of leverage could have significant consequences, including:

●

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

●	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

●	limiting our ability to adjust to changing market conditions and placing us at a disadvantage compared to our nearest market competitor.

We could incur additional indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks we now face could increase.

If due to such a deterioration in our financial performance, our cash flows and capital resources were to be insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, if we were required to raise additional capital in the current financial markets, the terms of such financing, if available, could result in higher costs and greater restrictions on our business. If we were to need to refinance our existing indebtedness, the conditions in the financial markets at that time could make it difficult to refinance our existing indebtedness on acceptable terms or at all. If such alternative measures proved unsuccessful, we could face substantial liquidity problems.

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General Business Risks

We will be increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. In the ordinary course of business, we will collect, store and transmit confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such information. The size and complexity of our information technology systems, and those of third-party vendors, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners or vendors. These systems are also vulnerable to attacks by malicious third parties and may be susceptible to intentional or accidental physical damage to the infrastructure maintained by us or by third parties. Maintaining the secrecy of confidential, proprietary and/or trade secret information is important to our competitive business position. While we have taken steps to protect such information and have invested in systems and infrastructures to do so, there can be no guarantee that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination or misuse of critical or sensitive information. The increasing sophistication and frequency of cybersecurity threats, including targeted data breaches, ransomware attacks designed to encrypt our data for ransom and other malicious cyber activities, pose a significant risk to the integrity and confidentiality of our data systems. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other cause, could enable others to produce competing products, use our proprietary technology or information, and/or adversely affect our business position. Further, any such interruption, security breach, loss or disclosure of confidential information could result in financial, legal, business and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations and/or cash flow.

We could become subject to litigation that could be costly, result in the diversion of management’s time and efforts, require us to pay damages, and/or prevent us from developing or marketing our existing product or future products.

Our commercial success will depend in part on not having any adverse environmental claims, whether relating to product failure, violating the rights of third parties or violating applicable law. Any litigation or claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business, and harm our reputation. Further, as the number of participants in the environmental industry grows, the possibility of claims against us increases. If we are found to violate applicable law or the rights of third parties, we could be required to pay substantial damages, including treble, or triple, damages if an infringement is found to be willful, and/or royalties and could be prevented from selling our product.

We could become subject to patent litigation that could be costly, result in the diversion of management’s time and efforts, require us to pay damages, and/or prevent us from developing or marketing our existing product or future products.

Our commercial success will depend in part on not infringing the patents or violating the other proprietary rights of third parties. Any litigation or claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business, and harm our reputation. Further, as the number of participants in the environmental industry grows, the possibility of intellectual property infringement claims against us increases. If we are found to infringe the intellectual property rights of third parties, we could be required to pay substantial damages, including treble, or triple, damages if an infringement is found to be willful, and/or royalties and could be prevented from selling our product unless we obtain a license or are able to redesign our product to avoid infringement. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our product in a way that would not infringe the intellectual property rights of others. If we fail to obtain any required licenses or make any necessary changes to our product or technologies, we may have to withdraw our existing product from the market or may be unable to commercialize one or more of our future products, all of which could have a material adverse effect on our business, results of operations, and financial condition. If passed into law, patent reform legislation currently pending in the U.S. Congress could significantly change the risks associated with bringing or defending a patent infringement lawsuit. For example, fee shifting legislation could require a non-prevailing party to pay the attorney fees of the prevailing party in some circumstances.

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Our operating results and stock price may be volatile, and the market price of our Common Stock after this offering may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

●	market conditions in our industry or the broader stock market;

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	issuance of new or changed securities analysts’ reports or recommendations;

●	sales, or anticipated sales, of large blocks of our stock;

●	additions or departures of key personnel;

●	regulatory or political developments;

●	litigation, litigation-related indemnification and governmental investigations;

●	investors’ perception of us;

●	events beyond our control, such as weather and war; and

●	any default on our indebtedness.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management away from our business, which could significantly harm our profitability and reputation.

The availability of shares for sale in the future could reduce the market price of our Common Stock.

In the future, we may issue securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and Common Stock or just Common Stock. We may also issue securities convertible into our Common Stock. Any of these events may dilute your ownership interest in our Company and adversely impact our Common Stock’s price.

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Also, sales of a substantial amount of our Common Stock in the public market or the perception that these sales may occur could reduce our Common Stock’s market price and impair our ability to raise additional capital through the sale of our securities.

Our corporate organizational documents and provisions of state law to which we are subject will contain certain provisions that could have an anti-takeover effect and may delay, make more difficult, or prevent an attempted acquisition that you may favor or an attempted replacement of our board of directors or management.

In connection with this offering, we will amend and restate our Articles of Incorporation and Bylaws, and following completion of this offering, our Board of Directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. Our governing documents will have anti-takeover effects and may delay, discourage, or prevent an attempted acquisition or change of control or a replacement of our incumbent board of directors or management. Our governing documents will include provisions that:

●

authorize our board of directors, without further action by the stockholders, to issue up to 30,000,000 shares of Preferred Stock in one or more series, and with respect to each series, to fix the number of shares constituting that series, the powers, rights, and preferences of the shares of that series, and the qualifications, limitations and restrictions of that series;

●

specify that special meetings of our stockholders can be called only by our Board of Directors, the chairman of our Board of Directors, our president, or holders of a majority of the total voting power of all outstanding shares of our capital stock;

●	provide that our Bylaws may be amended by our board of directors without stockholder approval;
●

provide that no director may be removed when the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast;

●

provide that the Board of Directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would generally take at least two annual elections to replace a majority of the board of directors;

●

provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a vote of a majority of directors then in office, or, if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of the directors then in office, or (3) a sole remaining director;

●

provide that, subject to the express rights, if any, of the holders of any series of preferred stock, any amendment, modification, or repeal of, or the adoption of any new or additional provision, inconsistent with our Articles of Incorporation provisions relating to the removal of directors and the vote of our stockholders required to amend our Bylaws, requires the affirmative vote of the holders of majority of the voting power of our capital stock entitled to vote generally in the election of directors;

●

provide that the stockholders may amend, modify, or repeal our Bylaws, or adopt new or additional provisions of our Bylaws, only with the affirmative vote of majority of the voting power of our capital stock entitled to vote generally; and

●	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting.

In addition, certain provisions of Wyoming law, including a provision which restricts certain business combinations between a Wyoming corporation and certain affiliated shareholders, may delay, discourage, or prevent an attempted acquisition or change in control.

The indemnification provisions in our Articles of Incorporation and bylaws under Wyoming law may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers, and employees.

As permitted by Wyoming law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of us, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. We may also have contractual indemnification obligations under our agreements with our directors, officers, and employees. These indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, and employees that we may not recoup.

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Pursuant to the laws of the State of Wyoming, our Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of the Wyoming Business Corporation Act, or any transaction from which a director receives an improper personal benefit.

This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Wyoming, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We are classified as a “smaller reporting company,” and we cannot be sure if the reduced disclosure requirements applicable to smaller reporting companies will make our Common Stock less attractive to investors.

We are currently a “smaller reporting company.” Specifically, smaller reporting companies may provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting, and have certain other decreased disclosure obligations in their SEC filings. Reduced disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control the Company, you will not likely be able to elect directors or have any say in the Company’s policies.

Our stockholders are not entitled to cumulative voting rights. Consequently, a majority vote will decide the election of directors and all other matters requiring stockholder approval. As long as the Series A Preferred Stock is outstanding, the preferred stock will have voting rights representing 1,000 votes for each share of Series A Preferred Stock issued and outstanding. Theodore Ralston, who is our Chairman of the Board of Directors, as well as Craig Huff, a member of the board of directors, collectively hold 1,666,667 shares of our Series A Preferred Stock and have voting control of the Company. Mr. Theodore Ralston holds 1,364,141 shares of the Series A Preferred Stock, and as such Mr. Ralston controls approximately 81.1% of the vote and the ability to control all other matters requiring the approval of our stockholders, including the election of all of our directors.

We are a “controlled company” within the meaning of the NYSE American listing standards and, as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements. As a result, you do not and may not in the future have the same protections afforded to shareholders of companies that are subject to such requirements.

We have share structure which allows our Chairman of the Board, Theodore Ralston, to control a majority of the voting power of our common equity. As a result, we qualify as a “controlled company” within the meaning of the corporate governance standards of the NYSE American. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company.” As a controlled company, elect not to comply with certain corporate governance requirements, specifically (i) that a majority of our Board consist of independent directors and (ii) that director nominees be selected or recommended to the Board by independent directors. Although we do not expect to rely on the "controlled company" exemptions, we may at any time after the date of this report elect to avail ourselves of one or more additional controlled company exemptions provided that we continue to qualify as a controlled company. To the extent we rely on any of these exemptions, holders of our Common Stock will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE American and we cannot predict the impact this may have on the price of our Common Stock.

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We do not expect to pay dividends in the future; any return on investment may be limited to our Common Stock’s value.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition, and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increase our capital base and development and marketing efforts.

There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Because our Company has anti-takeover mechanisms through the issuance of our Series A Preferred Stock, which votes with the Common Stock together as a single class, this preference could have a negative impact on other stockholders in voting on matters of the Company.

Our stockholders are not entitled to cumulative voting rights. Consequently, a majority vote will decide the election of directors and all other matters requiring stockholder approval. As long as the Series A Preferred Stock is outstanding, the preferred stock will have voting rights representing 1,000 votes for each share of Series A Preferred Stock issued and outstanding. Theodore Ralston, who is our Chairman of the Board of Directors, controls a super-majority of the outstanding shares of our Series A Preferred Stock and will continue to have, voting control of the Company. Mr. Ralston has the ability to influence significantly all matters requiring approval by our stockholders. Mr. Ralston may have interests that differ from other stockholders, and they may vote in a way with which other stockholders disagree and either or both may be adverse in the future to the interests of other stockholders. The concentration of ownership of our voting securities may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their securities as part of a sale of our Company.

Our Series A Preferred Stock may lead to conflicts of interest and could negatively impact the price of our securities.

Except as otherwise required by law or by the Articles of Incorporation and except as set forth below, the outstanding shares of Series A Preferred Stock are entitled to vote together with the shares of Common Stock and other voting securities of the Company as a single class. Mr. Ralston, our Chairman of the Board of Directors, owns 1,364,141 shares of our Series A Preferred Stock and will continue to have voting control of the Company and the ability to influence significantly all matters requiring approval by our stockholders. Mr. Ralston may have interests that differ from other stockholders, and may vote in a way with which other stockholders disagree and either or both may be adverse in the future to the interests of other stockholders. The concentration of ownership of our voting securities may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their securities as part of a sale of our Company, and consequently may affect the market price of our Common Stock. This concentration of ownership of our voting securities may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our stockholders. Also, the voting power of our Series A Preferred Stock means that Mr. Ralston will continue to control who is elected to serve on the Board of Directors, and other stockholders will have no say in the Company’s policies.

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USE OF PROCEEDS

All shares of our Common Stock offered by this prospectus are being registered for resale by the Selling Securityholders identified herein. We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the Selling Securityholders. We may receive proceeds upon the exercise of outstanding warrants for shares of Common Stock covered by this prospectus.

The shares of Common Stock covered by the registration statement of which this prospectus is a part includes 2,692,227 shares of Common Stock issuable upon exercise of the Series C Preferred Stock, 1,042,708 shares of Common Stock issuable upon conversion of Convertible Debt, and 2,550,058 shares of Common Stock issuable upon exercise of the Warrants. If all such warrants are exercised in cash, then we will receive gross proceeds of approximately $10.5 million. Proceeds to us from the exercise of such warrants will be used for general corporate purposes, including working capital.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See “Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

The Company was originally incorporated in Nevada on March 14, 1990. Our offices are located at 6400 S. Fiddlers Green Cir., Suite 300, Greenwood Village, Colorado 80111. Our telephone number is (800) 401-4535, and our email address is info@citrotech.com. Our website is www.citrotech.com. We do not incorporate the information on or accessible through our website into this Registration Statement, and you should not consider any information on, or that can be accessed through, our website a part of this Registration Statement.

We are a specialty chemical company that manufactures environmentally sustainable fire inhibitors as well as home systems for the deployment of the fire inhibitors. Management is highly experienced at building companies and executing strategic partnerships for the sale of products and services.

We operate one line of business, which is manufacturing, sales and services relating to the CitroTech family of specialty chemical fire inhibitors for use in multiple industries. Since MFB Ohio acquired the MFP portfolio of intellectual property on April 13, 2022, MFB currently holds 31 granted patents and has 56 filed or pending patent applications in and for the flame retardant and flame suppression industry. Our fire retardant and fire suppression product helps slow, stop and prevent wildfires as well as treat lumber and wood products. This product is typically applied ahead of an active wildfire to help stop or slow its spread. Our product is differentiated by a high level of retardant and suppression effectiveness. While fire retardant is primarily used to stop or slow the spread of wildfires, our product is also utilized in a fire preventative capacity. Since the wildfires in Los Angeles, California during January 2025, western U.S. states are becoming diligent in wildfire prevention efforts and increasing investments to prevent wildfire risk.

Our management is comprised of five individuals: Wes Bolsen, who is a Board Member and our Chief Executive Officer; Andrew Hotsko, who is our Chief Operating Officer; Nanuk Warman, who is our Secretary and Chief Financial Officer; Stephen Conboy, who is our Chief Technology Officer; and Anthony Newton, who is our General Counsel.

Two Board Members, Mr. Ted Ralston and Mr. Craig Huff have approximately 99% of the voting power through their ownership of Series A Preferred Stock with super voting rights to control the vote on substantially all corporate matters.

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Known Trends and Uncertainties

Growth in Fire Safety

We believe that fire safety benefits from several growth drivers, including increasing fire severity, as measured by higher acres burned, longer fire seasons and a growing urban component, resulting in a need for higher quantity of specialty chemical fire inhibitors, thereby increasing production. We believe these trends are prevalent in North America, as well as globally and we expect these trends to continue and drive growth in demand for fire retardants and fire retardant treated lumber products.

We are working to grow our fire prevention and protection business, which is primarily focused on expanding use of ground-applications for long-term fire retardant. This growth includes use of ground assets in response to active fires (protection), as well as proactive treatments around critical infrastructure and known high-risk areas (prevention). Fire prevention products can be used to prevent fire ignitions and protect property from potential fire danger by providing proactive retardant treatment in high-risk areas such as residential neighborhoods and commercial infrastructure. Treating these areas ahead of the fire season can potentially stop ignitions from equipment failures or sparks. Although there is no certainty in wildfire defense, when our system is installed we fill it with our CitroTech product. Thereafter, we will conduct an annual inspection of the system to help ensure it is ready to defend against a wildfire. While there is no specific useful life for our product, if the system has not been deployed since the third anniversary of the initial installation, or three years following an annual inspection, in an abundance of caution we will remove and replace the CitroTech to increase its effectiveness. In addition, we suggest spraying CitroTech in areas surrounding the property that pose the greatest risk to help reduce the risk posed by dry vegetation, patio covers, decks, garden bark, and fences.

We have invested and intend to continue investing in the expansion of our fire retardant and lumber treatment business through product development and business development to grow our customer base.

Weather Conditions and Climate Trends

Our business is highly dependent on the needs of residential homeowners and fire departments to prevent fires and protect assets. As such, our financial condition and results of operations are significantly impacted by weather as well as environmental and other factors affecting climate change, which impact the number and severity of fires in any given year. Typically, sales of our product is higher during the summer months in the United States of America due to weather patterns that are generally correlated to a higher prevalence of wildfires. We believe, however, that due to the effect of the wildfires in Los Angeles, California during January 2025, and the more common wildfire season during the summer months that product orders will continue at the current rate throughout calendar year 2026.

Results of Operations

The Company is developing and commercializing their product lines. The Company has been focused historically on obtaining patents and various accreditations. To date, the Company does not have a large customer base, having relied heavily on a few customers, for the commercialization and testing of our CitroTech product and delivery system. The Company currently does not have an established retail product line nor recurring significant customer base. Therefore, period over period comparisons of our results of operations are not indicative of future results.

The following summary of our results of operations should be read in conjunction with our audited financial statements for the years ended December 31, 2024 and 2023, and our unaudited interim financial statements for the nine month ended September 30, 2025 and 2024, which are included herein. The following summary of our results of operations gives effect for the Reverse Stock Split, where applicable.

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Our results of operations for the nine months ended September 30, 2025 and 2024 are summarized below:

	Nine months ended
	September 30,
	2025	2024	Change	%
Revenue	$1,945,232	$738,729	$1,206,503	163%
Operating expenses	12,659,025	4,844,042	7,814,983	161%
Other expenses	20,022,838	977,039	19,045,799	1949%
Net loss	$(30,736,631)	$(5,082,352)	$(25,654,279)	505%

Revenue

The Company’s revenue is associated with revenue from MFB Ohio which acquired intellectual property to fire suppression in April 2022. During the nine months ended September 30, 2025, the revenue increased $1.2 million from the nine months ended September 30, 2024, largely due to the adoption of our technology by the marketplace, including the sale of homebased wildfire defense systems, commercial and fire department chemical sales, and directly spraying residential properties due to the wildfire concerns.

Our revenues consisted of the following:

	Nine months ended
	September 30,
	2025	2024
Products sale	$1,142,865	$672,829
Product installation service	802,367	65,900
	$1,945,232	$738,729

Product installation services commenced in the second quarter of 2024.

Our revenues from significant customers for the nine months ended September 30, 2025 and 2024, are as follows:

	Nine months ended
	September 30,
	2025	2024
Number of customers (more than 10% revenue)	1	3
Total revenue of top 5 customers	37.9%	95.5%

We do not have major sales from recurring customers for the nine months ended September 30, 2025 and 2024.

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Operating Expenses

	Nine months ended
	September 30,
	2025	2024	Change	%
Cost of revenue	$1,599,255	$437,637	$1,161,618	265%
Amortization and depreciation	241,700	190,247	51,453	27%
General and administration	872,109	388,746	483,363	124%
Advertising and marketing	489,673	450,777	38,896	9%
Payroll and management compensation	5,410,210	50,000	5,360,210	10,720%
Professional fees	4,046,078	3,326,635	719,443	22%
Total operating expenses	$12,659,025	$4,844,042	$7,814,983	161%

The increase in operating expenses was primarily attributed to increases in cost of revenue and payroll and management compensation.

Cost of revenue

	Nine months ended
	September 30,
	2025	2024	Change	%
Cost of inventory	$1,315,378	$233,362	$1,082,016	464%
Freight and shipping	21,724	9,321	12,403	133%
Consulting and advisory-related party	4,000	16,200	(12,200)	(75)%
Royalty and sales commission-related party	91,290	83,192	8,098	10%
Rent expense	166,863	95,562	71,301	75%
Total cost of revenue	$1,599,255	$437,637	$1,161,618	265%

During the nine months ended September 30, 2025, the cost of revenue increased over the nine months ended September 30, 2024, primarily due to an increase in cost of inventory, rent and royalty and sales commissions.

Cost of inventory consists of product costs, direct labor, related supplies and direct testing of our CitroTech product and various components required to for installation of Mighty Fire Breaker proactive wildfire defense systems. Cost of inventory increased during the nine months ended September 30, 2025, primarily due to an increase in product sales and supplies from increased sales.

Freight and shipping relate to costs for shipping products to customers.

Consulting and advisory services are to a related party company for services related to product installations.

Royalty and sales commissions increased in the nine months ended September 30, 2025, from more revenue. The Company recognized an allocated portion of consulting and direct labor costs associated with our revenue as royalty and sales cost of revenue in 2024 and during the first quarter of 2025. In March 2025, the Company entered into a new contract and there is no longer consulting and advisory and royalty.

Rent expenses are warehouse rent expenses. The increase in rent expense is primarily because the Company leased a larger commercial space for office, retail and warehousing from April 2025 and the cancelation of one of our warehouse leases in May 2025.

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Amortization and depreciation

Amortization and depreciation expenses are an amortization of patents and a depreciation of vehicle, and furniture and equipment.

General and administrative

General and administrative expenses are office, rent, travel, insurance, website, IT and other office related expenses. For the nine months ended September 30, 2025, the Company incurred increased expenditures on our website and IT development and travel as well as general office and insurance expenses from expansion of operations.

Advertising and marketing

The increase in advertising and marketing during the nine months ended September 30, 2025, over the nine months ended September 30, 2024, is primarily due to support revenue growth.

Professional fees

The professional fees during the nine months ended September 30, 2025, primarily included stock-based compensation of $2.4 million to a related party consultant (TC Special Investments, LLC (“TCSI”)) and various professional fees for accounting and audit related to SEC filings, legal on patents and other consulting services in 2025. The professional fees during the nine months ended September 30, 2024, primarily included stock-based management compensation of $1.4 million to advisors to our subsidiary MFB and stock-based compensation of $1 million to various consultants for IT service for software development, legal on patents and other consulting services in 2024.

TCSI’s consulting services to the Company include sales and business development, customer relationship management, strategy optimization, investor relations, underwriter interface, coordinating outside counsel and other business aspects at the request of the Board of Directors. In addition to TCSI, stock-based compensation was remitted to certain individuals with fire retardant and flame suppression industry experience, who provided guidance and insight to the Company’s management and Board of Directors with respect to the fire retardant and flame suppression industry, business development connections, and oversight during the testing and recognition processes.

Payroll and management compensation

During the nine months ended September 30, 2025, management compensation primality included stock-based management compensation of $4.1 million to our management and cash payments of $845,000 to our management, and payroll to our employees of $466,000.

During the nine months ended September 30, 2024, management compensation primality included cash payment of $50,000 to our former CEO.

Other Expenses

For the nine months ended September 30, 2025 and 2024, the other expenses consisted of interest expense related to convertible notes payable issued in 2025 and 2024 of $2.6 million and interest expense related to convertible notes issued in 2022 and 2023 and promissory notes issued in 2024 of $94,000, respectively, change in fair value of derivative liability related to convertible notes payable issued in 2025 and 2024 of $2.0 million and $0, respectively, financing expense of $8.7 million and $0, respectively, and loss on settlement of debt of $6.8 million and $882,000, respectively. Settlement of debt in 2025 is conversion of convertible notes issued in 2024 and 2025 and settlement of debt in 2024 is settlement of notes payable and convertible note issued in 2022. Financing expense is 4 million warrants granted to a financial advisor and 69,007 shares of Series C Convertible Preferred stock issued to a Series A Preferred Shareholder in 2025. The 4 million warrants were subsequently cancelled by the financial advisor in August, 2025.

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Net loss

The net loss for the nine months ended September 30, 2025, increased by approximately $25.7 million as compared to the nine months ended September 30, 2024 primarily due to the increase in operating expenses and other expense offset by the increase in revenue.

Our results of operations for the years ended December 31, 2024 and 2023 are summarized below:

	Years Ended
	December 31,
	2024	2023	Change	%
Revenue	$808,372	$520,645	$287,727	55%
Operating expenses	6,113,050	10,618,583	(4,505,533)	(42)%
Other (income) expenses	1,577,044	4,328	1,572,716	36338%
Net loss	$(6,881,722)	$(10,102,266)	$3,220,544	(32)%

Revenue

The Company’s revenue is associated with revenue from MFB Ohio which acquired intellectual property regarding fire suppression in April 2022. During the year ended December 31, 2024, the revenue increased $290,000 from the year ended December 31, 2023, largely due to the commercialization of our CitroTech product following entry into the EPA Partnership Agreement. After entering into the EPA Partnership Agreement and the granting of many of our patents, the Company commenced the commercialization of our CitroTech product through a few concentrated customers. We also sold product to customers who purchased our CitroTech product for internal usage and testing.

Our revenues consisted of the following:

	Years Ended
	December 31,
	2024	2023
Product sales	$626,389	$452,285
Product installation service	181,983	68,360
	$808,372	$520,645

Our revenues from significant customers for the year ended December 31, 2024 and 2023, are as follows:

	Percentage of product sales		Percentage of installation service
	2024	2023	2024	2023
Customer A	19.6%	-	10.6%	-
Customer B	13.7%	-	-	-
Customer C	10.2%	-	0.1%	-
Customer D	19.5%	32.7%	-	-
Customer E	-	44.2%	-	-
Total (as a group)	63.0%	76.8%	10.8%	0.0%

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Operating Expenses

	Years Ended
	December 31,
	2024	2023	Change	%
Cost of revenue	$655,499	$260,134	$395,365	152%
Amortization and depreciation	264,696	248,510	16,186	7%
General and administration	498,445	256,602	241,843	94%
Advertising and marketing	1,005,504	148,289	857,215	578%
Management compensation	75,000	180,000	(105,000)	(58)%
Professional fees	3,599,904	9,525,048	(5,925,144)	(62)%
Research and development	14,002	-	14,002	-
Total operating expenses	$6,113,050	$10,618,583	$(4,505,533)	(42)%

The decrease in operating expenses was primarily attributed to decreases in profession fees of $5.9 million, management compensation of $105,000, partially offset by increases in cost of revenue of approximately $395,000, advertising and marketing of approximately $857,000 and general and administrative expenses of approximately $242,000.

Cost of revenue

	Years Ended
	December 31,
	2024	2023	Change	%
Cost of inventory	$407,334	$101,978	$305,356	299%
Freight and shipping	9,321	14,494	(5,173)	(36)%
Consulting and advisory-related party	19,400	30,100	(10,700)	(36)%
Royalty and sales commission-related party	81,917	47,304	34,613	73%
Rent expense	137,527	66,258	71,269	108%
Total cost of revenue	$655,499	$260,134	$395,365	152%

During the year ended December 31, 2024, the cost of revenue increased over the year ended December 31, 2023, primarily due to an increase in cost of inventory and royalty and sales commissions.

Cost of inventory consists of product costs, related supplies and direct testing our CitroTech product and various components required to for installation of Mighty Fire Breaker proactive wildfire defense systems. Cost of inventory increased during the year ended December 31, 2024, primarily due to an increase in product sales and supplies from increased sales.

Consulting and advisory services are related to a related party company for services related to product installations.

Freight and shipping relate to costs for shipping product to customers.

Royalty and sales commissions increased in the year ended December 31, 2024 from more revenue. The Company recognizes an allocated portion of consulting and direct labor costs associated with our revenue as royalty and sales cost of revenue.

Rent expenses are warehouse rent expenses. The increase in rent expense is because the Company leased commercial space for office, retail and warehousing from March 2024 under a one year contract.

Amortization and depreciation

Amortization and depreciation expenses are an amortization of patents and a depreciation of vehicle and furniture and equipment.

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General and administrative

General and administrative expenses are office, rent, travel, insurance, website, IT and other office related expenses. For the year ended December 31, 2024, the Company incurred increased expenditures on our website and IT development and travel as well as general office and insurance expenses from expansion of operations.

Advertising and marketing

The increase in advertising and marketing during the year ended December 31, 2024, over December 31, 2023, is primarily stock-based compensation for marketing and services of $660,000 and increased expenses to support revenue growth. The Company issued 83,333 shares of Series C Convertible Preferred Stock, valued at $500,000 for a NASCAR sponsorship and 250,000 shares of Common Stock, valued at $160,000 for compensation of marketing services provided.

Professional fees

The professional fees during the year ended December 31, 2024 primarily included stock-based management compensation of $1.4 million to advisors to our subsidiary MFB and stock-based compensation of $1.0 million to various consultants for IT service for software development, legal on patents and other consulting services in 2024. During 2023, the Company issued 1,200,000 shares of Series C Convertible Preferred Stock for professional fees to a related party consultant (TC Special Investments, LLC (“TCSI”)), which is valued as if they are fully converted to 24 million shares of common stock upon issuance, using the quoted stock price of the Company’s common stock at the approval date (November 1, 2022), resulting in an accounting valuation of $8,640,000. TCSI’s consulting services to the Company include sales and business development, customer relationship management, strategy optimization, investor relations, underwriter interface, coordinating outside counsel and other business aspects at the request of the Board of Directors.

In addition to TCSI, stock-based compensation was remitted to certain individuals with fire retardant and flame suppression industry experience, who provided guidance and insight to the Company’s management and Board of Directors with respect to the fire retardant and flame suppression industry, business development connections, and oversight during the testing and recognition processes.

Other Expenses

For the year ended December 31, 2024 and 2023, the other expenses consisted of $258,000 and $4,000 interest related to convertible notes payable issued in 2024, respectively, change in fair value of derivative liability related to convertible notes payable issued in 2024 of $410,000 and $0, respectively, and loss on settlement of notes payable and convertible note issued in 2022 of $909,000 and $0, respectively.

Net loss

The net loss for the year ended December 31, 2024, decreased by approximately $3.2 million as compared to the year ended December 31, 2023 primarily due to the decrease in operating expenses, primarily from stock-based professional fees, partially offset by an increase in other expenses.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have incurred significant operating losses and negative cash flows from our operations. Our net loss was $6.9 million and $10.1 million for the years ended December 31, 2024 and 2023, respectively. During fiscal year 2024, we completed a debt offering and an equity offering which generated net proceeds of approximately $1.2 million and $1.8 million, respectively.

Working capital

	September 30,	December 31,	December 31,	2025 vs 2024	2024 vs 2023
	2025	2024	2023	Change	Change
Current assets	$7,258,534	$1,617,478	$1,218,056	$5,641,056	$399,422
Current liabilities	$2,973,628	$2,161,883	$1,617,785	$811,745	$544,098
Working capital (deficiency)	$4,284,906	$(544,405)	$(399,729)	$4,829,311	$(144,676)

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As of September 30, 2025, December 31, 2024 and 2023, the current assets consisted of cash of $6.2 million, $775,000 and $550,000, respectively, inventory of $467,000, $325,000 and $230,000, respectively, accounts receivable of $508,000, $317,000 and $427,000, respectively, prepaid expenses and other current assets of $87,000 $74,000 and $11,000, respectively, and deferred offering costs of $0, $126,000 and $0, respectively.

As of September 30, 2025, December 31, 2024 and 2023, the current liabilities consisted of accounts payable and accrued liabilities of $705,000, $187,000 and $55,000, respectively, due to related parties of $161,000, $0 and $1.3 million, respectively, promissory note of $0, $0 and $120,000, respectively, convertible notes net of discount of $63,000, $196,000 and $54,000, respectively, convertible note – related party of $1.8 million, $577,000 and $0, respectively, financing loan of $48,000, $97,000 and $0, respectively, derivative liability of $0 million, $1.1 million, and $0, respectively, and current portion of operating lease liability of $143,000, $50,000 and $80,000, respectively.

2025 versus 2024

The increase in working capital in 2025 was primarily due to an increase in cash from equity and debt offering offset by an increase in convertible notes.

2024 versus 2023

The increase in working capital deficiency in 2024 was primarily due to the convertible notes and derivative liability related to convertible notes. The Company had net loss and negative cash flows from our operations. In 2024, the Company generated funds from more debt financing than equity financing, therefore, current liabilities increased more than current assets.

Cash Flows

For the nine months ended September 30, 2025 and 2024

	Nine months ended
	September 30,
	2025	2024	Change
Cash used in operating activities	$(3,386,432)	$(1,319,815)	$(2,066,617)
Cash used in investing activities	$(221,670)	$-	$(221,670)
Cash provided by financing activities	$9,028,943	$1,079,189	$7,949,754
Net Change in cash	$5,420,841	$(240,626)	$5,661,467

Operating Activities

We have not generated positive cash flows from operating activities.

For the nine months ended September 30, 2025, net cash flows used in operating activities consisted of a net loss of $30.7 million, reduced by stock-based compensation of $6.8 million, financing expense of $8.7 million, non-cash lease expenses of $123,000, amortization and depreciation of $242,000, amortization of debt discount of $2.2 million, loss on settlement of debt of $6.8 million and changes in derivative liability of $2.0 million, and increased by net changes in operating assets and liabilities of $328,000.

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For the nine months ended September 30, 2024, net cash flows used in operating activities consisted of a net loss of $5.1 million, reduced by stock-based compensation of $2.6 million, non-cash lease expenses of $60,000, amortization and depreciation of $190,000, loss on settlement of debt of $882,000 and increased by net changes in operating assets and liabilities of $1,000.

Investing Activities

For the nine months ended September 30, 2025, the cash flows used in investing activities were $222,000, which was related to the purchase of property and equipment.

The Company did not use any funds for investing activities during the nine months ended September 30, 2024.

Financing Activities

For the nine months ended September 30, 2025, net cash provided by financing activities consisted of $5.7 million from the issuance of Series C Convertible Preferred Stock, $3.7 million from the issuance of convertible promissory notes and associated warrants, $71,000 deferred offering cost payment, repayment of a financing loan of $216,000 and repayments to related party of $25,000.

The basic terms of the convertible promissory notes issued in 2025 are: (i) a 12-month term; (ii) interest of 10% per annum, compounded annually; and (iii) voluntary conversion during the term at a conversion price of $2.40 for each dollar of principal amount. The associated warrants are exercisable for a period of 5 years from the issuance date, for an aggregate of up to 848,963 shares at an exercise price of $3.00.

For the nine months ended September 30, 2024, net cash provided by financing activities consisted of $165,000 proceed from issuance Series C Preferred Stock, $1.0 million from convertible promissory notes and warrants, $57,000 deferred offering cost payment and $60,000 repayment of loan - related party.

For the year ended December 31, 2024 and 2023

	Years Ended
	December 31,
	2024	2023	Change
Cash used in operating activities	$(1,937,651)	$(1,211,764)	$(725,887)
Cash used in investing activities	$-	$(4,015)	$4,015
Cash provided by financing activities	$2,163,029	$1,710,100	$452,929
Net Change in cash	$225,378	$494,321	$(268,943)

Operating Activities

We have not generated positive cash flows from operating activities.

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For the year ended December 31, 2024, net cash flows used in operating activities consisted of a net loss of $6.9 million, reduced by stock-based compensation of $3.1 million, non-cash lease expenses of $80,000, bad debt expense of $23,000, amortization and depreciation of $265,000, amortization of debt discount of $196,000, loss on settlement of debt of $909,000, and changes in derivative liability of $410,000, which were increased by net changes in operating assets and liabilities of $3,000.

For the year ended December 31, 2023, net cash flows used in operating activities was $1.2 million, consisting of a net loss of $10 million, reduced by stock-based compensation of $9 million, non-cash lease expenses of $71,000, and amortization and depreciation of $249,000, which were increased by net changes in operating assets and liabilities of $396,000.

Investing Activities

The Company did not use any funds for investing activities during the year ended December 31, 2024.

For the year ended December 31, 2023, the cash flows used in investing activities were $4,015, which was related to the purchase of equipment.

Financing Activities

For the year ended December 31, 2024, net cash provided by financing activities consisted of $1.8 million in proceeds from the issuance of Series C Convertible Preferred Stock, $1.2 million from the issuance of convertible promissory notes and associated warrants in fourth quarter of 2024, $2,000 received from a related party, $126,000 deferred offering cost payment, repayment of a financing loan of $23,000, and $741,000 from a repayment of loan from a related party.

The basic terms of the convertible promissory notes issued in third and fourth quarter of 2024 are: (i) a 12-month term; (ii) interest of 10% per annum, compounded annually; and (iii) voluntary conversion during the term at a conversion price of $0.40 for each dollar of principal amount. The associated warrants are exercisable for a period of 5 years from the issuance date, for an aggregate of up to 1,620,000 shares at an exercise price of $0.50.

For the year ended December 31, 2023, cash provided by financing activities consisted of $308,000 received from a related party for funding operating costs without interest and due on demand, $908,000 from issuance of Series C Convertible Preferred Stock, $500,000 from stock subscriptions, $120,000 from promissory notes and repayments of $125,000 to a related party.

Contractual Obligations

Convertible notes

In first quarter 2025, the Company entered into eleven (11) subscription agreements for convertible notes ($2,075,000) and warrants (432,296 shares of common stock). The material terms of this convertible note indebtedness are, (i) a 12-month maturity; (ii) 10% interest per annum, capitalized on the maturity date; (iii) conversion rights in the amount of the principal, either (x) divided by 2.40 or (y) a 30% discount to the price sale of its Common Stock pursuant to a registration statement filed with the SEC and listing of the Common Stock on national securities exchange; and (iv) warrant coverage for five years at the rate of 1.25 shares of Common Stock for each dollar of principal, at an exercise price of $3.00 per share.

Convertible notes – related party

On December 31, 2024, the Company issued convertible note of $577,000 to a related party, in exchange for the amount due to related party. The convertible note has a term of twelve (12) months, at an interest rate of 10% per annum. The outstanding principal amount of convertible note and unpaid interest is convertible at a fixed conversion price of $2.16.

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In February 2025, the Company entered into one (1) subscription agreement for convertible notes ($2,000,000) and warrants (416,667 shares of common stock) with a related party. The convertible notes have a term of twelve (12) months, at an interest rate of 10% per annum and warrants are with a term of five (5) years, at exercise price of $3.00 per share. The outstanding principal amount of convertible notes and unpaid interest is convertible at a fixed conversion price of $2.40. The obligations of the Company under the convertible note are secured by a pledge of the Company’s membership interests in MFB Ohio. In the event of a default, the related party could proceed against the equity of MFB Ohio pledged to collateralize the convertible note. MFB Ohio owns the Company’s intellectual property portfolio.

Financing loan

The Company had a financing loan for the purchase of vehicle in September 2025. A repayment of loan schedule is $2,021 per month for 60 months, beginning October 2025, with an interest rate of 11.33%.

The Company had a financing loan for the purchase of vehicle in September 2025. A repayment of loan schedule is $2,083 per month for 48 months, beginning October 2025, with an interest rate of 11.90%.

Lease Agreements

The Company has one lease classified as an operating lease for an office and warehouse purpose. The following table outlines maturities of our lease liabilities as of September 30, 2025:

Year ending December 31,
2025 - remaining three months	$47,430
2026	195,412
2027	203,228
2028	211,357
2029	219,812
Thereafter	55,486
932,725
Less: Imputed interest	(133,595)
Operating lease liabilities	$799,130

 Liquidity

The Company has incurred losses since inception and incurred a net loss of $30.7 million during the nine months ended September 30, 2025. However, in September 2025, the Company completed an equity offering which generated net proceeds of $5.4 million. Additionally, in October 2025, the Company completed an equity offering which generated net proceeds of $2.7 million (see Note 13).

The Company’s existing cash resources are expected to provide sufficient funds to carry out the Company’s planned operations through fiscal year 2026. To continue operations beyond such time frame, the Company may be required to raise additional funds by completing additional equity or debt offerings or increasing revenue. There can be no assurance that the Company will be successful in acquiring additional funding, that the Company’s projections of its future working capital needs will prove accurate, or that any additional funding would be sufficient to continue operations in future years.

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Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. In consultation with its legal counsel as appropriate, our management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluate the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is likely, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Critical Accounting Estimates

Our unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require management to make estimates, judgments and assumptions that affect the amounts reported in our unaudited consolidated financial statements and accompanying notes. We believe our most critical accounting estimates relate to the following:

•	Fair value of convertible notes
•	Fair value of warrant to purchase common stock

While our estimates and assumptions are based on our knowledge of current events and on actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. For a discussion of the Company’s significant accounting policies, refer to Note 2 of Notes to Unaudited Consolidated Financial Statements.

Fair Value of Convertible Notes

The Company determined that the conversion feature, embedded in convertible notes, met the definition of a liability in accordance with ASC Topic No. 815-40, Derivatives and Hedging - Contracts in Entity’s Own Stock and therefore bifurcated the embedded conversion option once the note become convertible and accounted for it as a derivative liability. The fair value of the conversion feature was recorded as a debt discount and “day 1” derivative loss for the excess amount of debt discount and amortized to interest expense over the term of the note.

For the conversion feature classified as a liability, the Company uses a Binomial Lattice valuation model to value the derivative instrument at inception and on subsequent valuation dates. The use of this valuation model requires the input of highly subjective assumptions. Any change to these inputs could produce significantly higher or lower fair value measurements.

Fair Value of Warrant to Purchase Common Stock

The Company has issued warrants to investors in our debt offerings.

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We evaluate all warrants issued to determine the appropriate classification under ASC 480 and ASC 815. In addition to determining classification, we evaluate these instruments to determine if such instruments meet the definition of a derivative.

For warrants that are determined to be equity-classified, we estimate the fair value at issuance and record the amounts to additional paid in capital (potentially on a relative fair value basis if issued in a basket transaction with other financial instruments). Warrants that are equity-classified are not subsequently remeasured unless modified or required to be reclassified as liabilities. The classification of all outstanding warrants, including whether such instruments should be recorded as equity, is evaluated at the end of each reporting period.

The warrants are valued using a Black Scholes valuation model. The use of this valuation model requires the input of highly subjective assumptions. Any change to these inputs could produce significantly higher or lower fair value measurements.

Off-balance sheet arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

BUSINESS

Our Business

CitroTech Inc., (“CITR,” “we,” “us,” or the “Company”) was originally incorporated in Nevada on March 14, 1990. Our offices are located at 6400 S. Fiddlers Green Cir., Suite 300, Greenwood Village, Colorado 80111. Our telephone number is (800) 401-4535, and our email address is info@citrotech.com. Our website is www.citrotech.com and We do not incorporate the information on or accessible through our website into this Registration Statement, and you should not consider any information on, or that can be accessed through, our website a part of this Registration Statement.

We are an environmentally sustainable specialty chemical company with fire inhibitors for the wildland and residential home industry throughout the United States and Canada markets. In addition, the fire inhibitors are sold into the wood products, lumber and building material industry to provide fire retardant treatment. Since MFB Ohio acquired the MFB portfolio of intellectual property on April 13, 2022. Steve Conboy formed MFB and contributed numerous patents toward development of the green product line that was envisioned many years ago. That product is CitroTech. Since MFB Ohio acquired the MFB portfolio of intellectual property, Company management has continued to develop many formulations to achieve the vision. In addition, the Company has been recognized and certified for their achievement. These recognitions and achievements include twice receiving the EPA Safer Choice award and being the first and only EPA recognized fire inhibitor (safe for the environment), being awarded UL GreenGuard Gold status (demonstrates minimal impact on the indoor toxic smoke environment in the long period), other accreditations, and adoption by fire departments throughout the State of California.

The patent portfolio and technology will be expanded into areas that benefit from an environmentally safe product disrupting the legacy fire retardant and fire retardant treated wood industries. CitroTech Inc. has developed and is in the initial phases of marketing wood coatings using its safe, environmentally friendly technology. CitroTech Inc. is also currently deploying Proactive Wildfire Defense Systems on residential and commercial properties known as CitroSafe Systems. CitroTech Inc. installs self-contained sprinkler systems utilizing its patented CitroTech product that are proactively deployed in advance of wildfires thereby reducing the risk to the structures protected by the systems. Wildfire insurance is a significant problem in eleven western states. CitroTech Inc. is working with insurance companies to reduce the risk and allow properties to be insured in the Wilderness Urban Interface, a zone of transition between wilderness and developed land where built environment meets natural environment at greater risk of catastrophic wildfire. There is a wildfire base insurance shortage in 11 western states. In those states, policies are not being written on new construction or renewal of existing policies (resulting in cancelation of current polices). CitroTech Inc. is working with a large insurance broker to offer insurance to our customers when installing a CitroSafe proactive wildfire system. The insurance policies are being underwritten by large name insurance companies. CitroTech is now in the proof of concept phase and developing revenues in the various markets.

Our management is comprised of five individuals: Wesley J. Bolsen, who is our Chief Executive Officer, Andrew Hotsko, who is our Chief Operating Officer, Nanuk Warman, who is our Secretary and Chief Financial Officer; Stephen Conboy, who is our Chief Technology Officer; and Anthony Newton, who is our General Counsel.

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Financial Performance to Date

During the nine months ended September 30, 2025 and the year ended December 31, 2024, we had revenue of $1,945,232 and $808,372, respectively. We believe that revenues will increase starting in the summer of 2026 as wildfire season in the Western United States generally accelerates during dry or drought conditions. In addition, in early 2026 we started to establish relationships with lumber and building material companies that are using CitroTech to treat wood products to be Class A rated lumber under an issued Technical Evaluation Report (TER). We anticipate a moderate increase to our sales, general and administrative expense during 2026 as we approach new markets. We believe that the proceeds from this offering will also enable us to expand sales and business development efforts to further increase product orders subsequent to calendar year 2026. Therefore, the Company does not anticipate being dependent upon additional capital in the form of either debt or equity to continue our operations and expand our product to new markets.

Business Model

Principal product, services and markets

We hold various intellectual property in the form of patents and trademarks related to our CitroTech specialty chemical for fire suppression, mapping and tracking of fire retardant dispersion and fire inhibition chemistry and technology. We have obtained multiple certifications and accreditations in this industry for our CitroTech product. We have received the EPA Safer Choice award twice and have been awarded the UL GreenGuard Gold status (demonstrates minimal impact on the indoor toxic smoke environment in the long period).

Future Markets Insights, a market researcher in Pimpri-Chinchwad, India, projects that the fire-retardant market is forecast to be $13.6 billion dollars globally by 2034. CitroTech markets its product primarily to lumber and wood product companies, home, industrial and commercial users, as well as fire departments.

Distribution methods

CitroTech is blended in Oceanside, California under the supervision of Andrew Hotsko, the company’s Chief Operating Officer, whereafter the product is shipped directly to customers.

Competitive business conditions and the Company’s competitive position in the industry

The fire retardant market has been status quo for many years without significant innovation. A study at the University of Southern California published in Environmental Science and Technology explained that the fire retardant industry is known for having products containing toxic metals that are not environmentally safe, and are considered not friendly toward humans, wildlife, fish, water, and plants. CitroTech is the first and currently only EPA Safer Choice recognized fire inhibitor. We believe that our product will be sold at amounts that can be competitive in many markets, including Western States where wildfires occur, and areas of the United States where there is new home construction relating to population growth, such as Florida and Texas. Our industry is evolving rapidly and is becoming increasingly competitive. Competitors, such as Perimeter Solutions, SA, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Competitors, such as Perimeter Solutions, SA, have adopted, and may continue to adopt, aggressive pricing policies and devote substantially more resources to marketing, website and systems development than we do.

The lumber and wood products industry has long used expensive pressure treatment to make Class A-Rated lumber and building materials. This includes companies such as Hoover Treated Wood products and other companies selling into the pressure treated lumber industry. We anticipate significant competition from incumbent industry participants as the new CitroTech treated lumber and building materials are introduced into the market.

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Patents, trademarks and licenses and their duration

We currently hold 31 granted patents, including the main chemistry and applications, and 56 pending patent applications. We also hold 21 trademarks and various copyrights.

Below is a schedule of our intellectual property portfolio:

TRADEMARKS								KINDS OF SUBJECT MATTER COVERED BY THE CLAIMS TO INVENTION PRESENTED
Attorney Docket No.	Country	Application Status	Application No.	Filing Date	Application Title	Trademark No.	Expiration Date	GRANTED - CHEMICAL COMPOSITION	GRANTED - DELIVERY METHOD	GRANTED - FIRE-PROTECTED PRODUCT	PENDING-CHEMICAL COMPOSITION	PENDING- DELIVERY METHOD	PENDING - FIRE-PROTECTED PRODUCT
200-003USAM00	US	Registered	87981474	31-Oct-2017	MIGHTY FIRE BREAKER - CLASSES 1 and 40	5858452
200-003USAMA0	US	Registered	87666138	31-Oct-2017	MIGHTY FIRE BREAKER - CLASS 009	6639432
200-003WPM00	WPM	Registered	1 734 393	4-Apr-2023	MIGHTY FIRE BREAKER - CLASSES 1, 9 and 40 - Madrid International Trademark Application Designating the following Member States: Australia, European Union,	1 734 393
200-003AUST000	AU	Registered	1 734 393	4-Apr-2023	MIGHTY FIRE BREAKER - CLASSES 1, 9 and 40 - Madrid International Trademark Application Designating European Union	1 734 393
200-003EU000	EU	Registered	1 734 393	4-Apr-2023	MIGHTY FIRE BREAKER - CLASSES 1, 9 and 40 - Madrid International Trademark Application Designating European Union	1 734 393
200-005USAM00	US	Registered	87666509	31-Oct-2017	MFRT - Classes 19 and 40	5822463
200-007USAM00	US	Registered	87666786	31-Oct-2017	WE TAME THE FLAMES	5829516
200-057USAM00	US	Pending	90605808	26-Mar-2021	CITROTECH (Block Letters) - CLASSES 1 and 019	Allowed; Proof of Use Required Before Registration	2 AUG 2025 DEADLINE
200-057USAMA0	US	Registered	90978810	26-Mar-2021	CITROTECH (Block Letters) - CLASS 1	6965623

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225-057WPM00	WPM	Registered	1726185001	16-Jun-2023	CITROTECH - CLASSES 1 and 19 - Madrid International Trademark Application Designating the following Member States: Australia, European Union, United Kingdom, India,	1 741 423
225-057AUST000	AU	Registered	1 741 423	16-Jun-2023	CITROTECH (Block Letters) - CLASS 1 and 019 - Designagions: Austraila	Aust. TM No. 2373363
225-057EU000	EU	Registered	1 741 423	16-Jun-2023	CITROTECH (Block Letters) - CLASS 1 and 019 - Designagions: European Union	Allowed; Proof of Use Required Before Registration
225-057GB000	GB	Registered	1 741 423	16-Jun-2023	CITROTECH (Block Letters) - CLASS 1 and 019 - Designagion: United Kingdom (GB)	Allowed; Proof of Use Required Before Registration
225-057INDIA000	IN	Registered	1 741 423	16-Jun-2023	CITROTECH (Block Letters) - CLASS 1 and 019 - Designagion:India	Allowed; Proof of Use Required Before Registration
200-063USAM00	US	Pending	97153769	2-Dec-2021	LOCKED-N-LOADED (Block Letters)	Allowed; Proof of Use Required Before Registration
200-069USAM00	US	Pending	97153798	2-Dec-2021	GET PROACTIVE (Block Letters)	Allowed; Proof of Use Required Before Registration
200-071USAM00	US	Pending	97279362	22-Feb-2022	WILDFIRE DEPOT (Block Letters)	Allowed; Proof of Use Required Before Registration
200-074USAM00	US	Pending	97309817	13-Mar-2022	PRO-ENVIRONMENT (Block Letters)	Allowed; Proof of Use Required Before Registration
225-001USAM00	US	Pending	97408501	12-May-2022	BIGWOOD AND LITTLEWOOD (Block Letters)	Under Examination in USPTO
225-093USAM00	US	Pending	98408448	16-Feb-2024	FALLS LIKE RAIN (Block Letters)	Allowed; Proof of Use Required Before Registration
225-087USAM00	US	Registered	97872310	4-Apr-2023	MFB-31 (Block Letters)	7365852	23-Apr-2024
225-097USAM00	US	Pending	98647758	14-Jul-2024	CITROSAFE (Class 040)	Allowed; Proof of Use Required Before Registration
225-098USAM00	US	Pending	98658564	20-Jul-2024	CITROSAFE (Classes 001, 009, 040)	Allowed; Proof of Use Required Before Registration

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225-112USAM00	US	Pending	99223061	7-Jun-2025	MFB (Block Letters) (Classes 001 and 040)	Pending
225-013USAM00	US	Pending	99223122	7-Jun-2025	MFB-34 (Block Letters) (Classes 001 and 040)	Pending
225-114USAM00	Us	Pending	99223137	7-Jun-2025	MFB-35-FM (Block Letters) (Classes 001 and 040)	Pending

PATENTS
Attorney Docket No.	Country	Application Status	Application No.	Filing Date	Application Title	Patent No.
200-001USANC0	US	Granted	15/829943	3-Dec-2017	CLASS-A FIRE-PROTECTED WOOD PRODUCTS INHIBITING IGNITION AND SPREAD OF FIRE ALONG CLASS-A FIRE-PROTECTED WOOD SURFACES AND DEVELOPMENT OF SMOKE FROM SUCH FIRE	10899038	02-Dec-2037		x
200-001USAND0	US	Granted	15/829944	3-Dec-2017	CLASS-A FIRE-PROTECTED ORIENTED STRAND BOARD (OSB) SHEATHING, AND METHOD OF AND AUTOMATED FACTORY FOR PRODUCING THE SAME	10919178	02-Dec-2037		x
200-009USA000	US	Granted	15/866451	9-Jan-2018	METHODS OF SUPPRESSING WILD FIRES RAGING ACROSS REGIONS OF LAND IN THE DIRECTION OF PREVAILING WINDS BY FORMING ANTI-FIRE (AF) CHEMICAL FIRE-BREAKING SYSTEMS USING ENVIRONMENTALLY-CLEAN ANTI-FIRE (AF) LIQUID SPRAY APPLIED USING GPS-TRACKING TECHNIQUES	10653904	02-Dec-2037	x
200-009USANA0	US	Granted	16/805811	1-Mar-2020	METHOD OF PROTECTING LIFE, PROPERTY, HOMES AND BUSINESSES FROM WILD FIRE BY PROACTIVELY APPLYING ENVIRONMENTALLY-CLEAN ANTI-FIRE (AF) CHEMICAL LIQUID SPRAY IN ADVANCE OF WILD FIRE ARRIVAL AND MANAGED USING A WIRELESS NETWORK WITH GPS-TRACKING	11400324	02-Dec-2037	x
200-009USANP0	US	Granted	17/497,941	10-Oct-2021	WIRELESS WILDFIRE DEFENSE SYSTEM NETWORK FOR PROACTIVELY DEFENDING HOMES AND NEIGHBORHOODS AGAINST WILD FIRES BY SPRAYING ENVIRONMENTALLY-CLEAN ANTI-FIRE CHEMICAL LIQUID ON PROPERTY AND BUILDINGS AND FORMING GPS-TRACKED AND MAPPED CHEMICAL FIRE BREAKS ABO	11642555	02-Dec-2037	x
200-009USANQ0	US	Granted	17/497,942	10-Oct-2021	WIRELESS NEIGHBORHOOD WILDFIRE DEFENSE SYSTEM NETWORK SUPPORTING PROACTIVE PROTECTION OF LIFE AND PROPERTY IN A NEIGHBORHOOD THROUGH GPS-TRACKING AND MAPPING OF ENVIRONMENTALLY-CLEAN ANTI-FIRE (AF) CHEMICAL LIQUID SPRAY APPLIED TO THE PROPERTY BEFORE WILD	11633636	02-Dec-2037	x

40

200-009USANR0	US	Granted	17/497,943	10-Oct-2021	METHOD OF PROACTIVELY PROTECTING PROPERTY FROM WILD FIRE BY SPRAYING ENVIRONMENTALLY-CLEAN ANTI-FIRE CHEMICAL LIQUID ON PROPERTY SURFACES PRIOR TO WILD FIRE ARRIVAL USING REMOTE SENSING AND GPS-TRACKING AND MAPPING ENABLED SPRAYING	11638844	02-Dec-2037	x
200-009USANS0	US	Granted	17/497,945	10-Oct-2021	WIRELESS COMMUNICATION NETWORK, GPS-TRACKED GROUND-BASED SPRAYING TANKER VEHICLES AND COMMAND CENTER CONFIGURED FOR PROACTIVELY SPRAYING ENVIRONMENTALLY-SAFE ANTI-FIRE CHEMICAL LIQUID ON PROPERTY SURFACES TO INHIBIT FIRE IGNITION AND FLAME SPREAD IN THE P	11654313	02-Dec-2037	x
200-009USANT0	US	Granted	17/497,946	10-Oct-2021	WIRELESS COMMUNICATION NETWORK, GPS-TRACKED MOBILE SPRAYING SYSTEMS, AND A COMMAND SYSTEM CONFIGURED FOR PROACTIVELY SPRAYING ENVIRONMENTALLY-SAFE ANTI-FIRE CHEMICAL LIQUID ON COMBUSTIBLE PROPERTY SURFACES TO PROTECT PROPERTY AGAINST FIRE IGNITION AND FLAME SPREAD	11697039	02-Dec-2037	x
200-009USANU0	US	Granted	17/497,962	10-Oct-2021	WIRELESS COMMUNICATION NETWORK, GPS-TRACKED DRONE SPRAYING SYSTEMS, AND A COMMAND SYSTEM CONFIGURED FOR PROACTIVELY SPRAYING ENVIRONMENTALLY-SAFE ANTI-FIRE CHEMICAL LIQUID ON COMBUSTIBLE BUILDINGS, SURROUNDING PROPERTY AND GROUND SURFACES TO PROTECT SUCH	11707639	02-Dec-2037	x
200-009USANV0	US	Granted	17/497,948	10-Oct-2021	WIRELESS COMMUNICATION NETWORK, GPS-TRACKED BACK-PACK SPRAYING SYSTEMS AND COMMAND CENTER CONFIGURED FOR PROACTIVELY SPRAYING ENVIRONMENTALLY-SAFE ANTI-FIRE CHEMICAL LIQUID ON PROPERTY SURFACES TO INHIBIT FIRE IGNITION AND FLAME SPREAD IN THE PRESENCE OF	11730987	02-Dec-2037	x
200-009USANW0	US	Granted	17/497,949	10-Oct-2021	WILD FIRE DEFENSE SYSTEM NETWORK USING A COMMAND CENTER, SPRAYING SYSTEMS AND MOBILE COMPUTING SYSTEMS CONFIGURED TO PROACTIVELY DEFEND HOMES AND NEIGHBORHOODS AGAINST THREAT OF WILD FIRE BY SPRAYING ENVIRONMENTALLY-SAFE ANTI-FIRE CHEMICAL LIQUID O	11697040	02-Dec-2037	x

41

200-009USANX0	US	Granted	17/497,952	10-Oct-2021	METHOD OF MANAGING THE PROACTIVE SPRAYING OF ENVIRONMENTALLY-CLEAN ANTI-FIRE CHEMICAL LIQUID ON GPS-SPECIFIED PROPERTY SURFACES SO AS TO INHIBIT FIRE IGNITION AND FLAME SPREAD IN THE PRESENCE OF WILD FIRE	11654314	02-Dec-2037	x
200-009USANY0	US	Granted	17/497,953	10-Oct-2021	METHOD OF PROACTIVELY DEFENDING COMBUSTIBLE PROPERTY AGAINST FIRE IGNITION AND FLAME SPREAD IN THE PRESENCE OF WILD FIRE	11697041	02-Dec-2037	x
200-009USANZ0	US	Granted	17/497,955	10-Oct-2021	METHOD OF PROACTIVELY FORMING AND MAINTAINING GPS-TRACKED AND MAPPED ENVIRONMENTALLY-CLEAN CHEMICAL FIREBREAKS AND FIRE PROTECTION ZONES THAT INHIBIT FIRE IGNITION AND FLAME SPREAD IN THE PRESENCE OF WILD FIRE	11794044	02-Dec-2037	x
200-009USAN10	US	Pending	18/482,901	8-Oct-2023

SYSTEM FOR PROACTIVELY FORMING AND MAINTAINING GPS-TRACKED AND MAPPED ENVIRONMENTALLY-CLEAN CHEMICAL FIRE PROTECTION ZONES OVER THE PROPERTY SURFACES OF A NEIGHBORHOOD OF HOMES  SO AS TO INHIBIT FIRE IGNITION AND FLAME SPREAD IN THE PRESENCE OF WILD FIRE

										x
200-009USAN20	US	Pending	18/492642	23-Oct-2023	SYSTEM FOR PROACTIVELY FORMING AND MAINTAINING ENVIRONMENTALLY-CLEANCHEMICAL FIRE PROTECTION ZONES OVER THE PROPERTY SURFACES OF A NEIGHBORHOOD OF HOMES					x
200-009USAN30	US	Pending	18/492649	23-Oct-2023

NEIGHBORHOOD OF HOMES PROVIDED WITH A SYSTEM INSTALLED FOR PROACTIVELY FORMING AND MAINTAINING ENVIRONMENTALLY-CLEAN CHEMICAL FIRE PROTECTION ZONES OVER THE PROPERTY AND GROUND SURFACES OF THE NEIGHBORHOOD

											x
200-010USA000	US	Granted	15/866454	9-Jan-2018	JUST-IN-TIME FACTORY METHODS, SYSTEM AND NETWORK FOR PREFABRICATING CLASS-A FIRE-PROTECTED WOOD-FRAMED BUILDINGS AND COMPONENTS USED TO CONSTRUCT THE SAME	10332222	02-Dec-2037		x

42

200-012USA000	US	Granted	15/874874	18-Jan-2018	MASS TIMBER BUILDING FACTORY SYSTEM FOR PRODUCING PREFABRICATED CLASS-A FIRE-PROTECTED MASS TIMBER BUILDING COMPONENTS FOR USE IN CONSTRUCTING PREFABRICATED CLASS-A FIRE-PROTECTED MASS TIMBER BUILDINGS (As Amended)	10430757	02-Dec-2037		x
200-013USA000	US	Granted	15/921617	14-Mar-2018	SUPPLY CHAIN MANAGEMENT SYSTEM FOR SUPPLYING CLEAN FIRE INHIBITING CHEMICAL (CFIC) TOTES TO A NETWORK OF WOOD-TREATING LUMBER AND PREFABRICATION PANEL FACTORIES AND WOOD-FRAMED BUILDING CONSTRUCTION JOB SITES	10290004	02-Dec-2037	x
200-017USA000	US	Granted	15/911172	5-Mar-2018	METHOD OF AND APPARATUS FOR APPLYING FIRE AND SMOKE INHIBITING COMPOSITIONS ON GROUND SURFACES BEFORE THE INCIDENCE OF WILD-FIRES, AND ALSO THEREAFTER, UPON SMOLDERING AMBERS AND ASHES TO REDUCE SMOKE AND SUPPRESS FIRE RE-IGNITION	10695597	02-Dec-2037	x
200-017USANA0	US	Granted	16/914067	26-Jun-2020	METHOD OF AND SYSTEM NETWORK FOR MANAGING THE APPLICATION OF FIRE AND SMOKE INHIBITING COMPOSITIONS ON GROUND SURFACES BEFORE THE INCIDENCE OF WILD-FIRES, AND ALSO THEREAFTER, UPON SMOLDERING AMBERS AND ASHES TO REDUCE SMOKE AND SUPPRESS FIRE RE-IGNITION	11395931	02-Dec-2037	x
200-017USANB0	US	Granted	17/869777	20-Jul-2022	PROCESS OF FORMING STRATEGIC CHEMICAL-TYPE WILDFIRE BREAKS ON GROUND SURFACES TO PROACTIVELY PREVENT FIRE IGNITION AND FLAME SPREAD, AND REDUCE THE PRODUCTION OF SMOKE IN THE PRESENCE OF A WILD FIRE	11826592	02-Dec-2037	x
200-017USANC0	US	Granted	18/487,044	14-Oct-2023	GROUND-BASED VEHICLE FOR MAKING AND APPLYING A FIRE AND SMOKE INHIBITING SLURRY COMPOSITION ON GROUND SURFACES BEFORE THE ARRIVAL OF WILDFIRE	12,251,587	02-Dec-2037	x
200-017USAND0	US	Pending	19/081,147	17-Mar-2025	GROUND-BASED VEHICLE FOR MAKING AND HYDRAULICALLY SPRAYING A FIREAND SMOKEINHIBITING SLURRY COMPOSITION OVER A BURNING FIRE ON A COMBUSTIBLE SURFACE INORDER TO SUPPRESS THE BURNING FIRE					x

43

200-025USA000	US	Granted	16/029861	9-Jul-2018	SYSTEM, NETWORK AND METHODS FOR ESTIMATING AND RECORDING QUANTITIES OF CARBON SECURELY STORED IN CLASS-A FIRE-PROTECTED WOOD-FRAMED AND MASS-TIMBER BUILDINGS ON CONSTRUCTION JOB-SITES, AND CLASS-A FIRE-PROTECTED WOOD-FRAMED AND MASS TIMBER COMPONENTS ...	11836807	01-Aug-2040	x
200-025USANA0	US	Pending	18/496878	29-Oct-2023

METHOD OF AND APPARATUS FOR PROTECTING AND TRACKING CARBON MASS STORED IN WOOD MATERIALS CONTAINED IN PREFABRICATED WOOD-BUILDING ASSEMBLIES, FROM THE DESTRUCTIVE ENERGY OF FIRE AND RELEASING BACK INTO THE ATMOSPHERE IN THE FORM OF CARBON DIOXIDE AND/OR O

								x
200-030USA000	US	Granted	16/104130	16-Aug-2018	METHODS OF AND SYSTEM NETWORKS FOR WIRELESS MANAGEMENT OF GPS-TRACKED SPRAYING SYSTEMS DEPLOYED TO SPRAY PROPERTY AND GROUND SURFACES WITH ENVIRONMENTALLY-CLEAN WILDFIRE INHIBITOR TO PROTECT AND DEFEND AGAINST WILDFIRES	10814150	02-Dec-2037	x
200-053PCT000	WO	Published/Expired	PCT/US22/15004	2-Feb-2022	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS, AND METHODS OF AND APPARATUS FOR APPLYING THE SAME	Completed			x	x	x
200-053AUSTRL000	AU	Pending	2022216259	2-Feb-2022	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS, AND METHODS OF AND APPARATUS FOR APPLYING THE SAME				x
200-053CAN000	CA	Pending	3,206,581	2-Feb-2022	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS, AND METHODS OF AND APPARATUS FOR APPLYING THE SAME				x

44

200-053COLMBIA000	COL	Pending	NC2023/0011581	2-Feb-2022	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS, AND METHODS OF AND APPARATUS FOR APPLYING THE SAME		x
200-053COSTA000	CR	Pending	2023-000428	2-Feb-2022	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS, AND METHODS OF AND APPARATUS FOR APPLYING THE SAME		x
200-053EPC000	EPC	Pending	22750358.8	2-Feb-2022	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS, AND METHODS OF AND APPARATUS FOR APPLYING THE SAME		x
200-053INDIA000	IN	Pending	20232705890	2-Feb-2022	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS, AND METHODS OF AND APPARATUS FOR APPLYING THE SAME		x
200-053HONKON000	HK	Pending	62024090949	2-Feb-2022	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS, AND METHODS OF AND APPARATUS FOR APPLYING THE SAME	Extension of EPC Application	x
200-053MEX000	MX	Pending	MX/a/2023//009071	2-Feb-2022	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS, AND METHODS OF AND APPARATUS FOR APPLYING THE SAME		x

45

200-053USA000	US	Granted	17167084	4-Feb-2021	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS, AND METHODS OF AND APPARATUS FOR APPLYING THE SAME TO PROTECT PROPERTY AGAINST WILDFIRE	11865390	29-Jan-2038	x
200-053USANA0	US	Pending	18/496862	28-Oct-2023	ENVIRONMENTALLY-CLEAN FIRE INHIBITING BIOCHEMICAL LIQUID COMPOSITIONS FOR FORMING THIN ALKALI METAL SALT CRYSTALLINE COATINGS ON COMBUSTIBLE SURFACES TO BE PROTECTED AGAINST FIRE				x
200-053USANB0	US	Pending	18/496864	28-Oct-2023	ENVIRONMENTALLY-CLEAN FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FOR FORMING THIN POTASSIUM SALT CRYSTALLINE COATINGS ON COMBUSTIBLE SURFACES TO BE PROTECTED AGAINST FIRE				x
200-053USANC0	US	Pending	18/492865	28-Oct-2023	CLASS-A FIRE-PROTECTED WOOD BUILDING PRODUCTS PROVIDED WITH CLASS-A FIRE PROTECTION, AND SURFACE TREATMENT PROCESS FOR PRODUCING THE SAME				x
200-053USAND0	US	Pending	18/492866	28-Oct-2023

SYSTEM FOR PROACTIVELY PROTECTING COMBUSTIBLE PROPERTY SURFACES AGAINST FIRE IGNITION AND FLAME SPREAD BY FORMING ENVIRONMENTALLY-CLEAN THIN POTASSIUM SALT CRYSTALLINE COATINGS ON THE COMBUSTIBLE PROPERTY SURFACES

x
200-054PCT000	WO	Pending	PCT/US22/15005	2-Feb-2022	ENVIRONMENTALLY-CLEAN FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS AND PRODUCTS FOR SORBING FLAMMABLE LIQUIDS WHILE INHIBITING IGNITION AND EXTINGUISHING FIRE	Completed			x	x	x

46

200-054AUSTR000	AU	Pending	2022218154	2-Feb-2022	ENVIRONMENTALLY-CLEAN FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS AND PRODUCTS FOR SORBING FLAMMABLE LIQUIDS WHILE INHIBITING IGNITION AND EXTINGUISHING FIRE				x
200-054CAN000	CA	Pending	3,206,932	2-Feb-2022	ENVIRONMENTALLY-CLEAN FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS AND PRODUCTS FOR SORBING FLAMMABLE LIQUIDS WHILE INHIBITING IGNITION AND EXTINGUISHING FIRE				x
200-054EPC000	EPC	Pending	22750359.6	2-Feb-2022	ENVIRONMENTALLY-CLEAN FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS AND PRODUCTS FOR SORBING FLAMMABLE LIQUIDS WHILE INHIBITING IGNITION AND EXTINGUISHING FIRE				x
200-054INDIA000	INDIA	Pending	2.02327E+11	2-Feb-2022	ENVIRONMENTALLY-CLEAN FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS AND PRODUCTS FOR SORBING FLAMMABLE LIQUIDS WHILE INHIBITING IGNITION AND EXTINGUISHING FIRE				x
200-054USAC00	US	Granted	17/591592	2-Feb-2022	ENVIRONMENTALLY-CLEAN FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS AND PRODUCTS FOR SORBING FLAMMABLE LIQUIDS WHILE INHIBITING IGNITION AND EXTINGUISHING FIRE	11911643	04-Feb-2041	x	x
200-054USACA0	US	Pending	18/423,274	25-Jan-2024	ENVIRONMENTALLY-CLEAN FIRE INHIBITING AND EXTINGUISHING COMPOSITIONS AND PRODUCTS FOR SORBING FLAMMABLE LIQUIDS WHILE INHIBITING IGNITION AND EXTINGUISHING FIRE				x
200-054USACB0	US	Pending	18/423,279	25-Jan-2024

LIQUID HYDROCARBON SORBING ARTICLE OF MANUFACTURE

FOR INHIBITING FIRE IGNITION INVOLVING FLAMMABLE LIQUID HYDROCARBONS, WHILE ABSORBING THE FLAMMABLE LIQUID HYDROCARBONS WHEN SPILLED ON A BODY OF WATER AND/OR LAND

										x
200-055USA000	US	Granted	17/233461	17-Apr-2021	ENVIRONMENTALLY-CLEAN BIODEGRADABLE WATER-BASED CONCENTRATES FOR PRODUCING FIRE INHIBITING AND FIRE EXTINGUISHING LIQUIDS AND FOAMS FOR FIGHTING CLASS A AND CLASS B FIRES	11865394	02-Jan-2038	x

47

200-055USANA0	US	Pending	18/496896	29-Oct-2023	ENVIRONMENTALLY-CLEAN AQUEOUS-BASED FIRE EXTINGUISHING BIOCHEMICAL LIQUID CONCENTRATES FOR MIXING WITH PROPORTIONED QUANTITIES OF WATER TO PRODUCE FIRE EXTINGUISHING WATER STREAMS	x
225-083USA000	US	Pending	18/669,077	20-May-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS AND METHODS OF AND APPARATUS FOR APPLYING THE SAME TO PROTECT PROPERTY AGAINST WILDFIRE	x
225-083USANA0	US	Pending	18/751,284	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF FORMIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANB0	US	Pending	18/751,287	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF CARBONIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANC0	US	Pending	18/751,289	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF ACETIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USAND0	US	Pending	18/751,291	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF GLYCOLIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANE0	US	Pending	18/751,293	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF GLYOXYLIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANF0	US	Pending	18/751,294	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF OXALIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x

48

225-083USANG0	US	Pending	18/751,295	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF PROPIONIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANH0	US	Pending	18/751,296	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF LACTIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANI0	US	Pending	18/751,297	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF GLYCERIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANJ0	US	Pending	18/751,298	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF PYRUVIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANK0	US	Pending	18/751,300	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF TARTARIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANL0	US	Pending	18/751,301	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF BUTYRIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANM0	US	Pending	18/751,302	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF MALIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANN0	US	Pending	18/751,303	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF MALONIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x

49

225-083USANO0	US	Pending	18/751,305	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF PIVALIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	Y
225-083USANP0	US	Pending	18/751,306	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF CAPROIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANQ0	US	Pending	18/751,308	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF ADIPIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANR0	US	Pending	18/751,310	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF CITRIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANS0	US	Pending	18/751,213	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF GLUCONIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083USANT0	US	Pending	18/751,314	23-Jun-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS OF BENZOIC ACID FOR PROTECTING PROPERTY AGAINST WILDFIRE	x
225-083PCT000	WO	Pending	PCT/US25/30054	19-May-2025	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL SOLUTIONS ANDMETHODS OF AND APPARATUS FOR APPLYING THE SAME TO PROTECT PROPERTYAGAINST WILDFIRE	x	x	x
225-083USAC00	US	Pending	19/212,477	19-May-25	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL SOLUTIONS ANDMETHODS OF AND APPARATUS FOR APPLYING THE SAME TO PROTECT PROPERTYAGAINST WILDFIRE	x
225-090USA000	US	Pending	18/329,979	6-Jun-2023

METHOD OF AND KIT FOR INSTALLING AND OPERATING A WILDFIRE DEFENSE SPRAYING SYSTEM ON A PROPERTY PARCEL FOR PROACTIVELY SPRAYING ENVIRONMENTALLY-CLEAN LIQUID FIRE INHIBITOR THEREOVER TO INHIBIT FIRE IGNITION AND FLAME SPREAD CAUSED BY WIND-DRIVEN WILDFIRE EMBERS

x

50

225-090USANA0	US	Granted	18/432,014	4-Feb-2024	WILDFIRE DEFENSE SPRAYING SYSTEM FOR SPRAYING ENVIRONMENTALLY-CLEAN WATER-BASED LIQUID FIRE INHIBITOR TO PROACTIVELY FORM THIN FIRE-INHIBITING ALKALI METAL SALT CRYSTALLINE COATINGS ON SPRAYED PROPERTY SURFACES PRIOR TO THE PRESENCE OF WILDFIRE	12,226,661	18-Feb-25	x
225-090USANB0	US	Granted	18/432,017	4-Feb-2024	WILDFIRE DEFENSE SPRAYING SYSTEM FOR SPRAYING ENVIRONMENTALLY-CLEAN WATER-BASED LIQUID FIRE INHIBITOR TO PROACTIVELY FORM THIN FIRE-INHIBITING POTASSIUM SALT CRYSTALLINE COATINGS ON SPRAYED PROPERTY SURFACES PRIOR TO THE PRESENCE OF WILDFIRE	12,214,233	4-Feb-25	x
225-090USANC0	US	Granted	18/432,018	4-Feb-2024	REMOTELY-TRIGGERED WILDFIRE DEFENSE SYSTEM FOR AUTOMATICALLY SPRAYING ENVIRONMENTALY-CLEAN WATER-BASED LIQUID FIRE INHIBITOR TO PROACTIVELY FORM THIN FIRE-INHIBITING ALKALI METAL SALT CRYSTALLINE COATINGS ON SPRAYED COMBUSTIBLE SURFACES PRIOR TO WILDFIRE	12,168,152	17-Dec-24	x
225-090USAND0	US	Granted	18/432,020	4-Feb-2024	WILDFIRE DEFENSE SPRAYING PROCESS FOR AUTOMATICALLY SPRAYING ENVIRONMENTALLY-CLEAN WATER-BASED LIQUID FIRE INHIBITOR OVER COMBUSTIBLE PROPERTY SURFACES TO FORM THIN FIRE-INHIBITING POTASSIUM SALT CRYSTALLINE COATINGS THEREON BEFORE PRESENCE OF WILDFIRE	12,208,296	28-Jan-25	x
225-092USA000	US	Pending	18/420,717	1-Jan-2024	METHOD OF AND SYSTEM FOR DEFENDING HOME BUILDING PROJECTS FROM WILDFIRE DURING AND AFTER CONSTRUCTION ON PROPERTY LOCATED WITHIN A WILDFIRE URBAN INTERFACE (WUI) REGION				x
225-092USANA0	US	Pending	18/788,241	30-Jul-2024

WILDFIRE DEFENSE SYSTEM TRAILER FOR PROTECTING A WOOD-BUILDING JOB-SITE FROM WILDFIRE DURING THE CONSTRUCTION PHASE OF A WOOD-BUILDING CONSTRUCTION PROJECT LOCATED WITHIN A WILDFIRE URBAN INTERFACE (WUI) REGION

									x

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225-092USANB0	US	Pending	18/788,249	30-Jul-2024

MOBILE WILDFIRE DEFENSE SYSTEM TRAILER FOR DEPLOYMENT AND USE ON A WOOD-BUILDING JOB-SITE FROM WILDFIRE DURING THE CONSTRUCTION PHASE OF A WOOD-BUILDING CONSTRUCTION PROJECT LOCATED WITHIN A WILDFIRE URBAN INTERFACE (WUI)REGION

x
225-092USANC0	US	Pending	18/788,268	30-Jul-2024

TRAILER-BASED WILDFIRE DEFENSE SPRAYING SYSTEM FOR AUTOMATICALLY SPRAYING A WOOD-BUILDING CONSTRUCTION JOB-SITE WITH ENVIRONMENTALLY-CLEAN LIQUID FIRE INHIBITOR BEFORE ARRIVAL OF WILDFIRE REMOTELY-DETECTED IN A WILDFIRE URBAN INTERFACE (WUI) REGION

x
225-092USAND0	US	Pending	18/788,278	30-Jul-2024

WIRELESS SYSTEM NETWORK FOR MANAGING A FLEET OF WILDFIRE DEFENSE SYSTEM TRAILERS DEPLOYED ON A WOOD-BUILDING CONSTRUCTION JOB-SITES LOCATED IN A WILDFIRE URBAN INTERFACE (WUI) REGION TO REDUCE THE RISK OF CONSTRUCTION PROJECT DAMAGE, DESTRUCTION AND LOSS DUE TO WILDFIRE

x
225-092USANE0	US	Pending	18/788,292	30-Jul-2024	METHOD OF INSTALLING AND COMMISSIONING THE OPERATION OF AN AUTOMATED HOME SPRINKLER-BASED WILDFIRE DEFENSE SYSTEM DURING THE POST-CONSTRUCTION PHASE OF A COMPLETED HOME BUILDING PROJECT		x
225-092PCT000	WO	Pending	PCT/US25/12489	22-Jan-2025	METHOD OF AND SYSTEM FOR DEFENDING BUILDING PROJECTS FROM WILDFIRE DURING AND AFTER CONSTRUCTION		x
225-100USA000	US	Pending	18/814,508	24-Aug-2024

ENVIRONMENTALLY-SAFE WATER-BASED FIRE RETARDANT BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS, FREE FROM PHOSPHATES, NITRATES, AND AMMONIUM-SALTS, FOR NON-CORROSIVE AERIAL AND GROUND DELIVERY ONTO PROPERTY REQUIRING LONG-TERM PROTECTION AGAINST WILDFIRE

x
225-101USA000	US	Pending	18/964,428	30-Nov-2024

ENVIRONMENTALLY-SAFE COMPLETELY-BIODEGRADABLE WATER-BASED FIRE RETARDANT BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS, FREE FROM PHOSPHATES, NITRATES, AND AMMONIUM-SALTS, FOR NON-CORROSIVE AERIAL AND GROUND DELIVERY ONTO PROPERTY

x

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225-101PCT000	WO	Pending	PCT/US25/30268	20-May-2025

ENVIRONMENTALLY-SAFE WATER-BASED FIRE RETARDANT BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS, FREE FROM PHOSPHATES, NITRATES, AND AMMONIUM-SALTS, FOR NON-CORROSIVE AERIAL AND GROUND DELIVERY ONTO PROPERTY REQUIRING LONG-TERM PROTECTION

x
225-101USAC00	US	Pending	19/213,947	20-May-2025

ENVIRONMENTALLY-SAFE WATER-BASED FIRE RETARDANT BIOCHEMICAL COMPOSITIONS FORMULATED USING ALKALI METAL SALTS, FREE FROM PHOSPHATES, NITRATES, AND AMMONIUM-SALTS, FOR NON-CORROSIVE AERIAL AND GROUND DELIVERY ONTO PROPERTY REQUIRING LONG-TERM PROTECTION AGAINST WILDFIRE

x
225-105USA000	US	Pending	19/082,106	17-Mar-2024	ENVIRONMENTALLY-CLEAN WATER-BASED FIRE INHIBITING BIOCHEMICAL COMPOSITIONS, SOLUTIONS, POWDERS AND METHODS OF AND APPARATUS FOR PRODUCING FIRE PROTECTED WOOD AND ENGINEERED WOOD PRODUCTS		x
225-105PCT000	WO	Pending	PCT/US25/30057	19-May-2025	ENVIRONMENTALLY-CLEAN FIRE INHIBITING BIOCHEMICAL COMPOSITIONS, SOLUTIONS AND POWDERS, AND METHODS OF AND APPARATUS FOR PRODUCING FIRE PROTECTED WOOD PRODUCTS	x
225-105PCT000	US	Pending	19/212,495	19-May-2025	ENVIRONMENTALLY-CLEAN FIRE INHIBITING BIOCHEMICAL COMPOSITIONS, SOLUTIONS AND POWDERS, AND METHODS OF AND APPARATUS FOR PRODUCING FIRE PROTECTED WOOD PRODUCTS	x

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IP METRICS AS OF 25 JUNE 2025

TOTAL ISSUED US PATENTS GRANTED: 31
TOTAL GRANTED US PATENTS (CHEMICAL): 3
TOTAL GRANTED US PATENTS (DELIVERY): 24
TOTAL GRANTED US PATENTS ({PRODUCTS): 4

TOTAL PENDING US PATENT APPLICATIONS: 56
TOTAL PENDING PATENT APPLICATIONS (CHEMICAL): 47
TOTAL PENDING PATENT APPLICATIONS (DELIVERY): 8
TOTAL PENDING PATENT APPLICATIONS (PRODUCTS): 1

TOTAL US AND INTERNATIONAL TRADEMARK REGISTRATIONS:14
TOTAL PENDING US AND FOREIGN TRADEMARK APPLICATIONS: 12

LIST OF TERMS USED IN PATENT AND TRADEMARK LAW AROUND THE WORLD:

(a) Most countries or geographical/political regions around the world have an intellectual property office (IPO) within its legal governmental framework, that administers its national and international laws relating to (i) patent-protectable subject matter covering useful/utility inventions and/or patent-protectable subject matter covering ornamental/industrial designs, and (ii) trademarks, servicemarks and/or tradename related subject matter.

(b) WIPO and WO are shorthand notation for the World Intellectual Property Office (WIPO) https://www.wipo.int/portal/en/index.html ;

(c) the PCT is shorthand notation for Patent Cooperation Treaty (PCT) which is administered by WIPO;

(d) the EPC is shorthand notation for the European Patent Convention (EPC) which is administered by the European Patent Office (EPO) https://www.epo.org/en/legal/epc ;

(e) "Application Status" as used herein reflects the status of a filed patent application or trademark application, as the case may be; for a patent application that has been filed with a patent office, the patent application can have (at any instant in time) the status indicator of: (i) pending, which means it has been filed with the respective patent office and has been assigned a filing date and application number; (ii) granted, when the claims in the patent application have been examined by the patent office, and at one of the claims have been allowed to issue in the granted patent; or (iii) abandoned, when certain conditions in the patent application may not have been timely met in the patent office; for a trademark application that has been filed with a trademark office, the trademark application can have (at any instant in time) the status indicator of: (i) pending, which means the trademark application has been filed with the respective trademark office and has been assigned a filing date and application number; (ii) abandoned, when certain conditions in the trademark application may not have been timely met in the trademark office; (iii) registered when the claims in the trademark application have been published and examined by the trademark office, and at least one of the trademark claims have been allowed to be registered in the trademark office, and are ultimately registered in the trademark office; or (iii) canceled when certain trademark claims in the trademark registration have been re-examined by the trademark office, and canceled from the trademark register maintained by the trademark office;

(f) Most countries around the world support legal systems that offer (i) patent protection over useful inventions (i.e. the utilitarian features of useful inventions) by way of Utility-Type patents, and (ii) patent protection over ornamental inventions (i.e. the ornamental features of industrial and product designs) by way Design-Type patents.

(g) In utility-type patents, legal protection is determined by linguistic-based claims to invention that particularly and specifically define the inventor’s right to exclude others from making, using and selling the utility-type invention, specified by the language recited in the claims. In contrast, with design-type patents, legal protection is determined by the lines used in the drawings of the design patent, which will typically include solid and dotted lines that particularly define the inventor’s right to exclude others from making, using and selling the claimed design-type invention, specified by the lines shown in the drawings.

(h) All patents and patent applications listed herein are utility-type patents, as of June 24, 2025. Also, to help indicate the nature of these utility-type inventions being claimed in such pending patent applications or granted patents, six kinds or classes of subject matter covered by the claims of the utility-type patent (or patent application) are indexed herein, namely: Granted Chemical Composition; Granted Delivery Method; Granted Fire-Protected Product; Pending Chemical Composition; Pending Delivery Method; and Pending Fire-Protected Product; and

(i) The significance of a granted US Patent is that the allowed claims in granted US patent can be the legal basis for a cause of action in a patent infringement suit involving the granted US Patent, whereas the claims in a pending US Patent Application cannot be the legal basis for a cause of action in a patent infringement suit involving the pending US Patent Application; in the USA, patent infringement suits in the USA can only be based on granted US Patents that are maintained.

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Need for government approval of principal product or services

Use of our product on government land is likely to require a listing on the U.S. Forest Service’s Qualified Product List (QPL), but is not required for private lands, county lands, right-of-way, or many state lands.  CitroTech is currently the only EPA Safer Choice recognized fire inhibitor in the United States, which will provide benefits to adoption of the product by private industry. We are in the process of determining any additional permit and certification requirements. Once completed, we will obtain the required permits and certificates.

Effect of existing or probable government regulations on the business

We track all proposed regulatory changes and make commercially reasonable efforts to comply in advance. We maintain an advisory board of retired high level fire officials that monitor such changes for the Company. We also retain legal counsel that is experienced in this regard.

Cost and effects of compliance with environmental laws

Expenses for initial permit and certification applications with the EPA have been paid. We expect the annual costs for EPA certifications to be not more than $10,000.

Product Installation

Residential product installation includes installing a CitroSafe wildfire system and installing rooftop sprinkler systems. In the event of a fire, the system is activated, saturating the residence with CitroTech, which should then help to prevent combustion.

Competition

We do not believe that there is a primary wholesale or retail competitor for environmentally sustainable flame retardant and flame suppression products in the commercial and residential construction industry, or for sale to fire departments, because we believe that all other producers use chemicals that are not EPA Safer Choice approved in their flame retardant and flame suppression products. Our closest market competitor, Perimeter Solutions, SA, engages in the fire safety and specialty product industries, which may have some market overlap with the Company. Furthermore, the Company does not believe there are competitors that provide environmentally sustainable flame retardant and flame suppression products for sale to fire departments.

The flame retardant and flame suppression markets in North America are rapidly expanding. Growing population density and the need for fire protection materials in structures and products fuels the market’s growth, specifically in the U.S. and Canada. The U.S. flame retardant and flame suppression market is in gradual expansion due to increasing compliance standards. Changes in demographics, especially the urbanization process and infrastructural improvements, have made flame retardants and flame suppression more crucial in buildings. Therefore, we believe that the flame retardant and flame suppression markets in the United States and Canada are open to new non-toxic products and participants, and thus those markets are positive for entry by us.

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Governmental Regulation

Our business is subject to regulations by the EPA, including standards for product descriptions, efficacy claims and label format.

Our product contain materials from multiple suppliers. Some of these entities must comply with federal and local environmental laws and regulations. The EPA regulates finished products by requiring disclosure of components and hazardous materials. The EPA can inspect our product and our producer’s facility to determine the accuracy of the disclosures. State laws may also impose additional regulations on the use, preparation and storage of our products. We believe that our component providers are in compliance in all material respects with governmental regulations regarding our current product and have obtained governmental permits, licenses, qualifications and approvals required for our operations. Our supplier’s compliance with federal, state and local environmental laws has not materially affected us either economically or in the manner in which we conduct our business.

However, there can be no assurance that our current or any future supplier will be able to comply with such laws and regulations in the future or that new governmental laws and regulations will not be introduced that could prevent or temporarily inhibit the development, distribution and sale of our product to end users.

New government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our product. If our supplier fails to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and financial condition.

Europe and Other Countries

If we market our product in any countries other than the United States, we would be subject to the laws of those countries. To market our product in other countries we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, and commercial sales, pricing and distribution of our product.

The European regulatory system is based on a network of about 50 regulatory authorities from the 31 countries in the European Economic Area and the European Commission. All products must be authorized before they can be placed on the market in the European Union. The European system offers different routes for authorization. A centralized procedure allows the marketing of a product on the basis of a single European Union assessment and marketing authorization which is valid throughout the European Union. However, a majority of products authorized in the European Union do not fall within the scope of the centralized procedure, and we do not know whether our product will fall within the centralized authorization. We also do not know how the withdrawal of Great Britain from the European Union will affect the procedure for approval of medicines in the United Kingdom. If we are not able to use the centralized procedure, we would need to use one of two procedures. One method is the decentralized procedure where we would apply for the simultaneous authorization in more than one European Union member. The second method is the mutual-recognition procedure where we would have a product authorized in one European Union country and then apply for authorization to be recognized in other European Union countries. In either case, we would be required to demonstrate and show and that the product is manufactured in accordance with good manufacturing practices based upon European Union standards.

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In countries other than the United States, Canada and the European Union, we would be required to comply with the applicable laws of those countries.

Failure to obtain regulatory approval in any country would prevent our product candidates from being marketed in those countries. In order to market and sell our product in jurisdictions other than the United States and the European Union, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements.

If we are unable to obtain approval of our product candidates by regulatory authorities in other foreign jurisdictions, the commercial prospects of those product candidates may be significantly diminished and our business prospects could decline.

Facilities

Our Company owns no real property. Our principal office is located at 6400 S. Fiddlers Green Cir, Suite 300 Greenwood Village, CO 80111 which is commercial space in the Denver Tech Center under a month-to-month lease as low as $99 per month based on use of the space. Commencing April 1, 2025, the Company leases commercial space for office, retail and warehousing at 3230 Production Avenue, Suite C & D, Oceanside, CA 92058 (10,000 square feet of warehouse and office space and 17,000 square feet of yard space), which is under a five year lease at $15,810 per month.

The Oceanside property is managed by Mr. Hotsko and warehousing is supported by contractors without a written agreement. Our principal executive office is 6400 S. Fiddlers Green Cir., Suite 300, Greenwood Village, Colorado 80111. Our primary phone number is (800) 401-4535.

Employees

Wes Bolsen and Andrew Hotsko are both executive officers and full-time employees.

Legal Proceedings

From time to time, we may be involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of management, would have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputation harm, and other factors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions of the Company’s executive officers and directors. Executive officers are elected annually by the Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board of Directors, or his successor is elected and qualified. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Title
Theodore Ralston	63	Chairman of the Board
Wesley Bolsen	48	Chief Executive Officer, Director
Nanuk Warman	53	Secretary and Chief Financial Officer
Andrew Hotsko	36	Chief Operating Officer
Stephen Conboy	71	Chief Technology Officer
Anthony Newton	56	General Counsel
Jeffery Pomerantz	79	Director
Lorenzo Calinawan	38	Director
Craig Huff	61	Director

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Professional Experience

Theodore Ralston – Chairman of the Board

Theodore Ralston has served as a member of the Board of Directors since March 31, 2025 and as Chairman of the Board since October 1, 2025. Mr., Ralston previously served as the Company’s Chief Executive Officer from March 31, 2025 to October 1, 2025. Mr. Ralston obtained an Electronics degree from IT&T in 1984. He has 34 years of independent business, sales and investment experience. For the past five years, Mr. Ralston has managed investments through his investment vehicle, TC Special Investments, LLC. In addition, Mr. Ralston has acted as a consultant, and is currently an executive officer and director to the Company. Mr. Ralston does not have any experience in the fire retardant or fire suppression industry.

We believe that Mr. Ralston is qualified to serve as a member of our Board of Directors due to the leadership and management expertise.

Wesley Bolsen – Chief Executive Officer and Director

Wesley Bolsen was appointed as the Chief Executive Officer and as a member of the Board of Directors effective as of September 15, 2025. Mr. Bolsen obtained a degree in electrical engineering with a minor in economics from the Rose-Hulman Institute of Technology, and thereafter obtained a masters’ degree in business administration from Stanford’s Graduate School of Business. In 2018, Mr. Bolsen was the founding executive and chief executive officer of LaderaTech Inc., which was sold to Perimeter Solutions, Inc. in 2020 at a time when LaderaTech Inc. distributed the world’s leading wildfire prevention and protection product. Following the transaction with Perimeter Solutions, Inc., Mr. Bolsen was employed by Perimeter Solutions, Inc. to lead global wildfire prevention and protection until September 2022. He became an advisor to startup executives until April of 2024, when Mr. Bolsen was named chief executive officer of Imidex Inc., an FDA cleared AI solution for the early detection of lung cancer, which sold in April of 2025 to a public healthcare company.

We believe that Mr. Bolsen is qualified to serve as of our Board of Directors due to past executive leadership and company board of director roles.

Nanuk Warman – Secretary and Chief Financial Officer

Nanuk Warman, CPA, CFA, was appointed Chief Financial Officer and Secretary of our Company effective on April 1, 2025. Prior to his appointment Mr. Waman spent four years working with the Company as an independent consultant and has in-depth knowledge of the Company’s business and financial history. Mr. Warman has spent the last 20 years working in public company finance, advising clients on financial reporting, SOX compliance, and SEC filing requirements. For the past 10 years, Mr. Warman has served as Managing Partner of PubCo Reporting Solutions, Inc., a boutique accounting and reporting firm primarily focused on helping emerging companies on accounting and compliance matters. Mr. Warman has extensive experience with securities offerings, mergers and acquisitions, securities exchange listing compliance. He is well-versed in GAAP, with particular expertise in complex equity structures, debt financing, reverse acquisitions, and transactional accounting. Mr. Warman is a CFA® Charterholder and a member of the Chartered Professional Accountants of British Columbia.

Andrew Hotsko – Chief Operating Officer

Andrew Hotsko has served as Chief Operating Officer of CitroTech, Inc. since July 2025, where he leads day-to-day operations and growth initiatives across the Company’s platform. Prior to joining the Company, he served as Regional President of an Alpine Investors-backed services business, overseeing operational performance and expansion across multiple markets from 2023 to 2025. Earlier in his career, from 2021 to 2023, Mr. Hotsko worked in technology investment banking at Bank of America, supporting strategic and financing transactions for growth-stage companies. He previously served as an infantry officer in the U.S. Marine Corps and holds a Bachelor of Science in Economics from the United States Naval Academy and an MBA from The Wharton School of the University of Pennsylvania.

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Stephen Conboy – Chief Technology Officer

Stephen Conboy was appointed at Chief Technology Officer effective March 1, 2025. Mr. Conboy is the founder of MFB CA. Previously from the building and lumber industries, he has pursued fire science for the last 16 years to invent CitroTech. Mr. Conboy has worked in the lumber and building industry for more than 45 years, starting as a union carpenter in New York. He was nominated and assigned to the District Export Council Division of the U.S. Department of Trade and Commerce and the International Trade Association. As a respected authority for carbon sequestration, he has spoken at the United Nations and World Trade Conference. Mr. Conboy helped draft a Carbon Tax Credit Bill for fire treated lumber and portions of the Wildfire Defense Act to reward property owners who implement proactive wildfire defense programs.

Anthony Newton – General Counsel

Anthony Newton was appointed as general counsel to the Company effective April 1, 2025. Mr. Newton has practiced law for 25 years and is a member of the State Bar of Texas. He has a BBA from Texas A&M University, a J.D. from the University of Houston, and an LLM in Taxation from Georgetown University Law Center. Mr. Newton has focused his practice on transactions and infrastructure projects, primarily general corporate, mergers and acquisitions, commercial agreements, finance and capital markets, primarily for middle-market energy and oil and gas companies. Mr. Newton has 16 years of big-firm experience, including as equity partner with multi-national law firms such as DLA Piper. In addition, Mr. Newton has two years of experience as General Counsel with West Edge Energy LLC, a private-equity backed, mid-stream oil and gas company, during which time he was the only in-house attorney and responsible for establishing and managing the legal department of the company. Mr. Newton does not have any experience in the fire retardant or fire suppression industry.

Jeffery Pomerantz - Director

On April 25, 2022, the Board of Directors appointed Jeffery Pomerantz as a member of the Board of Directors. Mr. Pomerantz has over 50 years of experience in Consulting, Promotional Marketing, Manufacturing, Sales, and Distribution. Mr. Pomerantz has provided invaluable assistance with many IPO's and Corporate Up-Listings; additionally, he has a variety of international connections to resources and networks that create product distribution channels throughout the world. From 2019 to the present, Mr. Pomerantz has been in the Promotional Products Industry, in which he has owned and operated a business supervising manufacturing (including China), sales and distribution of hundreds of products. Mr. Pomerantz received a degree in accounting in 1967 from Temple University. Mr. Pomerantz does not have any experience in the fire retardant or fire suppression industry.

We believe that Mr. Pomerantz is qualified to serve as a member of our Board of Directors due to his ability to strengthen and improve operations of the companies of which he has been a part, and his experience in domestic and international manufacturing, sales and distribution.

Lorenzo Calinawan – Director

On October 15, 2025, the Board of Directors appointed Lorenzo Calinawan as a member of the Board of Directors. Mr. Calinawan is the co-founder and managing director of Chemlink Partners, a boutique M&A advisory firm focused exclusively on the global chemicals, specialty materials and adjacent industrial sectors. Over his career, Mr. Calinawan has advised on more than $90 billion of completed transactions, including landmark deals, transformative carve-outs, platform builds and cross-border transactions for leading strategics and private equity sponsors. Prior to founding Chemlink, he held senior investment banking roles at Citibank and Piper Sandler and also served as an investment professional at SK Capital Partners, where he focused on building and growing specialty chemicals and materials platforms. Mr. Calinawan brings deep sector knowledge, a global network and proven transaction execution and investment expertise to the company’s board.

We believe that Mr. Calinawan is qualified to serve as of our Board of Directors due to his expertise in the chemicals industry.

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Craig Huff – Director

On October 15, 2025, the Board of Directors appointed Craig Huff as a member of the Board of Directors. Mr. Huff is the founder and managing member of BoltRock Holdings LLC, a family investment firm and significant shareholder in the Company. Prior to founding BoltRock, Mr. Huff co-founded and served as co-chief executive officer of Reservoir Capital, a multi-billion dollar opportunistic investment firm, for over two decades. He also served in the U.S. Navy as a nuclear engineer and nuclear submarine officer. Mr. Huff has extensive board experience in both private and public companies across a wide range of sectors, including the insurance industry. He holds a bachelor’s degree in engineering physics, magna cum laude, from Abilene Christian University, and an MBA with high distinction from Harvard Business School where he was recognized as a Baker Scholar.

We believe that Mr. Huff is qualified to serve as of our Board of Directors due to his decades of investment and business management expertise.

Family Relationships

Mr. Theodore Ralston has a family relationship with Joshua Ralston, his son, who previously served in the role of Chief Executive Officer of the Company. There are no familial relationships among any of our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our executive officers or directors were involved in any legal proceedings described in Item 401(f) of Regulation S-K in the past ten years.

Board Composition and Director Independence

Our Board is composed of five directors. Our Articles of Incorporation provide that our Board of Directors each serves for one year. The Board has determined that Lorenzo Calinawan and Jeffery Pomerantz, meet NYSE American’s requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence.

Controlled Company Status

After completion of this offering, Theodore Ralston will continue to control a majority of our outstanding common stock. As a result, we will be a “controlled company.” Under NYSE American rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company, is a “controlled company” and may elect not to comply with certain NYSE American corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

•	we have a board that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

•	we have a compensation committee that is composed entirely of independent directors;

•	we have a nominating and corporate governance committee that is composed entirely of independent directors; and

•	we have an annual performance evaluation of the nominating and corporate governance and compensation committees.

We rely on these exemptions. As a result, we may not have a majority of independent directors on our Board. In addition, our Compensation and Nominating & Governance Committees may not consist entirely of independent directors and/or may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE American corporate governance requirements.

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Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating & Governance Committee
Jeffrey Pomerantz	x	x	x
Lorenzo Calinawan	x	x	x
Theodore Ralston		x	x

Audit Committee

Our Audit Committee is composed of Lorenzo Calinawan and Jeffrey Pomerantz, with Lorenzo Caliniwan serving as chair of the committee. Our Board determined that Lorenzo Calniwan and Jeffrey Pomerantz meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of NYSE American. Lorenzo Caliniwan is the “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of NYSE American. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications, performance, and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing our policies on risk assessment and risk management;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and guidance.

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Compensation Committee

Our Compensation Committee is composed of Lorenzo Caliniwan, Jeffrey Pomerantz and Theodore Ralston, with Lorenzo Calinawan serving as chair of the committee. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel, or other advisor retained by the Compensation Committee;

•	conducting the independence assessment outlined in rules with respect to any compensation consultant, legal counsel, or other advisor retained by the Compensation Committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of NYSE American;

•	reviewing and establishing our leadership compensation, philosophy and guidelines;

•	overseeing and administering our equity compensation plans;

•	overseeing our diversity and inclusion programs and planning for human capital management;

•	overseeing management succession planning;

•	reviewing and making recommendations to our Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Nominating & Governance Committee

Our Nominating and Governance Committee is composed of Lorenzo Caliniwan, Jeffrey Pomerantz and Theodore Ralston, with Lorenzo Calinawan serving as chair of the committee. The Nominating and Governance Committee’s responsibilities include:

•	developing and recommending to our Board criteria for board and committee membership;

•	developing and recommending to our Board best practices and corporate governance principles;

•	identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•	developing and recommending to our Board a set of corporate governance guidelines; and

•	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

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Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Risk Oversight

Our Board will oversee the risk management activities designed and implemented by our management. Our Board will execute its oversight responsibility for risk management both directly and through its committees. The full Board will also consider specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, our Board will receive detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board will delegate to the Audit Committee oversight of our risk management process. Our other committees of our Board will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Code of Business Conduct and Ethics

Prior to completion of this offering, we intend to adopt a code of conduct that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Upon the closing of this offering, our code of conduct will be available on our website. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION

The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

We are currently considered a “smaller reporting company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years and an Outstanding Equity Awards at Fiscal Year End Table for our last completed fiscal year. These reporting obligations extend only to “named executive officers.” Our “named executive officers” include (i) all individuals serving as our principal executive officer during the fiscal year ended December 31, 2025 and (ii) our two most highly compensated executive officers, as defined in Exchange Act Rule 3b-7, other than our principal executive officer, who were serving as executive officers at the end of the fiscal year ended December 31, 2025, whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2025.

This section discusses material components of the executive compensation programs for our “named executive officers” who area named in the “Summary Compensation Table” below. In 2025, our “named executive officers” were (i) Wesley Bolsen, our Chief Executive Officer; (ii) Joshua Ralston, our former Chief Executive Officer, (iii) Theodore Ralston, our former Chief Executive Officer and our Chairman of the Board of Directors, (iv) Andrew Hotsko, our Chief Operating Officer, and (v) Anthony Newton, our General Counsel.

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The following table summarizes the compensation of our named executive officers during the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year Ended December 31,	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wesley Bolsen	2025	89,999	-	732,289	-	-	-	-	822,288
Chief Executive Officer	2024	-	-	-	-	-	-	-	-
Theodore Ralston	2025	-	-	1,928,328	-	-	-	-	1,928,328
Chairman of the Board	2024	-	-	-	-	-	-	-	-
Andrew Hotsko	2025	100,962	-	1,677,310	-	-	-	-	1,778,272
Chief Operating Officer	2024	-	-	-	-	-	-	-	-
Anthony Newton	2025	275,000	-	550,000	-	-	-	-	825,000
General Counsel	2024	-	-	-	-	-	-	-	-
Joshua Ralston,	2025	290,000	-	-	-	-	-	-	290,000
Former President, Secretary, CEO, CFO and Chairman	2024	75,000	-	-	-	-	-	-	75,000

____________

(1)	The amounts reported in this column represent the aggregate grant date fair value of options awarded, computed in accordance with FASB ASC Topic 718.

Executive Compensation Arrangements

Wesley Bolsen – Employment Agreement

On September 22, 2025, the Company entered into an employment agreement with Wesley J. Bolsen, pursuant to which Mr. Bolsen serves as the Company’s Chief Executive Officer, effective October 1, 2025. The employment agreement has a term commencing October 1, 2025 and ending September 30, 2029, unless earlier terminated in accordance with its terms.

Under the employment agreement, Mr. Bolsen is entitled to an annual base salary of $300,000, payable in accordance with the Company’s standard payroll practices, and a signing bonus of 6,250 shares of the Company’s Series C Convertible Preferred Stock, issued as soon as reasonably practicable following execution of the agreement. Mr. Bolsen is also eligible to receive an annual cash performance bonus with a target of $200,000, with the opportunity to earn up to two times the target amount based on the achievement of mutually agreed key performance indicators (“KPIs”). Mr. Bolsen is eligible to participate in the Company’s employee benefit plans made generally available to other senior executives.

In addition, pursuant to Exhibit A to the employment agreement, Mr. Bolsen is eligible to receive equity‑based incentive compensation in the form of restricted stock units (“RSUs”) of the Company’s common stock, which may be earned based on a combination of time‑based vesting, achievement of KPIs, and the attainment of specified market capitalization thresholds. The equity awards include up to an aggregate of 900,000 RSUs, consisting of (i) time‑based RSUs that vest over a four‑year period, (ii) KPI‑based RSUs that vest annually upon achievement of mutually agreed performance objectives, and (iii) market capitalization‑based RSUs that vest upon the Company achieving and sustaining specified fully diluted market capitalization targets for 30 consecutive days. The employment agreement further provides for accelerated vesting of any unvested RSUs upon a change in control, as defined therein.

The employment agreement may be terminated by the Company for cause, including for material breach, misconduct, dishonesty, or failure to perform duties, subject in certain cases to notice and cure rights, or without cause upon written notice. Mr. Bolsen may also terminate his employment for any reason. Upon termination by the Company without cause, Mr. Bolsen is entitled to continued base salary for up to twelve months or the remainder of the then‑existing term, if shorter, and payment of any earned but unpaid bonus amounts, subject to the terms of the agreement. Upon termination for cause or voluntary resignation, Mr. Bolsen is generally entitled only to accrued compensation and earned bonuses, if any.

Mr. Bolsen is subject to customary confidentiality, non‑competition, non‑solicitation, and intellectual property assignment provisions during and following the term of employment. The employment agreement also provides for reimbursement of business expenses, directors’ and officers’ insurance coverage, and other customary executive employment terms.

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Theodore Ralston – Consulting Agreement

On April 1, 2025, the Company entered into a consulting agreement with Theodore Ralston, pursuant to which Mr. Ralston provides outside Chief Executive Officer services to the Company at the direction of the Company’s Board of Directors. The consulting agreement has an initial term of twelve (12) months, commencing April 1, 2025 (the “Initial Term”). Following the Initial Term, the agreement automatically renews for successive six‑month periods unless either party provides at least 30 days’ written notice of non‑renewal.

Mr. Ralston is eligible to receive up to an aggregate of 400,000 shares of the Company’s Series C Convertible Preferred Stock, payable in four separate tranches of 100,000 shares each, upon the Company achieving and sustaining for 30 consecutive days specified market capitalization thresholds of more than $120 million, $150 million, $200 million, and $250 million, respectively. So long as Mr. Ralston provides services to the Company for the full Initial Term, Mr. Ralston’s right to receive the foregoing share awards will vest, regardless of whether the consulting agreement is subsequently terminated.

If the consulting agreement is terminated by the Company within six (6) months following Mr. Ralston: (i) no longer owning Series A Preferred Stock, or (ii) owning (or having the right to convert to) on a fully diluted basis less than five percent (5%) of the common stock of the Company, then within 30 days thereafter the Company shall remit to Mr. Ralson or his designee the amount of 100,000 shares of Series C Convertible Preferred stock in book entry form as soon as reasonably possible for the transfer agent to make the book entry on behalf of Consultant or his designee.

The consulting agreement may be terminated immediately by written notice to Mr. Ralston upon the occurrence of any of the following: (i) a material breach of the agreement that remains uncured following 30 days’ notice thereof; (ii) making disparaging statements (whether written or verbal) about the Company, or its subsidiaries, affiliates, officers, employees, or Board of Directors; or (iii) engaging in any activity that reflects negatively on the Company’s reputation or standing in its business community. Mr. Ralston is subject to customary confidentiality obligations during and after the term of the agreement and must return Company property and confidential materials upon termination.

Andrew Hotsko – Employment Agreement

On June 27, 2025, the Company entered into an employment agreement with Andrew Hotsko, pursuant to which Mr. Hotsko serves as the Company’s Chief Operating Officer, effective July 21, 2025. The employment agreement has a term commencing July 21, 2025 and ending July 21, 2029, unless earlier terminated in accordance with its terms.

Under the employment agreement, Mr. Hotsko is entitled to an annual base salary of $250,000, payable in accordance with the Company’s standard payroll practices. Mr. Hotsko is also eligible to receive an annual cash performance bonus of up to $150,000, based on the achievement of mutually agreed key performance indicators (“KPIs”), with the bonus prorated for calendar year 2025 and subject to adjustment in subsequent years at the Company’s discretion. Mr. Hotsko is eligible to participate in the Company’s employee benefit plans made generally available to other senior executives.

In addition, pursuant to Exhibit A to the employment agreement, Mr. Hotsko is eligible to receive equity‑based incentive compensation in the form of restricted shares of the Company’s common stock, which may be earned based on a combination of time‑based vesting, achievement of KPIs, and the attainment of specified market capitalization thresholds. The equity incentives provide for up to an aggregate of 2,700,000 shares of common stock, consisting of (i) time‑based restricted shares that vest annually over a four‑year period, (ii) KPI‑based shares that may be issued annually upon achievement of mutually agreed performance objectives, and (iii) market capitalization‑based shares that may be issued upon the Company achieving and sustaining specified fully diluted market capitalization thresholds for 30 consecutive days. Unvested equity awards are generally forfeited upon termination for cause or voluntary resignation.

The employment agreement may be terminated by the Company for cause, including for material breach, misconduct, failure to perform duties, disability, or death, or without cause upon written notice. Mr. Hotsko may also terminate his employment for any reason. Upon termination by the Company without cause, Mr. Hotsko is entitled to continued base salary for up to six months or the remainder of the then‑existing term, if shorter, and payment of any earned but unpaid bonus amounts, subject to the terms of the agreement. Upon termination for cause or voluntary resignation, Mr. Hotsko is generally entitled only to accrued compensation and earned bonuses, if any.

Mr. Hotsko is subject to customary confidentiality, non‑competition, non‑solicitation, and intellectual property assignment provisions during and following the term of employment. The employment agreement also provides for reimbursement of business expenses and other customary executive employment terms.

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Anthony Newton – Consulting Agreement

On April 1, 2025, the Company entered into a consulting agreement with Anthony Newton, pursuant to which Mr. Newton provides outside legal counsel services to the Company. The consulting agreement has an initial term of twelve (12) months, commencing April 1, 2025, and automatically renews for successive six‑month periods unless either party provides at least 30 days’ written notice of non‑renewal.

Under the consulting agreement, Mr. Newton is entitled to monthly cash compensation of $27,500. Mr. Newton is also eligible to participate in any executive compensation plan adopted by the Company from time to time, with any such awards subject to the discretion of the Company’s Board of Directors. The Company is required to reimburse Mr. Newton for pre‑approved, documented business expenses incurred on behalf of the Company.

If the consulting agreement is terminated by the Company within six (6) months following Theodore Ralston (i) no longer serving as Chief Executive Officer of the Company, (ii) no longer owning Series A Preferred Stock, or (iii) owning (or having the right to convert into), on a fully diluted basis, less than five percent (5%) of the Company’s common stock, the Company is required to pay Mr. Newton an amount equal to twelve (12) months of consulting compensation within 30 days following such termination.

The consulting agreement may be terminated immediately by written notice to Mr. Newton upon the occurrence of any of the following: (i) a material breach of the agreement that remains uncured following 30 days’ notice thereof; (ii) making disparaging statements (whether written or verbal) about the Company, or its subsidiaries, affiliates, officers, employees, or Board of Directors; or (iii) engaging in any activity that reflects negatively on the Company’s reputation or standing in its business community. Mr. Newton is subject to customary confidentiality obligations during and following the term of the consulting agreement and is required to return Company property and confidential materials upon termination. The agreement provides that Mr. Newton serves as an independent contractor, not an employee of the Company.

Joshua Ralson – Employment Agreement

On March 1, 2025, the Company entered into an employment agreement with Joshua Ralston, pursuant to which Mr. Ralston initially served as President and Chief Executive Officer through April 1, 2025, and thereafter serves as Vice President of Operations, reporting to the Company’s Chief Executive Officer. The employment agreement has an initial term of three (3) years, commencing March 1, 2025, and automatically renews for successive one‑year periods unless either party provides at least 90 days’ written notice of non‑renewal.

Under the employment agreement, Mr. Ralston is entitled to a monthly salary of $16,500, payable in accordance with the Company’s customary payroll practices. Mr. Ralston is also eligible to participate in the Company’s employee benefit plans made generally available to other employees and executives, including health and accident insurance and other customary benefits, subject to the terms of such plans.

The employment agreement does not provide for severance or post‑termination compensation beyond accrued salary and reimbursable expenses. Mr. Ralston is subject to customary confidentiality obligations during and following the term of employment, including obligations relating to the protection of the Company’s confidential information and the return of Company property upon termination.

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Outstanding Equity Awards

The following table lists all of the outstanding equity awards held on December 31, 2025 by each of the Company’s named executive officers.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Wesley Bolson
Theodore Ralston
Andrew Hotsko
Anthony Newton
Joshua Ralston

Director Compensation

The following table sets forth information regarding compensation earned during the fiscal year ended December 31, 2025 by each of our non-employee directors who served as a director of the Company during that time. [The directors who also serve as employees of the Company do not receive additional compensation for their service as a director.]

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Jeffery Pomerantz	-	-		-	-	-	-	-
Lorenzo Calinawan	-	-		-	-	-	-	-
Craig Huff	-	1,920,513	(2)	-	-	-	-	1,920,513	(2)

_______________

(1)	The amounts reported in this column represent the aggregate grant date fair value of stock awarded, computed in accordance with FASB ASC Topic 718.

(2)	The stock awards were issued to BoltRock Holdings, LLC pursuant to a consulting arrangement. Mr. Huff is the managing member of BoltRock Holdings, LLC.

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Limitation on liability of officers and directors

Wyoming law provides that subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Wyoming Business Corporations Act Section 17-16-831 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Indemnification

Wyoming law permits broad provisions for indemnification of officers and directors.

Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of or who is or was serving at our request as a director, officer, employee or agent of this or another corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan (a “covered person”), whether the basis of such proceeding is alleged action in an official capacity as a covered person, shall be indemnified and held harmless by us to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a covered person and shall inure to the benefit of his or her heirs, executors and administrators.

However, no indemnification shall be provided hereunder to any covered person to the extent that such indemnification would be prohibited by Wyoming state law or other applicable law as then in effect, nor, with respect to proceedings seeking to enforce rights to indemnification, shall we indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by our board of directors, nor shall we indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought, to be liable for any negligence or intentional misconduct in the performance of a duty.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes to it sets forth information regarding the number of shares of Common Stock beneficially owned by (i) each director and named executive officer of our Company, (ii) named executive officers, executive officers, and directors of the Company as a group, and (iii) each person known by us to be the beneficial owner of 5% or more of our issued and outstanding shares of Common Stock. The percentages reflect beneficial ownership immediately prior to, and immediately after, the completion of this offering. In calculating any percentage in the following table prior to offering of Common Stock beneficially owned by one or more persons named therein, the following table is based on 18,803,230 shares of Common Stock, 1,666,667 shares of Series A Preferred Stock and 807,668 shares of Series C Convertible Preferred Stock outstanding as of February 16, 2026, and any shares of Common Stock, Series A Preferred Stock, and Series C Convertible Preferred Stock the person has the right to acquire within 60 days of February 16, 2026. Unless otherwise further indicated in the following table, the footnotes to it or elsewhere in this prospectus, the persons and entities named in the following table have sole voting and sole investment power concerning the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless as otherwise indicated in the following table and the footnotes, our named executive officers and directors’ address in the following table is c/o CitroTech Inc., 6400 S. Fiddlers Green Cir., Suite 300, Greenwood Village, Colorado 80111.

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	Shares Beneficially Owned(2)
	Series A Preferred		Series C Preferred		Common Stock		% of Total Voting
Name of Beneficial Owner(1)	Shares	%(3)	Shares	%(3)	Shares	%(3)	Power (4)
Named Executive Officers and Directors
Wesley Bolsen	-	-	6,583	*	22,499	*	*
Theodore Ralston	1,364,141	81.8%	13,334	1.7%	2,907,858	15.4%	81.1%
Anthony Newton	-	-	50,000	6.2%	166,667	*	*
Andrew Hotsko	-	-	3,334	*	16,671	*	*
Craig Huff	302,526	18.2%	95,674	11.8%	4,113,361	20.1%	18.2%
Joshua Ralston	-	-	-	*	583,334	3.1%	*
Jeffery Pomerantz	-	-	-	*	41,667	*	*
Lorenza Calinawan	-	-	-	*	-	*	*

All Executive Officers and Directors as a group (9 persons) (6)	1,666,667	100.0%	222,931	26.3%	9,938,753	48.7%	81.1%

5% or More Stockholders
None
Theodore Ralston (5)	1,364,141	81.8%	13,334	1.7%	2,907,858	15.4%	81.1%
Stephen Conboy(6)	-	-	667	*	2,486,670	13.2%	*
BoltRock Holdings LLC (9)	302,526	18.2%	95,674	11.8%	4,113,361	20.1%	18.2%

_______________

*	Less than 1%
(1)

Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) because of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the above table does not necessarily reflect the person’s actual ownership or voting power concerning the number of shares of Common Stock outstanding on the date of this filing.

(2)

In calculating any percentage in this table of Common Stock beneficially owned by one or more persons named therein, the table prior to this offering is based on 25,088,223 shares of Common Stock as of the filing date of this registration statement and any shares of Common Stock the person has the right to acquire within the 60 days following the date of this filing.

(3)

Percentage of total voting power with respect to all shares of our Series A Preferred Stock and Common Stock, voting together as a single class, prior to the completion of this offering and an offering of 1,500,000 common shares. The holders of our Series A Preferred Stock are entitled to one thousand (1,000) votes per share and holders of our Common Stock are entitled to one (1) vote per share.

(4)	Consists of 1,361,510 shares of Common Stock, 2,900,501 common shares issuable upon conversion of Series C Convertible Preferred Stock, and 266,988 common shares issuable upon conversion of debt.
(5)

Total beneficial common share ownership consists of 159,653 common shares held directly by Theodore Ralston, 393,522 common shares held by Janis Ralston, and 75,000 common shares held by TC Special Investments LLC, 1,364,141 shares of Series A Preferred Stock held by TC Special Investments, LLC, 2,166,667 shares of Common Stock issuable upon conversion of 650,000 shares of Series C Convertible Preferred Stock, and 266,988 common shares from conversion of debt. Janis Ralston is the wife of Theodore Ralston. Theodore Ralston has sole dispositive and voting power with respect to all shares held by TC Special Investments, LLC. The address of Theodore Ralston, Janis Ralston, and TC Special Investments, LLC is c/o CitroTech Inc., 6400 S. Fiddlers Green Cir., Suite 300, Greenwood Village, Colorado 80111.

(6)

Stephen Conboy has sole dispositive and voting power with respect to all shares. Total beneficial common share ownership consists of 650,000 common shares and 451,400 shares of Common Stock issuable upon conversion of 135,420 shares of Series C Convertible Preferred Stock.

(7)

Based on information reported on our transfer agent report for shareholder information, BoltRock Holdings LLC stated address is 712 5th Ave 22nd FL New York, NY 10019. Craig A. Huff has a controlling interest in BoltRock Holdings LLC and has dispositive and voting power with respect to the interests. Total beneficial common share ownership consists of 250,000 common shares and 2,396,690 shares of Common Stock issuable upon conversion of 719,007 shares of Series C Convertible Preferred Stock, 833,333 common shares from conversion of debt and 416,667 common shares from warrants.

(8)

Based on information reported on our transfer agent report for shareholder information, Equus Total Return, Inc stated address is 700 Louisiana Street, 43rd Floor, Houston, TX 77002.  John A. Hardy has a controlling interest in Equus Total Return, Inc and has dispositive and voting power with respect to the interests. Total beneficial common share ownership consists of 625,000 common shares from conversion of debt and 312,500 shares from warrants.

(9)

Based on information reported on our transfer agent report for shareholder information, CVC California LLC stated address is 525 Okeechobee Blvd, Ste 1050, West Palm Beach, FL 33401. The Company does not know who has dispositive and voting power with respect to shares owned by CVC California LLC.

(10)	Robert Dailey has sole dispositive and voting power with respect to all shares. Mr. Dailey’s address is c/o CitroTech Inc., 6400 S. Fiddlers Green Cir., Suite 300, Greenwood Village, Colorado 80111.

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Changes in Control

There are no arrangements known to us the operation of which may at a subsequent date result in a Change in Control of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Unless described below, during the last two fiscal years, there were no transactions or series of similar transactions to which we were a party or will be a party, in which:

•	the amounts involved exceed or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing had, or will have, a direct or indirect material interest.

During the nine months ended September 30, 2025 and the fiscal years ended December 31, 2024 and 2023, the following related parties, had transactions with the Company, after giving effect to the Reverse Stock Split:

Related Party	Nature of Relationship to the Company
TC Special Investments, LLC	An Ohio Limited Liability Company – more than ten percent shareholder
Theodore Ralston	Director, President, Chief Executive Officer from April 1, 2025 and Owner of TC Special Investments, LLC
Joshua Ralston	President, Chief Executive Officer, Chief Financial officer, Secretary and Chairman of the Board of Directors
MFB Enterprises LLC	A California limited liability company owned by Stephen Conboy
Stephen Conboy	Chief Technology Officer from April 1, 2025
Nanuk Warman	Chief Financial Officer and Secretary from April 1, 2025
Anthony Newton	General Counsel from April 1, 2025
BoltRock Holding LLC	A Delaware limited liability company – Beneficial Shareholder

For the year ended December 31, 2023:

In September 2023, the Company issued 1,200,000 shares of Series C Convertible Preferred Stock as consulting services to TC Special Investments, LLC, valued at $8,640,000.

During the year ended December 31, 2023, TC Special Investments, LLC, advanced to the Company an amount of $307,500 for working capital purpose, and paid operating expenses of $246,425 on behalf of the Company.

During the year ended December 31, 2023, the Company repaid $125,000 owing to the loan payable to TC Special Investments, LLC.

During the year ended December 31, 2023, the Company paid commission fees of $186,500 to Stephen Conboy.

During the year ended December 31, 2023, the Company paid consulting and royalty fees of $150,500 to MFB Enterprises LLC.

During the year ended December 31, 2023, companies controlled by Nanuk Warman were paid accounting and consulting fees of $37,260.

During the year ended December 31, 2023, a company controlled by Anthony Newton was paid legal and consulting fees of $48,952.

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For the year ended December 31, 2024:

In March 2024, Ralston cancelled 10,833,334 of the 11,666,667 restricted stock awards issued in June 2022.

During the year ended December 31, 2024, the Company repaid $330,000 owing to the loan payable to TC Special Investments, LLC.

During the year ended December 31, 2024, TC Special Investments, LLC, paid operating expenses of $6,495 on behalf of the Company.

In November 2024, the Company repaid $410,880 owing to the loan payable to Theodore Ralston.

On December 31, 2024, the Company issued a convertible note of $576,693, to TC Special Investments, LLC, in exchange for the amount due to related party. The convertible note has a term of twelve (12) months, at an interest rate of 10% per annum. The outstanding principal amount of convertible notes and unpaid interest is convertible at a fixed conversion price of $2.16.

For the year ended December 31, 2024, the Company paid commission fees of $245,571 to Stephen Conboy.

For the year ended December 31, 2024, the Company paid consulting and royalty fees of $97,000 to MFB Enterprises LLC.

During the year ended December 31, 2024, companies controlled by Nanuk Warman were paid accounting and consulting fees of $106,116.

During the year ended December 31, 2024, a company controlled by Anthony Newton was paid legal and consulting fees of $102,755.

For the nine months ended September 30, 2025:

In February 2025, the Company issued 150,000 shares of Series C Convertible Preferred Stock as consulting services to TC Special Investments, LLC, valued at $2,103,600.

In February 2025, the Company entered into one (1) subscription agreement for convertible notes ($2,000,000) and warrants (416,667 shares of common stock) with BoltRock Holding LLC. The convertible notes have a term of twelve (12) months, at an interest rate of 10% per annum and warrants are with a term of five (5) years, at exercise price of $3.00 per share. The outstanding principal amount of convertible notes and unpaid interest is convertible at a fixed conversion price of $2.40. The obligations of the Company under the convertible note are secured by a pledge of the Company’s membership interests in MFB Ohio. In the event of a default, BoltRock Holding LLC could proceed against the equity of MFB Ohio pledged to collateralize the convertible note. MFB Ohio owns the Company’s intellectual property portfolio.

For the nine months ended September 30, 2025, the Company paid commission fees of $56,290 to Stephen Conboy.

For the nine months ended September 30, 2025, the Company paid consulting and royalty fees of $21,600 to MFB Enterprises LLC.

During the three months ended September 30, 2025, companies controlled by Nanuk Warman were paid accounting and consulting fees of $181,572.

During the three months ended September 30, 2025, a company controlled by Anthony Newton was paid legal and consulting fees of $75,970.

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DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 1,000,000,000 shares of Common Stock, par value $0.0001 per share. The holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution, or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock.

No holder of shares of Common Stock of the Company shall be entitled as of right to purchase or subscribe for any part of any unissued stock of the Company or of any new or additional authorized stock of the Company of any class whatsoever, or any issue of securities of the Company convertible into stock, whether such stock or securities be issued for money or consideration other than money or by way of dividend, but any such unissued stock or such new or additional authorized stock or such securities convertible into stock may be issued and disposed of to such persons, firms, corporations and associations, and upon such terms as may be deemed advisable by the Board of Directors without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.

We have never paid any dividends to stockholders of our Common Stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the Common Stock until all preferred stock dividends are paid in full.

Preferred Stock

We are authorized to issue 30,000,000 shares of preferred stock, par value $0.0001 per share.

The powers, preferences, rights, qualifications, limitations, and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the Stockholders and the Board of Directors.

Series A Preferred Stock

We have designated 10,000,000 shares of preferred stock as the Series A Preferred Stock. Currently, Theodore Ralston, our President, Chief Executive Officer and Chairman of the Board of Directors, holds 1,364,141 shares of Series A Preferred Stock.

The holders of the Series A Preferred Stock are not entitled to receive any dividends. The holders of the Series A Preferred Stock are not entitled to a liquidation preference. The shares of the Series A Preferred Stock may not be redeemed without the consent of the holders of the Series A Preferred Stock. The holders of the Series A Preferred Stock are not entitled to preemptive rights or subscription rights.

At any annual or special meetings of stockholders of the Company or action by written consent of stockholders, each share of Series A Preferred Stock outstanding shall be entitled to 1,000 votes on all matters submitted to the stockholders of Common Stock, voting together as a single class. Holders of shares of Series A Preferred Stock do not have cumulative voting rights. This aspect means that a holder of a single share of Series A Preferred Stock cannot cast more than one vote for each position to be filled on the Board of Directors.

The Company will not, by amendment of the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Articles of Incorporation and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders of the Series A Preferred Stock against impairment.

So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by the Wyoming Business Corporations Act) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to adversely affect the Series A Preferred Stock; (c) increase the authorized number of shares of Series A Preferred Stock; or (d) authorize or issue any shares of senior securities.

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Series C Convertible Preferred Stock

We have designated 10,000,000 shares of preferred stock as the Series C Convertible Preferred Stock.

The holders of the Series C Convertible Preferred Stock are not entitled to receive any dividends. The holders of the Series C Convertible Preferred Stock are not entitled to a liquidation preference. The shares of the Series C Convertible Preferred Stock may not be redeemed without the consent of the holders of the Series C Convertible Preferred Stock. The holders of the Series C Convertible Preferred Stock are not entitled to vote. The holders of the Series C Convertible Preferred Stock are not entitled to preemptive rights or subscription rights.

The Company will not, by amendment of the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Articles of Incorporation and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders of the Series C Convertible Preferred Stock against impairment.

So long as any shares of Series C Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by the Wyoming Business Corporations Act) of the holders of at least a majority of the then outstanding shares of Series C Convertible Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series C Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to adversely affect the Series C Convertible Preferred Stock; (c) increase the authorized number of shares of Series C Convertible Preferred Stock; or (d) authorize or issue any shares of senior securities.

Each share of Series C Convertible Preferred Stock outstanding shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into 20 shares (after the Reverse Stock Split, Series C Convertible Preferred Stock shall be convertible into approximately 3.34 shares) of the Common Stock of the Company (the “Conversion Ratio”). Such Conversion Ratio, and the rate at which shares of Series C Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to certain adjustments as provided in the certificate of designation and preferences of the Series C Convertible Preferred Stock.

Certain Provisions of Wyoming Law and of our Articles of Incorporation and Bylaws

The following summary of certain provisions of the Wyoming Business Corporations Act (referred to as the WBCA) and of our Articles of Incorporation and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the WBCA and our Articles of Incorporation and Bylaws.

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Our Board of Directors

Our Bylaws provide that the number of our directors will be fixed from time to time by the vote of the majority of directors then in office, or by the vote of holders of shares representing a majority of the voting power at any annual meeting, or any special meeting called for such purpose. Our Articles of Incorporation and Bylaws provide that, subject to applicable law, the rights, if any, of holders of any series of preferred stock and the rights of stockholders to fill any vacancy, except for a vacancy created by the removal of a director, the vacancies that result from newly created directorships resulting from any increase in the authorized number of directors, and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority of the remaining directors, or, if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office; (2) the affirmative vote of a majority of the directors then in office at a meeting held; or (3) a sole remaining director. A vacancy in the Board of Directors created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present or by the unanimous written consent of all shares entitled to vote.

Pursuant to our Bylaws, each member of our board of directors who is elected at our annual meeting of our stockholders, and each director who is elected in the interim to fill vacancies and newly created directorships, will hold office until the next annual meeting of our stockholders and until his or her successor is elected and qualified. Pursuant to our Bylaws, directors will be elected by a majority of votes cast by the shares present in person or by proxy at a meeting of stockholders and entitled to vote thereon, a quorum being present at such meeting.

Removal of Directors

Our Bylaws provide that, the entire Board of Directors, or an individual director, may be removed from office and the remaining members of the Board of Directors may elect a successor director to fill such vacancy for the remaining unexpired term of the director so removed. However, no director may be removed when the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote, were voted) and the entire number of directors authorized at the time of the director’s most recent election were then being elected; and when by the provisions of the Articles of Incorporation the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Meetings of Stockholders

Pursuant to our Bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any other business will be held on a date and at the time and place, if any, determined by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualified. In addition, our board of directors, the chairman of our board of directors, the President, or by one or more Stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting, may call a special meeting of our stockholders for any purpose, but business transacted at any special meeting of our stockholders shall be limited to the purposes stated in the notice of such meeting. In addition, we will be required to hold a special election meeting under the circumstances described above under “Removal of Directors.”

Articles of Incorporation Amendments

Unless a higher vote is required by its governing documents, the affirmative vote of a majority of the outstanding stock entitled to vote is required to amend a Wyoming corporation’s Articles of Incorporation. However, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or by altering or changing the powers, preferences or special rights of a class so as to affect them adversely, also require the affirmative vote of a majority of the outstanding shares of such class, even though such class would not otherwise have voting rights.

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Bylaw Amendments

Our board of directors has the power to amend, modify or repeal our Bylaws or adopt any new provision authorized by the laws of the State of Wyoming in force at such time, provided, however, that the Stockholders entitled to vote with respect thereto may alter, amend or repeal Bylaws made by the Board of Directors, except that the Board of Directors shall have no power to change the quorum for meetings of Stockholders or of the Board of Directors or to change any provisions of the Bylaws with respect to the removal of directors or the filling of vacancies in the Board resulting from the removal by the Stockholders.

Amendment by Stockholders

All Bylaws of the Company shall be subject to alteration or repeal, and new Bylaws may be made by the affirmative vote of Stockholders of record holding in the aggregate at least a majority of the outstanding shares of stock entitled to vote in the election of directors at any annual or special meeting of Stockholders, provided that the notice or waiver of notice of such meeting shall have summarized or set forth in full therein, the proposed amendment.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time such stockholder gives us the requisite notice of such nomination or business and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in our Bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of persons for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that a purpose of the special meeting is to elect directors, by a stockholder who was a stockholder of record both at the time such stockholder gives us the requisite notice of such nomination or business and at the time of the special meeting, who is entitled to vote at the meeting and upon such election and who has complied with the notice procedures set forth in our Bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Provisions

The Wyoming Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Wyoming corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the Articles of Incorporation or Bylaws of the corporation. Our Articles of Incorporation and Bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Wyoming corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Wyoming; and (2) does business in Wyoming directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record who are also residents of Wyoming. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

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Our Articles of Incorporation, Bylaws and Wyoming law contain provisions that may delay or prevent a transaction or a change in control of us that might involve a premium paid for shares of our Common Stock or otherwise be in the best interests of our stockholders, which could adversely affect the market price of our Common Stock. Certain of these provisions are described below.

Selected anti-takeover provisions of our Articles of Incorporation and Bylaws. Our Articles of Incorporation and/or Bylaws contain anti-takeover provisions that:

•

authorize our Board of Directors, without further action by the stockholders, to issue up to 30,000,000 shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series, the powers, rights, and preferences of the shares of that series, and the qualifications, limitations and restrictions of that series;

•

specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors, our president, or holders of a majority of the total voting power of all outstanding shares of our capital stock;

•	provide that our Bylaws may be amended by our board of directors without stockholder approval;
•

provide that no director may be removed when the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast;

•

provide that the board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would generally take at least two annual elections to replace a majority of the board of directors;

•

provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a vote of a majority of directors then in office, or, if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of the directors then in office, or (3) a sole remaining director;

•

provide that, subject to the express rights, if any, of the holders of any series of preferred stock, any amendment, modification, or repeal of, or the adoption of any new or additional provision, inconsistent with our Articles of Incorporation provisions relating to the removal of directors and the vote of our stockholders required to amend our Bylaws, requires the affirmative vote of the holders of majority of the voting power of our capital stock entitled to vote generally in the election of directors;

•

provide that the stockholders may amend, modify, or repeal our Bylaws, or adopt new or additional provisions of our Bylaws, only with the affirmative vote of majority of the voting power of our capital stock entitled to vote generally; and

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting.

Business Combinations under Wyoming Law. The Wyoming “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Wyoming corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock. The effect of Wyoming’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if they cannot obtain the approval of our board of directors.

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Limitation on Liability and Indemnification of Directors and Officers

Our Bylaws eliminate the personal liability of our directors for damages arising from a breach of their fiduciary duty as directors or officers involving any act or omission of any such directors or officers, provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Any repeal or modification of this Article by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of officer of the Company for acts or omissions prior to such repeal or modification. Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Wyoming law, including in circumstances in which indemnification is otherwise discretionary under Wyoming law.

Under Wyoming law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made, a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith;

•

reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the Company, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

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Transfer Agent

The transfer agent is Colonial Stock Transfer Company, Inc., 7840 S. 700 E, Sandy, UT 84070; telephone number is (801) 355-5740, and its website is www.colonialstock.com.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock is listed on the NYSE American under the symbol “CITR”. As of February 13, 2026, there were 744 holders of record of our Common Stock.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the average weekly reported trading volume of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about CITR.

SELLING STOCKHOLDERS

This prospectus covers the resale by the Selling Stockholders identified below of up to an aggregate of 8,154,280 shares of our Common Stock. Except as otherwise noted, the Selling Stockholders acquired our securities in connection with the 2025 Private Placement and the Debt Conversion. The registration of the Common Stock of the Selling Stockholders through this prospectus constitutes a secondary offering and is not an offering by or on behalf of the Company. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders.

Except as disclosed in the footnotes below, none of the Selling Stockholders has been an officer or director of ours or any of our predecessors or affiliates within the past three years. Except as disclosed in the footnotes below, no selling stockholder had a material relationship with us or any of our affiliates within the last three years.

The following table and the accompanying footnotes are based in part on information supplied to us by the Selling Stockholders. The table and footnotes assume that the Selling Stockholders will sell all of the shares listed. However, because the Selling Stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the Selling Stockholders will hold the shares before selling them.

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The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below. Unless otherwise indicated, based on the information supplied to us by or on behalf of the Selling Stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

	Number of shares beneficially owned prior to offering		Number of shares offered pursuant to this prospectus	Percentage of shares beneficially owned after this offering
	Number of	Percentage	Number of	Number of	Percentage
Name of Selling Stockholder	shares	of shares	shares	shares	of shares
Adam Gefvert	8,334	0.04%	8,334	-	0.00%
Alessandro Solimeo	23,331	0.12%	23,331	-	0.00%
Alessia Solimeo	6,666	0.04%	6,666	-	0.00%
Ami Silberman	16,530	0.09%	5,209	11,321	0.06%
Andjelko Andrejevic	33,335	0.18%	33,335	-	0.00%
Andrew Hotsko	16,671	0.09%	16,671	-	0.00%
Azem Nasimi	87,608	0.46%	87,608	-	0.00%
BoltRock Holdings, LLC	4,113,361	17.95%	4,113,361	-	0.00%
BPS2021 Revocable Trust	66,669	0.35%	66,669	-	0.00%
Bradley Richmond	306,357	1.63%	40,439	265,918	1.41%
Brett Nesland	87,502	0.46%	41,668	45,834	0.24%
Canada Wisterias International Investment CO., LTD.	33,345	0.18%	33,345	-	0.00%
Chao Xing	32,505	0.17%	32,505	-	0.00%
Chattanooga Ventures LLC	56,534	0.30%	45,213	11,321	0.06%
Chris Andews	6,669	0.04%	6,669	-	0.00%
Christopher Hill	15,000	0.08%	15,000	-	0.00%
Clark Akin	166,669	0.88%	166,669	-	0.00%
Daryl K Olsen	61,092	0.32%	24,170	36,922	0.20%
Daryl Kertesz	16,680	0.09%	16,680	-	0.00%
David I Schneider	80,834	0.43%	80,834	-	0.00%
Dennis J Holman	16,625	0.09%	16,625	-	0.00%
Di Bei	40,650	0.22%	40,650	-	0.00%
East Shore Industries LLC	58,346	0.31%	16,680	41,666	0.22%
Edward Storm	104,168	0.55%	104,168	-	0.00%
Elizabeth K Clofine	41,666	0.22%	41,666	-	0.00%
Equus Total Return, Inc.	976,541	5.11%	312,500	664,041	3.53%
Gregg Wasilko	16,680	0.09%	16,680	-	0.00%
H Lawrence Clofine	25,000	0.13%	25,000	-	0.00%
Honey Tree Trading LLC	98,518	0.52%	54,169	44,349	0.24%
Hongyu Wang	66,222	0.35%	20,834	45,388	0.24%
Horberg Enterprise LLC	209,337	1.11%	141,254	68,083	0.36%
James Schoonover	66,222	0.35%	20,834	45,388	0.24%
Jiaxiang Yu	40,954	0.22%	40,954	-	0.00%
Jingchen Li	16,680	0.09%	16,680	-	0.00%
Jingfeng Chen	293,625	1.54%	293,625	-	0.00%
John D Cranmer	33,338	0.18%	33,338	-	0.00%
John Schultz	16,666	0.09%	16,666	-	0.00%
Kevin Schoonover	16,530	0.09%	5,209	11,321	0.06%
Leslie Wang	82,993	0.44%	26,250	56,743	0.30%
Li Lin	33,111	0.18%	10,417	22,694	0.12%
Marianne Willis	1,673	0.01%	1,673	-	0.00%
Michael Hall	16,671	0.09%	16,671	-	0.00%
Nanuk Warman CPA Inc	183,360	0.97%	16,693	166,667	0.88%
Noel D Ischy	20,000	0.11%	20,000	-	0.00%
Philip A Faraci	120,836	0.64%	79,169	41,667	0.22%
Faraci Family Trust UA 12/01/14	21,879	0.12%	21,879	-	0.00%
PMGC Capital	70,307	0.37%	15,084	55,223	0.29%
Qiyan Li	6,670	0.04%	6,670	-	0.00%
Robert Forster	100,000	0.53%	100,000	-	0.00%
Robert J Dailey	836,944	4.43%	100,000	736,944	3.92%
Robert Reiner	16,670	0.09%	16,670	-	0.00%
Robin Sabalones	32,506	0.17%	10,417	22,089	0.12%
Saverio Solimeo	71,251	0.38%	50,417	20,834	0.11%
Scott Heery	160,420	0.85%	160,420	-	0.00%
Stephen Conboy	2,486,670	13.22%	3,336	2,483,334	13.21%
SuperEight	158,335	0.84%	33,335	125,000	0.66%
Suwyn Investments LLC	92,320	0.49%	66,667	25,653	0.14%
Sydney Cleveland Seaforth	62,585	0.33%	40,582	22,003	0.12%
Theodore Ralston	2,907,858	15.41%	66,671	2,841,187	15.11%
The Birches LLC	32,679	0.17%	10,418	22,261	0.12%
Thomas J Devlin	16,667	0.09%	16,667	-	0.00%
Todd A Carpenter	113,960	0.60%	103,543	10,417	0.06%
Troy Akin	33,335	0.18%	33,335	-	0.00%
Univest Securities, LLC	137,456	0.73%	71,288	66,168	0.35%
Wei Fu	277,305	1.45%	277,305	-	0.00%
Wei Wang	57,180	0.30%	57,180	-	0.00%
Weifang Xu	32,985	0.18%	32,985	-	0.00%
Wesley Bolsen	22,499	0.12%	1,665	20,834	0.11%
William Hancock	16,664	0.09%	16,664	-	0.00%
Xiaoli Zhang	65,868	0.35%	20,834	45,034	0.24%
Xiaopeng Chen	137,220	0.72%	137,220	-	0.00%
Xinlei Liu	23,340	0.12%	23,340	-	0.00%
Xinyue Fan	25,333	0.13%	25,333	-	0.00%
Yi Xu	255,330	1.34%	255,330	-	0.00%
Yiyang Fu	53,325	0.28%	53,325	-	0.00%
Yun Huang	19,866	0.11%	6,250	13,616	0.07%
Zach Akin	66,669	0.35%	66,669	-	0.00%

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PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the principal market or stock exchange on which the Common Stock is listed or quoted for trading or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices.

The Selling Stockholders may use any one or more of the following methods when selling the shares:

●	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

●	block trades in which the broker‑dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker‑dealers that agree with the Selling Stockholders to sell a specified number of such shares of Common Stock at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the shares of Common Stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker‑dealer acts as agent for the purchaser of the shares or interests therein, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2121.

In connection with the sale of our Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder in this offering has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Common Stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any shares of Common Stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of Common Stock may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) the date on which all of the shares of Common Stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our shares of Common Stock, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

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This summary does not address any alternative minimum tax considerations, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt organizations or governmental organizations;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	tax-qualified retirement plans;

●	certain former citizens or long-term residents of the United States;

●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);

●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our securities under the constructive sale provisions of the Code.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

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●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied. Any dividends that we pay to a U.S. holder that is a corporation may qualify for a deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our Common Stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s tax basis in such Common Stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such Common Stock. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the Common Stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Consequences to Non-U.S. Holders

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Stock unless:

●

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●

the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●

shares of our Common Stock constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for, our Common Stock.

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We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, such Common Stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively holds more than five percent of such regularly traded Common Stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our Common Stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Common Stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our securities made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

84

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends paid by us, and under current transitional rules are expected to apply with respect to the gross proceeds from a sale or other disposition of our securities on or after January 1, 2020. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by the Law Office of Anthony F. Newton of Sugar Land, Texas.

EXPERTS

The financial statements of CitroTech Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, appearing in this prospectus have been audited by WWC, P.C., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of CitroTech Inc. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and these securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The rules of the SEC allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus.

This prospectus incorporates by reference future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than documents and information furnished to, and not filed with, the SEC) in accordance with SEC rules, unless expressly stated otherwise therein.

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Any statement made in this prospectus or contained in a document all or a portion of which is incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequent prospectus supplement to this prospectus or, if appropriate, post-effective amendment to the registration statement that includes this prospectus, modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.

You may read and copy any materials we file with the SEC at the SEC’s website mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

A copy of the document incorporated by reference in this prospectus may be obtained by any person, including any beneficial owner, to whom a prospectus is delivered, at no cost by writing or telephoning us at the following address and telephone number:

CitroTech Inc.

(f/k/a General Enterprise Ventures, Inc.)

6400 S. Fiddlers Green Cir., Suite 300

Greenwood Village, Colorado 80111

Attention: Chief Financial Officer

(800) 401-4535

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General Enterprise Ventures, Inc.

Index to Audited Consolidated Financial Statements

December 31, 2024 and 2023

GENERAL ENTERPRISE VENTURES, INC.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:

The Board of Directors and Stockholders of General Enterprises Ventures, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of General Enterprises Ventures, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans with regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal controls over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Valuation of Intangible Assets

Description of the Matter

As described in Notes 2 and 6 to the consolidated financial statements, the Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company’s intangible assets comprised of patents and totaled $3.7 million as of December 31, 2024. We identified the auditing of the valuation of intangible assets as a critical audit matter because it represents a significant portion of the Company’s total assets, and it requires a significant amount of judgment to evaluate the recoverability of the carrying amount of the intangible assets. The primary procedures we performed to address this critical audit matter included the following, among others:

•	We obtained an understanding of the process utilized by the Company’s management to evaluate the recoverability of the carrying amount of the intangible assets.
•	We tested the Company’s process and evaluated the reasonableness of the inputs that management used in its analysis, including the comparison of revenue projections with actual results.

Valuation of Derivative Liability

Description of the Matter

As described in Notes 2, 8 and 9 to the consolidated financial statements, the Company recorded convertible notes that included a conversion feature that was required to be accounted for separately as a derivative liability under ASC 815, Derivatives and Hedging. We identified the auditing of the valuation of derivative liability as a critical audit matter due to the significant judgment and complex estimation required in determining its fair value. The fair value of this derivative liability is estimated using a binomial lattice model, which incorporates assumptions about the Company’s conversion price, volatility, dividend yield, risk-free interest rate, credit risk, and potential early conversion behavior. The primary procedures we performed to address this critical audit matter included the following, among others:

•	We obtained the Company’s valuation model and obtained an understanding of the process utilized by the Company to determine the fair value of the derivative liability.
•	We tested the Company’s process and evaluated the reasonableness of the inputs and assumptions used in the Company’s fair value calculation.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since 2024.

San Mateo, California

March 31, 2025, except for Note 1 and Note 12 as to which the date is February 17, 2026

F-3

General Enterprise Ventures, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2024	2023
Assets
Current Assets
Cash	$775,133	$549,755
Accounts receivable	317,455	427,433
Inventory	324,657	230,197
Prepaid expenses	74,129	10,671
Deferred offering costs	126,104	-
Total Current Assets	1,617,478	1,218,056

Non-Current Assets
Intangible assets, net	3,699,491	3,948,106
Operating lease right-of-use asset	49,347	129,683
Equipment, net	111,374	7,299
Total Assets	$5,477,690	$5,303,144

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$186,984	$54,572
Promissory note	-	120,000
Convertibles notes, net of discount	196,077	54,000
Convertibles note - related party	576,693	-
Financing loan	96,849	-
Due to related parties	-	1,309,077
Derivative liability	1,055,233	-
Operating lease liability - current portion	50,047	80,136
Total Current Liabilities	2,161,883	1,617,785

Non-current Liability
Operating lease liability	-	50,047
Total Liabilities	2,161,883	1,667,832

Stockholders' Equity
Preferred Stock, par value $0.0001, authorized 30,000,000 shares:
Series A Preferred Stock, par value $0.0001, designated 10,000,000 shares,
1,666,667 shares issued and outstanding	167	167
Series C Convertible Preferred Stock, par value $0.0001, designated 10,000,000 shares,
3,001,969 and 2,273,499 issued and outstanding, respectively	300	227
Common Stock par value $0.0001, authorized 1,000,000,000 shares,
6,140,264 and 16,257,565 shares issued and outstanding, respectively	614	1,626
Additional paid-in capital	79,680,114	72,436,958
Common Stock to be issued - 0 and 83,334 shares, respectively	-	180,000
Subscription received - 0 and 183,333 shares of Series C Preferred stock to be issued, respectively	-	500,000
Accumulated deficit	(76,365,388)	(69,483,666)
Total Stockholders' Equity	3,315,807	3,635,312
Total Liabilities and Stockholders' Equity	$5,477,690	$5,303,144

*The data are presented on a retroactive basis to reflect the reorganization, share split and surrender (Note 1).

See the accompanying Notes, which are an integral part of these consolidated financial statements.

F-4

General Enterprise Ventures, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Years Ended
	December 31,
	2024	2023

Revenue	$808,372	$520,645

Operating expenses
Cost of revenue, exclusive of amortization and depreciation shown separately below	554,182	182,730
Cost of revenue - related parties	101,317	77,404
Amortization and depreciation	264,696	248,510
General and administration	498,445	256,602
Advertising and marketing	1,005,504	148,289
Management compensation	75,000	180,000
Professional fees	1,935,900	625,452
Professional fees - related parties	1,664,004	8,899,596
Research and development expense	14,002	-
Total operating expenses	6,113,050	10,618,583

Loss from operations	(5,304,678)	(10,097,938)

Other expense
Interest expense	(257,782)	(4,328)
Change in fair value of derivative liability	(409,776)	-
Loss on settlement of debt	(909,486)	-
Total other expense	(1,577,044)	(4,328)

Loss from operations before taxes	(6,881,722)	(10,102,266)

Provision for income taxes	-	-
Net loss	$(6,881,722)	$(10,102,266)

Comprehensive loss	$(6,881,722)	$(10,102,266)

Net loss per common share - basic and diluted	$(0.82)	$(0.63)
Basic and diluted weighted average number of common shares outstanding	8,382,753	16,110,578

*The data are presented on a retroactive basis to reflect the reorganization, share split and surrender (Note 1).

See the accompanying Notes, which are an integral part of these consolidated financial statements.

F-5

General Enterprise Ventures, Inc.

Consolidated Statements of Change in Stockholders’ Equity

	Convertible Series A		Convertible Series C				Additional	Preferred Stock	Common Stock		Total
	Preferred stock		Preferred stock		Common Stock		Paid-In	to be	to be	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	issued	issued	Deficit	Equity

Balance - December 31, 2022	1,666,667	$167	950,000	$95	15,657,565	$1,566	$62,728,240	$-	$-	$(59,381,400)	$3,348,668.0

Subscription received - Series C Preferred shares to be issued	-	-	-	-	-	-	-	500,000	-	-	500,000
Common stock to be issued - management	-	-	-	-	-	-	-	-	180,000	-	180,000
Issuance Series C Preferred Stock in cash	-	-	273,499	27	-	-	907,573	-	-	-	907,600
Common stock issued for services	-	-	-	-	100,000	10	146,840	-	-	-	146,850
Conversion of Convertible Series C Preferred Stock in Common stock	-	-	(150,000)	(15)	500,000	50	(35)	-	-	-	-
Issuance Series C Preferred Stock for services -related party	-	-	1,200,000	120	-	-	8,639,880	-	-	-	8,640,000
Contribution inventory - related party	-	-	-	-	-	-	14,460	-	-	-	14,460
Net loss	-	-	-	-	-	-	-	-	-	(10,102,266)	(10,102,266)
Balance - December 31, 2023	1,666,667	$167	2,273,499	$227	16,257,565	$1,626	$72,436,958	$500,000	$180,000	$(69,483,666)	$3,635,312

Series C Preferred Stock issued for preferred stock to be issued	-	-	183,332	18	-	-	499,982	(500,000)	-	-	-
Series C Preferred Stock issued in cash	-	-	421,805	43	-	-	1,844,957	-	-	-	1,845,000
Series C Preferred Stock issued for services	-	-	123,333	12	-	-	1,195,988	-	-	-	1,196,000
Common stock issued for stock to be issued - management	-	-	-	-	83,334	8	179,992	-	(180,000)	-	-
Common stock issued for conversion and settlement of debt	-	-	-	-	257,699	25	1,112,330	-	-	-	1,112,355
Cancellation of comment stock -related party	-	-	-	-	(10,833,334)	(1,083)	1,083	-	-	-	-
Common stock issued for compensation	-	-	-	-	208,333	21	1,074,729	-	-	-	1,074,750
Common stock issued for services	-	-	-	-	166,667	17	787,232	-	-	-	787,249
Common stock warrants issued	-	-	-	-	-	-	546,863	-	-	-	546,863
Net loss	-	-	-	-	-	-	-	-	-	(6,881,722)	(6,881,722)
Balance - December 31, 2024	1,666,667	$167	3,001,969	$300	6,140,264	$614	$79,680,114	$-	$-	$(76,365,388)	$3,315,807

*The data are presented on a retroactive basis to reflect the reorganization, share split and surrender (Note 1).

See the accompanying Notes, which are an integral part of these consolidated financial statements.

F-6

General Enterprise Ventures, Inc.

Consolidated Statement of Cash Flows

	Years Ended
	December 31,
	2024	2023

Cash Flows from Operating Activities:
Net loss	$(6,881,722)	$(10,102,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,861,999	8,966,850
Series C Preferred stock-based compensation	1,196,000	-
Bad debt expense	22,774	-
Non-cash lease expenses	80,336	71,349
Depreciation and amortization	264,696	248,510
Amortization debt discount	196,077	-
Loss on settlement of debt	909,486	-
Change in fair value of derivative	409,776	-
Changes in operating assets and liabilities:
Accounts receivable	87,204	(427,433)
Inventory	(94,460)	(101,092)
Prepaid expense	(63,458)	(10,431)
Related party advances funding operating expense	6,496	246,425
Accounts payable and accrued liabilities	147,281	(32,827)
Operating lease liabilities	(80,136)	(70,849)
Net Cash used in Operating Activities	(1,937,651)	(1,211,764)

Cash Flows from Investing Activities:
Purchase of equipment	-	(4,015)
Net Cash used in Investing Activities	-	(4,015)

Cash Flows from Financing Activities:
Proceeds from convertible notes	1,206,320	-
Deferred offering cost	(126,104)	-
Proceeds from loan - related party	2,000	307,500
Repayments of loan- related party	(740,880)	(125,000)
Proceeds from issuance Series C Preferred Stock	1,845,000	907,600
Proceeds from stock subscription	-	500,000
Proceeds from promissory note	-	120,000
Repayments of financing loan	(23,307)	-
Net Cash provided by Financing Activities	2,163,029	1,710,100

Change in cash	225,378	494,321
Cash, beginning of period	549,755	55,434
Cash, end of period	$775,133	$549,755

Supplemental Disclosure Information:
Cash paid for interest	$9,157	$-

Non-Cash Financing Disclosure:
Common stock issued for services	$1,861,999	$146,850
Common stock to be issued for management	$-	$180,000
Series C Preferred stock issued for services	$1,196,000	$-
Common stock issued upon conversion of Series C Preferred stock	$-	$300
Common stock issued for conversion and settlement of debt	$1,112,355	$-
Common stock issued for stock to be issued - management	$180,000	$-
Series C Preferred stock issued for subscription received	$500,000	$-
Cancellation comment stock - related party	$6,500	$-
Warrants issued in conjunction with convertible debts	$546,863	$-
Reclassification of due to related party to convertible note	$-	$19,000
Contribution inventory - related party	$-	$14,460
Issuance Series C Preferred stock for services -related party	$-	$8,640,000
Right -of-use assets obtained in exchange for new operating lease liabilities	$-	$161,665
Recognition of derivative liability as debt discount	$645,457	$-
Acquisition of property and equipment as financing loan	$120,155	$-

See the accompanying Notes, which are an integral part of these consolidated financial statements.

F-7

General Enterprise Ventures, Inc.

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Note 1 – Organization, Business and Going Concern

General Enterprise Ventures, Inc., was originally incorporated under the laws of the State of Nevada on March 14, 1990 and on June 3, 2021 was redomiciled to the State of Wyoming. When used in these notes, the terms “GEVI,” “Company,” “we,” “us” and “our” mean General Enterprise Ventures, Inc. and all entities included in our consolidated financial statements.

Business

We are an environmentally sustainable flame retardant and flame suppression company for the residential home industry throughout the United States and Canada markets. Management is experienced at business integration and branding potential. The Company is bringing to the marketplace unique, disruptive product with significant environmental impact potential.

The Company holds various intellectual property in the form of patents and trademarks in the fields of fire suppression, mapping and tracking of fire retardant dispersion and fire inhibition chemistry and technology. The Company has obtained multiple certification and accreditations in this industry, such as being the only EPA Safer Choice approved, long-term fire retardant, awarded UL GreenGuard Gold status, California Bioassay water approval, and LENS.

Reverse stock split

On April 15, 2025, our Board of Directors and our stockholders that have a majority of our voting power approved an amendment to our articles of incorporation (as amended, the “Articles of Incorporation”) to effect the reverse stock split (which includes the outstanding Series A Preferred Stock and Common Stock of the Company at a 1-for-6 ratio). The reverse stock split was effective on August 27, 2025.

All share and per share information in these financial statements retroactively reflect this reverse stock split.

Going Concern

Our consolidated financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred losses since inception and has a net loss of approximately $6.9 million and revenue of $0.8 million for the year ended December 31, 2024. The Company also has a working capital deficiency of approximately $0.5 million as of December 31, 2024. In addition, the Company has been dependent on related parties to fund operations and has an amount owing to related parties of $0.6 million outstanding at December 31, 2024. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Management recognizes that the Company must obtain additional resources to successfully implement its business plans. During the year ended December 31, 2024, the Company completed financings from the issuance of Series C preferred stock, common stock, promissory notes and related party loans, generating net proceeds of approximately $3.1 million. However, the Company’s existing cash resources and income from operations, are not expected to provide sufficient funds to carry out the Company’s operations and business development through the next twelve (12) months.

Management plans to continue to raise funds and complete an Initial Public Offering (IPO) to support our operations in 2025. However, no assurances can be given that we will be successful. If management is not able to timely and successfully raise additional capital and/or complete an IPO, the implementation of the Company’s business plan, financial condition and results of operations will be materially affected. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-8

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

The Company’s fiscal year is December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of General Enterprise Ventures, Inc., and its wholly owned subsidiary. Intercompany transactions and balances have been eliminated.

Reclassification

Certain amounts have been reclassified to improve the clarity and comparability of the financial statements. These reclassifications had no impact on previously reported total assets, liabilities, equity, net income (loss), or cash flows for any periods presented.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Segment Information

Our Chief Executive Officer (“CEO”) is the chief operating decision maker who reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, we determined we operate in a single reporting segment - environmentally sustainable flame retardant and flame suppression company for the residential home industry.

Our CEO assesses performance and decides how to allocate resources primarily based on consolidated net income, which is reported on our Consolidated Statements of Operations. Total assets on the Consolidated Balance Sheets represent our segment assets.

F-9

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than 90 days to be cash and cash equivalents. The Company did not have any cash equivalents at December 31, 2024 and 2023. The Company had cash of $775,133 and $549,755 at December 31, 2024 and 2023, respectively.

Periodically, the Company may carry cash balances at financial institutions more than the federally insured limit of $250,000 per institution. The amount in excess of the FDIC insurance as of December 31, 2024, was approximately $387,000. The Company has not experienced losses on account balances and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Inventory

Inventories consist of finished goods and raw materials which are stated at lower cost or net realizable value, with cost being determined on the weighted average method.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any expected loss on the trade accounts receivable balances and charged to the provision for doubtful accounts.. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make the required payments for services. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped in categories by the number of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged against the allowance when it is probable that the receivable will not be recovered.

During the years ended December 31, 2024 and 2023, the Company recorded bad debt expense of $22,774 and $0, respectively, and no allowance for credit losses as of December 31, 2024 and 2023.

Intangible Assets

Intangible assets with finite lives are initially recorded at cost and amortized on a straight-line basis over the estimated economic useful lives of the respective assets. Acquired intangible assets from business combinations and asset acquisitions are recognized and measured at fair value at the time of acquisition. These assets are patents and represent assets with finite lives and are further amortized on a straight-line basis over the estimated economic useful lives of 20 years for these acquired patents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method. Currently our assets consist of furniture and equipment and vehicle which we amortize over a useful life of 5 and 7 years.

F-10

Maintenance and repairs are charged to expense as incurred. Improvements of a major nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in the income.

Impairment of Long-lived Assets Other Than Goodwill

Long-lived assets with finite lives, primarily property and equipment, intangible assets, and operating lease right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value.

Leases

ASC 842 supersedes the lease requirements in ASC 840 “Leases”, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (“ROU”) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU assets and lease liabilities on the consolidated balance sheets. Consistent with all other operating leases, short-term lease expense is recorded on a straight-line basis over the lease term.

The Company determines the present value of minimum future lease payments for operating leases by estimating a rate of interest that it would have to pay to borrow on a collateralized basis over a similar term, an amount equal to the lease payments and a similar economic environment (the “incremental borrowing rate” or “IBR”).The Company determines the appropriate IBR by identifying a reference rate and making adjustments that take into consideration financing options and certain lease-specific circumstances.

As of December 31, 2024 and 2023, the Company’s lease agreement is accounted for as operating leases.

Fair Value of Financial Instruments

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

F-11

The Company’s financial instruments, including cash, accounts receivable, prepaid expenses, accounts payable and accrued liabilities, and loans payable, are carried at historical cost. At December 31, 2024 and 2023, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Convertible Notes

The Company bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For our derivative financial instruments, the Company used a Binomial Lattice model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

Warrant

For warrants that are determined to be equity-classified, we estimate the fair value at issuance and record the amounts to additional paid in capital (potentially on a relative fair value basis if issued in a basket transaction with other financial instruments). Warrants that are equity-classified are not subsequently remeasured unless modified or required to be reclassified as liabilities.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Revenue

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps:

i. Identify the contract, or contracts, with a customer;

ii. Identify the performance obligations in the contract;

F-12

iii. Determine the transaction price;

iv. Allocate the transaction price to the performance obligations in the contract;

v. Recognize revenue when the Company satisfies a performance obligation.

For the year ended December 31, 2024, our revenues currently consist of a sale of product used for lumber products for fire prevention and an installation of self-contained sprinkler systems. Revenue is recognized at a point in time, that is which the risks and rewards of ownership of the product transfer from the Company to the customer.

Cost of Revenue

For the years ended December 31, 2024 and 2023, cost of revenue consisted of:

	Years Ended
	December 31,
	2024	2023
Cost of inventory	$407,334	$101,978
Freight and shipping	9,321	14,494
Consulting and advisory-related party	19,400	30,100
Royalty and sales commission-related party	81,917	47,304
Rent expense	137,527	66,258
Total cost of revenue	$655,499	$260,134

Basic and Diluted Net Loss Per Common Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued.

For the years ended December 31, 2024 and 2023, the following common stock equivalents were excluded from the computation of diluted net loss per share as the result of the computation was anti-dilutive.

	December 31,	December 31,
	2024	2023
	Shares	Shares
Convertible notes	3,240,000	300,000
Common stock warrants	1,620,000	-
Convertible Series C Preferred Stock	51,923,443	19,347,886
Convertible Series A Preferred Stock(1)	-	10,000,000,000
	56,783,443	10,019,647,886

(1) Series A Preferred Stock was amended in March 2024 to remove the conversion feature (Note 12).

F-13

For the years ended December 31, 2024 and 2023 the reconciliation to net loss per common share basic and the anti-dilutive impact on net loss per share, are as follows:

	Years Ended
	December 31,
	2024	2023
Numerator:
Net loss	$(6,881,722)	$(10,102,266)
Change in fair value of derivatives	409,776	-
Interest on convertible debts	50,723	1,311
Net loss - diluted	$(6,421,223)	$(10,100,955)

Denominator:
Weighted average common shares outstanding	8,382,753	16,110,578
Effect of dilutive shares
Convertible notes	212,248	50,000
Preferred stock	8,653,960	169,891,314
Common stock warrants	32,548	-
Diluted	17,281,456	186,051,893

Net income per common share:
Basic	$(0.82)	$(0.63)
Diluted	$(0.37)	$(0.01)

Deferred Offering Costs

Pursuant to ASC 340-10-S99-1, costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. Deferred offering costs consist of underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to the proposed public offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be expensed.

As of December 31, 2024 and 2023, deferred offering costs consisted of the following:

	December 31,	December 31
	2024	2023
Legal fees	$52,131	$-
General and administrative expenses	73,973	-
Total	$126,104	$-

Share-Based Compensation

The Company accounts for employee and non-employee stock awards under ASC 718, Compensation – Stock Compensation, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to nonemployees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable. Equity grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service.

During the years ended December 31, 2024 and 2023, stock-based compensation was recognized as follows:

	Years Ended
	December 31,
	2024	2023
Management compensation	$-	$180,000
Professional fees	975,249	146,850
Professional fees - related party	1,422,750	8,640,000
Advertising and marketing	660,000	-
	$3,057,999	$8,966,850

The Company valued common stock based on the quoted stock price on a date of issuance and Series C Preferred stock as if converted to common stock, using the quoted stock price of the Company’s common stock on a date of issuance.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the Company’s deferred tax assets to an amount that is more likely than not to be realized.

F-14

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

In March 2024, the FASB issued ASU 2024-02 "Codification Improvements – Amendments to Remove References to the Concepts Statements" ("ASU 2024-02"), which contains amendments to the Codification to remove references to various FASB Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. Generally, ASU 2024-02 is not intended to result in significant accounting changes for most entities. ASU 2024-02 is effective for the Company for fiscal years beginning after December 15, 2024. The Company does not expect this update to have a material impact on its financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires, among other things, additional disclosures primarily related to the income tax rate reconciliation and income taxes paid. The expanded annual disclosures are effective for our year ending December 31, 2025. The Company is currently evaluating the impact that ASU 2023-09 will have on our consolidated financial statements and whether we will apply the standard prospectively or retrospectively.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

Recently Adopted Accounting Pronouncement

In November 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires additional disclosures around significant segment expenses and disclosures to identify the title and position of the chief operating decision maker (“CODM”). ASU 2023-07 was effective for the year ended December 31, 2024 and interim periods thereafter.

Note 3 – Inventory

At December 31, 2024 and 2023, inventory consisted of the following:

	December 31,	December 31,
	2024	2023
Finished goods	$50,469	$14,950
Raw materials	274,188	215,247
	$324,657	$230,197

The Company did not write-off any inventories as unsalable for the years ended December 31, 2024 and 2023.

Note 4 – Prepaid expenses

At December 31, 2024 and 2023, equipment consisted of the following:

	December 31,	December 31,
	2024	2023
Insurance	$19,807	$10,431
Legal retainer	30,000	-
Security deposit	7,819	-
Other prepaid operating expenses	16,503	240
	$74,129	$10,671

F-15

Note 5 – Equipment, net

At December 31, 2024 and 2023, equipment consisted of the following:

	December 31,	December 31,
	2024	2023
Cost:
Equipment	$9,366	$9,365
Vehicle	120,155	-
	129,521	9,365
Less: accumulated depreciation	(18,147)	(2,066)
Equipment, net	$111,374	$7,299

During the years ended December 31, 2024 and 2023, the Company recorded depreciation of $16,081 and $1,263, respectively.

During the year ended December 31, 2024, the Company purchased a vehicle for $120,155, with a financing loan.

Financing loan

The Company had financing loan for a purchase of vehicle for the year ended December 31, 2024. A repayment of loan schedule is $1,898 per month for the first 36 months and then $2,590 per months for 30 months with an interest rate of $11.54%. For the year ended December 31, 2024, the Company repaid $32,462, of which $9,157 is for interest. As of December 31, 2024, the Company had a financing loan of $96,849 and disclosed it as current liability as the Company fully paid off this financing loan in March 2025.

Note 6 – Intangible Assets, net

In 2022, the Company acquired the intellectual property of MFB California, 19 patents centered around its MFB Technology for the prevention and spread of wildfires.

As of December 31, 2024 and 2023, finite lived intangible assets consisted of the following:

	December 31,	December 31
	2024	2023
Patents	$4,195,353	$4,195,353
Accumulated amortization	(495,862)	(247,247)
Intangible assets, net	$3,699,491	$3,948,106

F-16

Estimated future amortization expense for finite lived intangibles are as follows:

December 31,
2025	$247,931
2026	247,931
2027	247,931
2028	247,931
2029	247,931
Thereafter	2,459,836
$3,699,491

As of December 31, 2024, the weighted-average useful life is 15.12 years.

During the year ended December 31, 2024 and 2023, the amortization expense was $248,615 and $247,247, respectively. The Company commenced with amortization during 2023, when we started operations using the acquired assets.

Note 7 – Lease

In March 2022, the Company has entered into an operating lease for the office, with the term of 18 months. In July 2023, the Company amended the contract and extended the lease term to July 2025.

For the years ended December 31, 2024 and 2023, right-of-use asset and lease information about the Company’s operating lease consist of:

	Year Ended
	December 31,
	2024	2023
The components of lease expense were as follows:
Operating lease cost	$85,992	$70,830
Short-term lease cost	75,252	8,816
Variable lease cost	22,125	8,698
Total lease cost	$183,369	$88,344

Supplemental cash flow information related to leases was as follows:

	Year Ended
	December 31,
	2024	2023
Cash paid for operating cash flows from operating leases	$98,917	$79,528
Right-of-use asset obtained in exchange for new operating lease liabilities	$-	$161,665

Weighted-average remaining lease term - operating leases (year)	0.58	1.58
Weighted-average discount rate — operating leases	6.50%	6.50%

Supplemental balance sheet information related to leases was as follows:

	December 31,	December 31,
	2024	2023
Operating lease right-of-use asset	$49,347	$129,683

Operating lease liabilities:
Current portion	$50,047	$80,136
Non-current portion	-	50,047
	$50,047	$130,183

F-17

The following table outlines maturities of our lease liabilities as of December 31, 2024:

Year ended December 31,

2025	$50,862
Thereafter	-
50,862
Less: Imputed interest	(815)
Operating lease liabilities	$50,047

Note 8 – Convertible Notes

The components of convertible notes as of December 31, 2024 and 2023, were as follows:

	Principal		Interest	December 31,	December 31,
Payment date	Amount	Maturity date	Rate	2024	2023
August 11, 2022	$18,000	February 11, 2023	2%	$-	$18,000
September 2, 2022	$17,000	March 2, 2023	2%	-	17,000
April 1, 2023	$19,000	Due on demand	2%	-	19,000
July 15, 2024	$795,000	July 15, 2025	10%	795,000	-
August 15, 2024	$326,000	August 15, 2025	10%	326,000	-
November 15, 2024	$100,000	November 15, 2025	10%	100,000	-
December 15, 2024	$75,000	December 15, 2025	10%	75,000	-
Total Convertible notes				$1,296,000	$54,000
Less: Unamortized debt discount				(1,099,923)	-
				196,077	54,000
Less: Current portion				(196,077)	(54,000)
Long -term portion				$-	$-

On September 30, 2022, the Company entered into a convertible note agreement for the amount of $54,000, with term of six (6) months from the date of receipt of the funds, at interest rate of 2% per annum. At the sole option of the Lender, all or part of unpaid principal then outstanding may be converted into shares of common stock at any time starting 24 hours after payment at a fixed conversion price of $1.08 per share. During the year ended December 31, 2024, the Company settled liabilities of $23,400 and converted notes with principal amounts of $54,000 and accrued interest of $1,702 into 82,699 shares of common stock. The fair market value of the common shares converted was $126,655 at the issuance date, as a result, the Company recognized a loss on debt settled by common stock of $130,462.

On July 15, 2024 and August 15, 2024, the Company entered into seventeen (17) subscription agreements for convertible notes ($1,121,000) and warrants (233,550 shares of common stock). The convertible notes have a term of twelve (12) months, at an interest rate of 10% per annum and warrants are with a term of five (5) years, at exercise price of $3.00 per share. The outstanding principal amount of convertible notes and unpaid interest is convertible at conversion price of the lesser of (i) $2.40 or (ii) a 30% discount to the price of shares issued in connection with a qualified financing. In November and December, additionally, the Company entered into three (3) subscription agreements for convertible notes ($175,000) and warrants (36,460 shares of common stock). The Company paid 8% financing fee of $89,680, accrued fee of $14,000 and recorded financing fee as debt discount.

F-18

During the year ended December 31, 2024, the Company recognized the debt discount of $1,296,000 (Original Issued Discounts of $103,680, warrants discount of $546,863 and derivative liability of $645,457) and amortized debt discount of $196,077.

During the year ended December 31, 2024 and 2023, the Company recognized interest expenses of $50,723 and $1,311 and amortization of debt discount of $196,077 and $0, respectively. As of December 31, 2024 and 2023, the Company recorded accrued interest of $50,723 and $1,567, respectively.

The Company determined that the conversion feature met the definition of a liability in accordance with ASC Topic No. 815-40, Derivatives and Hedging - Contracts in Entity's Own Stock and therefore bifurcated the embedded conversion option once the note becomes convertible and accounted for it as a derivative liability. The fair value of the conversion feature was recorded as a debt discount and “day 1” derivative loss for the excess amount of debt discount and amortized to interest expense over the term of the note.

Note 9 – Derivative Liability

Fair Value Assumptions Used in Accounting for Derivative Liabilities

ASC 815 requires us to assess the fair market value of derivative liabilities at the end of each reporting period and recognize any change in the fair market value as other income or expense. The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Binomial Lattice model to calculate the fair value as of issuance and December 31, 2024.

The underlying assumptions of Binomial Lattice model are as follows:

1.	The short-term interest rates, including risk-free rate, are known and remain constant over time.
2.	The absence of any arbitrage opportunities is assumed.
3.	The stock price follows a continuous-time random walk, with the rate of variance proportional to the square of the stock price.
4.	The distribution of possible stock prices at the end of any given finite interval is assumed to be lognormal.
5.	The variance of the rate of return on the stock is constant.
6.	No commissions or transaction costs are incurred when buying or selling the stock or option.
7.	The option's early exercise value is evaluated at each node of the lattice.
8.	If applicable, the tax rate remains consistent for all transactions and market participants.

For the year ended December 31, 2024, the estimated fair values of the liabilities measured on a recurring basis are as follows:

December 31
2024
Expected term	0.29 years
Total Nodes	72
Risk-free interest rate	4.15%
Stock price at valuation date	$4.38
Adjusted stock price at valuation date	$7.30
Expected average volatility	95.41%

F-19

The following table summarizes the changes in the derivative liabilities during the year ended December 31, 2024:

Fair Value Measurements Using Significant Observable Inputs (Level 3)

Balance - December 31, 2023	$-

Addition of new derivatives recognized as debt discounts	645,457
Addition of new derivatives recognized as loss on derivatives	409,776
Balance - December 31, 2024	$1,055,233

Note 10 – Promissory Note

On June 7, 2023, the Company entered into a promissory note agreement for the amount of $120,000, in terms of twelve (12) months and interest rate of 5% per annum. During the years ended December 31, 2024 and 2023, the Company recognized $750 and $3,017 interest, respectively. As of December 31, 2023, the Company owed principal of $120,000 and accrued interest of $3,017.

During the year ended December 31, 2024, the Company settled the promissory note with principal amount of $120,000 and accrued interest of $3,767 into 175,000 shares of common stock. The fair market value of the common shares converted was $902,790 at the issuance date, as a result, the Company recognized a loss on debt settled by common stock of $779,024.

Note 11 – Related Party Transactions

The related parties that had material transactions for the years ended December 31, 2024 and 2023, consist of the following:

Related Party	Nature of Relationship to the Company
A	An Ohio Corporation – a significant shareholder
B	Owner of related party A
C	Chief Executive Officer (CEO) of the Company
D	A California Corporation owned by related party E
E	Significant shareholder
F	Former MFB Ohio board advisor, resigned during 2024
G	MFB Ohio board advisor
H	MFB Ohio board advisor
I	MFB Ohio board advisor
J	Director and Chief Executive Officer of GEVI Insurance Holdings Inc.
K	Former MFB Ohio board advisor, resigned during 2024

F-20

As of December 31, 2024 and 2023, amounts owing to related parties consists as follows:

	December 31,	December 31,
Related Party	2024	2023
A	$-	$897,197
B	-	411,880
	$-	$1,309,077

During the years ended December 31, 2024 and 2023, related party A advanced to the Company an amount of $2,000 and $307,500 for working capital proposes and $6,495 and $246,425 for operating expenses paid directly to vendors, on behalf of the Company, respectively. During the years ended December 31, 2024 and 2023, the Company repaid $330,000 and $125,000 owing to the related party A and $410,880 and $0 owing to the related party B, respectively. On December 31, 2024, the Company issued a $576,693 convertible note to related party A in exchange for the amount due to related party A and B of $576,693.

For the years ended December 31, 2024 and 2023, expenses to related parties and their nature consists of:

	Year Ended
	December 31
Related Party	2024	2023	Nature of transaction	Financial Statement Line Item
C	$75,000	$-	Cash paid for management fee	General and administration
D	$77,600	$120,400	Cash paid for consulting fees	Professional fees - related party
D	$19,400	$30,100	Cash paid for consulting and advisory fees	Cost of revenue – related party
E	$163,654	$139,196	Cash paid for management fee	Professional fees - related party
E	$81,917	$47,304	Cash paid for royalty and sales commissions (See Note14)	Cost of revenue – related party
F	$214,950	$-	41,667 shares of common stock issued for advisory fee	Professional fees - related party
G	$429,900	$-	83,333 shares of common stock issued for advisory fee	Professional fees - related party
H	$128,970	$-	25,000 shares of common stock issued for advisory fee	Professional fees - related party
I	$214,950	$-	41,667 shares of common stock issued for advisory fee	Professional fees - related party
J	$348,000	$-	20,000 shares of Series C preferred stock for advisory fee	Professional fees - related party
K	$85,980	$-	16,666 shares of common stock issued for advisory fee	Professional fees - related party

Convertible note – related party

On December 31, 2024, the Company issued convertible note of $576,693, to related party A, in exchange for the amount due to related party. The convertible note has a term of twelve (12) months, at an interest rate of 10% per annum. The outstanding principal amount of convertible note and unpaid interest is convertible at a fixed conversion price of $2.16. The conversion price is a fixed price and the Company determined that conversion feature did not need to be bifurcated. The Company has accounting for the convertible debt at amortized cost under ASC 470-20.

As of December 31, 2024, the Company recorded convertible note – related party of $576,693.

Note 12 – Stockholders’ Equity

Amended Articles of Incorporation

Effective on March 17, 2025, the Company amended its Articles of Incorporation to increase the authorized shares to 1,030,000,000 shares, of which 1,000,000,000 shares are common stock and 30,000,0000 shares are preferred stock.

F-21

Reverse stock split

The reverse stock split at a 1-for-6 ratio was effective on August 27, 2025 (see Note 1).

Preferred Shares

Shares Outstanding

The Company is authorized to issue up to 30,000,000 shares of Preferred Stock, par value $0.0001 per share.

Series A Preferred Stock

The Company originally designated 10,000,000 shares of its Preferred Stock as Series A Convertible Preferred Stock. On March 29, 2024, the Company amended and restated its Series A Convertible Preferred Stock to designate 10,000,000 shares of its Preferred Stock as Series A Preferred Stock, par value $0.0001, with the following rights and privileges.

Dividends. Holders of shares of Series A Preferred Stock are not entitled to receive dividends.

Voting Rights. Each share of Series A Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of stockholders. Holders of shares of Series A Preferred Stock do not have cumulative voting rights. This means a holder of a single share of Series A Preferred Stock cannot cast more than one vote for each position to be filled on the Board.

Other Rights. Shares of Series A Preferred Stock are not entitled to a liquidation preference. The holders of the Series A Preferred Stock may not be redeemed without the consent of the holders of the Series A Preferred Stock. The holder of the Series A Preferred Stock are not entitled to pre-emptive rights or subscription rights.

The Company will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of its Charter and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders of the Series A Preferred Stock against impairment.

So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by the Wyoming Business Corporations Act) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Preferred Stock; (c) increase the authorized number of shares of Series A Preferred Stock; or (d) authorize or issue any shares of senior securities.

Fully Paid. The issued and outstanding shares of Series A Preferred Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Series A Preferred Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares.

As of December 31, 2024 and 2023, there were 1,666,667 shares of Series A Preferred stock issued and outstanding.

F-22

Series C Convertible Preferred Stock

The Company originally designated 5,000,000 shares of its Preferred Stock as Series C Convertible Preferred Stock. On March 17, 2025, the Company amended and restated its Series C Convertible Preferred Stock to designate 10,000,000 shares of its Preferred Stock as Series C Convertible Preferred Stock, par value $0.0001, with the following rights and privileges.

Dividends. Holders of shares of Series C Convertible Preferred Stock are not entitled to receive dividends.

Voting Rights. The holders of the Series C Convertible Preferred Stock are not entitled to vote.

Conversion Rights. Each share of Series C Convertible Preferred Stock outstanding as such time shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into 3.3333 shares of the Common Stock of the Company (the “Conversion Ratio”). Such Conversion Ratio, and the rate at which shares of Series C Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

If at any time or from time to time there shall be (i) a merger or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or series of transactions by the Company in which more than 50 percent (50%) of the Company’s voting power is transferred (each a “Reorganization”) then as a part of such Reorganization, the provision shall be made so that the holders of the Series C Convertible Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Company, or the successor corporation resulting from such Reorganization.

Other Rights. The holders of the Series C Convertible Preferred Stock are not entitled to a liquidation preference. The holders of the Series C Convertible Preferred Stock may not be redeemed without the consent of the holders of the Series C Convertible Preferred Stock. The holder of the Series C Convertible Preferred Stock is not entitled to pre-emptive rights or subscription rights.

The Company will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of its Charter and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders of the Series C Convertible Preferred Stock against impairment.

So long as any shares of Series C Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent as provided by the Wyoming Business Corporations Act) of the holders of at least a majority of the then outstanding shares of Series C Convertible Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series C Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series C Convertible Preferred Stock; (c) increase the authorized number of shares of Series C Convertible Preferred Stock; or (d) authorize or issue any shares of senior securities.

Fully Paid. The issued and outstanding shares of Series C Convertible Preferred Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Series C Convertible Preferred Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares.

F-23

During the year ended December 31, 2024, the Company issued 728,470 shares of Series C Preferred Stock as follow;

•	183,332 shares issued for stock payable of $500,000.
•	421,805 shares for purchase subscriptions of $1,845,000, at prices of $4.00 to $6.00 per share.
•	123,333 issued for services, valued at $1,196,000 at market price on issuance dates.

During the year ended December 31, 2023, the Company issued 1,473,499 shares of Series C Preferred Stock as follows:

•

During the year ended December 31, 2023, the Company issued 273,499 shares of Convertible Series C Preferred Stock in connection with subscription agreements signed with investors at prices of $2.40 and $4.00 per share for total amount of $907,600.

•

During the year ended December 31, 2023, the Company issued 1,200,000 shares of Convertible Series C Preferred Stock to a related party for consulting services rendered to the Company from October 2021 through July 2023. The Company valued the 1,200,000 shares of Convertible Preferred Stock, as if converted to 24,000,000 shares of common stock, using the quoted stock price of the Company’s common stock at approval date (November 1, 2022), resulting in a value of $8,640,000.

On April 5, 2023, the holder of the Convertible Series C Preferred Stock converted 150,000 shares of the Company’s Convertible Series C Preferred Stock into 3,000,000 shares of the Company’s common shares.

As of December 31, 2024 and 2023, there were 3,001,969 and 2,273,499 shares of the Company’s Series C Convertible Preferred Stock issued and outstanding, respectively.

Subscription Received

During the year ended December 31, 2023, the Company received $500,000 for subscriptions of 183,332 shares of Series C Convertible Preferred Stock. As of December 31, 2023, 183,332 shares were not issued and are recorded as preferred stock to be issued with value of $500,000 in equity. During the year ended December 31, 2024, the Company issued the 183,332 shares of Series C Convertible Preferred Stock.

Common Stock

The Company has authorized 1,000,000,000 shares of common stock with a par value of $0.0001. Each share of common stock entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

During the year ended December 31, 2024, the Company issued 716,033 shares of Common Stock and cancelled 10,833,333 shares as follow:

•	208,333 shares issued for compensation, valued at $1,074,750 at market price on issuance date.
•	166,667 shares issued for services, valued at $787,249 at market price on issuance date.
•	257,699 shares for conversion and settlement of debt of $1,112,355 at market price on issuance date.
•	83,334 shares issued for common stock to be issued from fiscal year ended 2023 – to two directors of the Company.
•	10,833,334 shares were cancelled by the Company's President, valued $6,500 at par value.

F-24

During the year ended December 31, 2023, the Company issued 600,000 shares of common stock as follows:

•	100,000 shares issued for services valued at $146,850.
•	500,000 shares issued for conversion of 150,000 shares of Series C Preferred Stock

As of December 31, 2024 and 2023, there were 6,140,264 and 16,257,565 shares of the Company’s common stock issued and outstanding, respectively.

Restricted Stock Awards

On June 13, 2022, the Company issued 11,666,667 Restricted Stock Awards (“RSAs”) to a member of the board of directors and President of the Company. Set out below is a summary of the changes in the Restricted Shares during the year ended December 31, 2024 and 2023:

	Restricted Stock Award	Weighted -Average Grant Price
Balance, December 31, 2022	11,666,667	$0.03
Granted	-	-
Vested	-	-
Forfeited	-	-
Balance, December 31, 2023	11,666,667	$0.03
Granted	-	-
Vested	-	-
Cancelled	(10,833,334)	0.03
Balance, December 31, 2024	833,333	$0.03

As of December 31, 2023, 11,666,667 shares issued to a member of the board of directors and President of the Company are restricted (the “Restricted Stock Award”) and shall be released only upon the Company achieving gross revenue in each of the calendar years ended December 31, 2023, 2024, 2025 and 2026, of not less than $100,000,000. The holder of the Restricted stock shall be entitled to vote but is not entitled to dividends or disposal. During the year ended December 31, 2024, 10,833,334 shares were cancelled.

Common Stock to be Issued

On November 1, 2022, the Company’s Board of Directors approved the issuance of 41,667 shares of common stock to each of the two independent directors for their board services in support of the Company. The Company valued the 83,334 shares of common stock at the market value of the Company’s common stock at approval date for the amount of $180,000. During the year ended December 31, 2024, the Company issued 83,334 shares of common stock and settled common stock to be issued of $180,000.

On April 22, 2024, the Company entered into an advisory and consulting agreement for a period of twelve (12) months with share compensation of 41,667 shares of common stock upon signing the agreement. The Company valued the 41,667 shares based on market value at signing of the agreement, in the amount of $200,000 and recorded as common stock to be issued as a component of stockholders’ equity. On July 1, 2024, the Company terminated the agreement due to a lack of service performance by a contractor and 41,667 shares to be issued were cancelled.

As of December 31, 2024 and 2023, 0 and 83,334 shares were not yet issued and are recorded as common stock to be issued of $0 and $180,000 in equity, respectively.

Warrants

The Company issued a total of 270,010 warrants for a period of five years at an exercise price per share of $3.00 in connection with convertible notes for the year ended December 31, 2024. The Company recorded the warrants of $546,863 to additional paid in capital.

We evaluate all warrants issued to determine the appropriate classification under ASC 480 and ASC 815. In addition to determining classification, we evaluate these instruments to determine if such instruments meet the definition of a derivative. The classification of all outstanding warrants, including whether such instruments should be recorded as equity, is evaluated at the end of each reporting period.

The warrants are valued using a Black Scholes valuation model. The use of this valuation model requires the input of highly subjective assumptions. Any change to these inputs could produce significantly higher or lower fair value measurements.

The Company utilized the following assumptions:

2024
Expected term	5.00 years
Expected average volatility	239-251%
Expected dividend yield	-
Risk-free interest rate	3.79–4.30%

A summary of activity of the warrants during the year ended December 31, 2024 as follows:

Warrants Outstanding
		Weighted Average	Weighted Average Remaining
	Shares	Exercise Price	Contractual life (in years)

Outstanding, December 31, 2023	-	$-	-
Granted	270,010	3.00	5.00
Exercised	-	-	-
Forfeited/canceled	-	-	-
Outstanding, December 31, 2024	270,010	$3.00	4.61

The intrinsic value of the warrants as of December 31, 2024 is $372,276.

F-25

Note 13 - Income Taxes

Components of income tax expense (benefit) are as follows for the years ended December 31, 2024 and 2023:

	2024	2023
Current	$-	$-
Deferred	-	-
Income tax benefit	$-	$-

The tax effects of temporary differences which give rise to the significant portions of deferred tax assets or liabilities are as follows at December 31, 2024 and 2023:

	2024	2023
Deferred tax assets and liabilities
Net operating losses carried forward	$7,148,000	$5,780,000
Intangibles	(57,000)	(103,000)
Total deferred tax asset	7,091,000	5,677,000
Less: valuation allowance	(7,091,000)	(5,677,000)
Net deferred tax asset	$-	$-

The Company will have approximately $34.4 million and $27.5 million of gross net operating loss carry-forwards at December 31, 2024 and 2023, respectively. Federal NOLs do not expire, but are subject to 80% income limitation on use; state and local laws may vary by jurisdiction. Net deferred tax assets are mainly comprised of temporary differences between financial statement carrying amount and tax basis of assets and liabilities.

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2024 and 2023, respectively, a full valuation allowance was recognized.

In addition, the Company performed a comprehensive review of its uncertain tax positions and determined that no adjustments were necessary relating to unrecognized tax benefits at December 31, 2024 and 2023. The Company’s federal and state income tax returns are subject to examination by taxing authorities for three years after the returns are filed, and as such the Company’s federal and state income tax returns remain open to examination.

The reconciliation of the income tax benefit is computed at the U.S. federal statutory rate as follows:

	2024	2023
Statutory tax rate	21.0%	21.0%
State tax rate	8.8%	8.8%
Effect of change in income tax rate for deferred tax assets
Effect of expenses not deductible for tax purpose	(1.8)%	0.0%
Amortization	0.5%	0.5%
Change in valuation allowance	(28.5)%	(30.3)%
Effective income tax rate	0.0%	0.0%

F-26

Note 14 – Commitments and Contingencies

As part of the intellectual asset purchase agreement with MFB California, the Company is subject to royalties of 10% derived from gross invoiced sales of the MFB product excluding funds received for sales and use tax (Note 11).

Note 15 – Disaggregated revenue and Concentration

During years ended December 31, 2024 and 2023, disaggregated revenue was as follows:

	Years Ended
	December 31,
	2024	2023
Products sale	$626,389	$452,285
Product installation service	181,983	68,360
	$808,372	$520,645

During years ended December 31, 2024 and 2023, customer and supplier concentrations (more than 10%) were as follows:

Revenue and accounts receivable

	Percentage of Revenue		Percentage of
	For Year Ended		Accounts Receivable
	December 31		December 31	December 31
	2024	2023	2024	2023
Customer A	30.20%	-	-	-
Customer B	13.68%	-	21.08%	-
Customer C	10.30%	-	-	-
Customer D	19.55%	32.65%	49.77%	39.77%
Customer E	-	44.19%	-	53.82%
Customer F	5.79%	-	15.44%	-
Total (as a group)	79.52%	76.84%	86.29%	93.59%

Purchase and accounts payable

	Percentage of Purchase		Percentage of
	For Year Ended		Accounts payable for purchase
	December 31		December 31	December 31
	2024	2023	2024	2023
Supplier A	33.09%	77.01%	-	-
Supplier B	12.25%	-	74.46%	-
Supplier C	23.80%	-	-	-
Supplier D	8.25%	4.41%	25.54%	-
Total (as a group)	77.39%	81.42%	100.00%	-

To reduce risk, the Company closely monitors the amounts due from its customers and assesses the financial strength of its customers through a variety of methods that include, but are not limited to, engaging directly with customer operations and leadership personnel, visiting customer locations to observe operating activities, and assessing customer longevity and reputation in the marketplace. As a result, the Company believes that its accounts receivable credit risk exposure is limited.

F-27

Note 16 – Subsequent Events

Management has evaluated subsequent events through March 31, 2025, which is the date these financial statements were available to be issued. Based on our evaluation no material events have occurred that require disclosure, except as follows:

•	2,589,450 shares of common stock issued for conversion of 776,831 shares of Series C Convertible Preferred Stock
•	225,000 shares of Series C Convertible Preferred stock were issued as follows;
o 197,500 shares for services, valued at $2,769,740
o 275,000 shares for cash of $160,000 at prices of $4.00 and $6.00 per share
•	In February 2025, the Company entered into twelve (12) subscription agreements for convertible notes ($4,075,000) and warrants (848,963 shares of common stock). The convertible notes have a term of twelve (12) months, at an interest rate of 10% per annum and warrants are with a term of five (5) years, at an exercise price of $3.00 per share.

F-28

 General Enterprise Ventures, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current Assets
Cash	$6,195,974	$775,133
Accounts receivable, net	508,175	317,455
Inventory	467,317	324,657
Prepaid expenses and other current assets	87,068	74,129
Deferred offering costs	-	126,104
Total Current Assets	7,258,534	1,617,478

Non-Current Assets
Intangible assets, net	3,513,542	3,699,491
Operating lease right-of-use asset	791,231	49,347
Equipment, net	664,118	111,374
Security deposit	36,991	-
Total Non-Current Assets	5,005,882	3,860,212
Total Assets	$12,264,416	$5,477,690

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$705,489	$186,984
Deferred revenue	6,000	-
Convertibles notes, net of discount	63,120	196,077
Convertibles notes, net of discount - related parties	1,847,550	576,693
Due to related parties	160,693	-
Financing loan - current portion	47,603	96,849
Derivative liability	-	1,055,233
Operating lease liability - current portion	143,173	50,047
Total Current Liabilities	2,973,628	2,161,883

Non-current liabilities
Financing loan	125,149	-
Operating lease liability	655,957	-
Total Liabilities	3,754,734	2,161,883

Stockholders' Equity
Preferred Stock, par value $0.0001, authorized 30,000,000 shares:
Series A Preferred Stock, par value $0.0001, designated 10,000,000 shares, 1,666,667 shares issued and outstanding	167	167
Series C Convertible Preferred Stock, par value $0.0001, designated 10,000,000 shares, 763,700 and 3,001,969 shares issued and outstanding, respectively	76	300
Common Stock, par value $0.0001, authorized 1,000,000,000 shares, 17,702,912 and 6,140,264 shares issued and 17,552,912 and 6,140,264 shares outstanding, respectively	1,770	614
Additional paid-in capital	115,609,688	79,680,114
Accumulated deficit	(107,102,019)	(76,365,388)
Total Stockholders' Equity	8,509,682	3,315,807
Total Liabilities and Stockholders' Equity	$12,264,416	$5,477,690

See the accompanying Notes, which are an integral part of these unaudited consolidated financial statements.

F-29

General Enterprise Ventures, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenue	$288,212	$107,042	$1,945,232	$738,729

Operating expenses
Cost of revenue, exclusive of amortization and depreciation shown separately below	575,603	139,181	1,503,965	338,245
Cost of revenue - related parties	-	26,256	95,290	99,392
Amortization and depreciation	90,054	63,647	241,700	190,247
General and administration	349,403	130,008	872,109	388,746
Advertising and marketing	232,569	142,797	489,673	450,777
Payroll and management compensation	2,437,089	25,000	5,410,210	50,000
Professional fees	808,268	78,772	1,881,254	2,805,027
Professional fees - related parties	32,924	62,744	2,164,824	521,608
Total operating expenses	4,525,910	668,405	12,659,025	4,844,042

Loss from operations	(4,237,698)	(561,363)	(10,713,793)	(4,105,313)

Other income (expense)
Interest expense	(360,236)	(93,875)	(1,323,112)	(94,760)
Interest expense - related party	(980,494)	-	(1,255,337)	-
Interest income	4,423	-	8,381	-
Financing expense	-	-	(8,679,189)	-
Gain (loss) on fair value of derivative liability	1,775,000	-	(2,002,767)	-
Loss on settlement of debt	(4,130,203)	-	(6,770,814)	(882,279)
Total other expense	(3,691,510)	(93,875)	(20,022,838)	(977,039)

Loss before taxes	(7,929,208)	(655,238)	(30,736,631)	(5,082,352)

Provision for income taxes	-	-	-	-
Net loss	$(7,929,208)	$(655,238)	$(30,736,631)	$(5,082,352)

Comprehensive loss	$(7,929,208)	$(655,238)	$(30,736,631)	$(5,082,352)

Net loss per common share - basic and diluted	$(0.59)	$(0.11)	$(2.88)	$(0.55)
Basic and diluted weighted average number of common shares outstanding	13,521,896	6,093,837	10,673,390	9,165,597

See the accompanying Notes, which are an integral part of these unaudited consolidated financial statements.

F-30

General Enterprise Ventures, Inc.

Consolidated Statements of Change in Stockholders’ Equity

(Unaudited)

For the three and nine months ended September 30, 2025

	Series A		Series C Convertible				Additional		Total
	Preferred stock		Preferred stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance - December 31, 2024	1,666,667	$167	3,001,969	$300	6,140,264	$614	$79,680,114	$(76,365,388)	$3,315,807
Series C Preferred Stock issued for cash	-	-	27,500	3	-	-	259,997	-	260,000
Series C Preferred Stock issued for services	-	-	167,500	17	-	-	2,349,003	-	2,349,020
Series C Preferred Stock issued for compensation	-	-	30,000	3	-	-	420,717	-	420,720
Common stock issued for conversion of Series C Preferred Stock	-	-	(776,831)	(78)	2,589,450	259	(181)	-	-
Common stock warrants issued	-	-	-	-	-	-	8,649,503	-	8,649,503
Net loss	-	-	-	-	-	-	-	(10,903,404)	(10,903,404)
Balance - March 31, 2025	1,666,667	167	2,450,138	245	8,729,714	873	91,359,153	(87,268,792)	4,091,646
Series C Preferred Stock issued for services	-	-	69,007	7	-	-	2,511,848	-	2,511,855
Series C Preferred Stock for compensation	-	-	50,000	5	-	-	1,099,995	-	1,100,000
Common stock issued for conversion of Series C Preferred Stock	-	-	(532,638)	(53)	1,775,466	178	(125)	-	-
Common stock issued for services	-	-	-	-	1,667	-	19,000	-	19,000
Common stock issued for conversion of debts	-	-	-	-	507,661	50	5,604,392	-	5,604,442
Management stock compensation	-	-	-	-	-	-	767,669	-	767,669
Net loss	-	-	-	-	-	-	-	(11,904,019)	(11,904,019)
Balance - June 30, 2025	1,666,667	$167	2,036,507	$204	11,014,508	$1,101	$101,361,932	$(99,172,811)	$2,190,593
Series C Preferred Stock issued for cash	-	-	420,943	42	-	-	5,395,755	-	5,395,797
Series C Preferred Stock issued for services	-	-	5,000	-	-	-	98,167	-	98,167
Series C Preferred Stock issued for compensation	-	-	6,250	1	-	-	117,916	-	117,917
Common stock issued for conversion of debt	-	-	-	-	818,709	82	5,124,232	-	5,124,314
Common stock issued for conversion of Series C Preferred Stock	-	-	(1,705,000)	(171)	5,683,336	568	(397)	-	-
Common stock issued for services	-	-	-	-	36,000	4	215,636	-	215,640
Management stock compensation	-	-	-	-	150,000	15	1,692,447	-	1,692,462
Reclassification of derivative liability to equity	-	-	-	-	-	-	1,604,000	-	1,604,000
Reverse stock split adjustment	-	-	-	-	359	-	-	-	-
Net loss	-	-	-	-	-	-	-	(7,929,208)	(7,929,208)
Balance - September 30, 2025	1,666,667	$167	763,700	$76	17,702,912	$1,770	$115,609,688	$(107,102,019)	$8,509,682

See the accompanying Notes, which are an integral part of these unaudited consolidated financial statements.

F-31

General Enterprise Ventures, Inc.

Consolidated Statements of Change in Stockholders’ Equity

(Unaudited)

For the three and nine months ended September 30, 2024

	Series A		Series C Convertible				Preferred Stock	Common Stock	Additional		Total
	Preferred stock		Preferred stock		Common Stock		to be	to be	Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	issued	issued	Capital	Deficit	Equity

Balance - December 31, 2023	1,666,667	$167	2,273,499	$227	16,257,565	$1,626	$500,000	$180,000	$72,436,958	$(69,483,666)	$3,635,312
Series C Preferred Stock issued for preferred stock to be issued	-	-	108,333	11	-	-	(320,000)	-	319,989	-	-
Series C Preferred Stock issued for cash	-	-	50,000	5	-	-	-	-	164,995	-	165,000
Series C Preferred Stock issued for services	-	-	40,000	4	-	-	-	-	695,996	-	696,000
Common stock issued for stock to be issued - management	-	-	-	-	41,667	4	-	(90,000)	89,996	-	-
Common stock issued for conversion and settlement of debt	-	-	-	-	251,127	25	-	-	1,085,123	-	1,085,148
Cancellation of common stock -related party	-	-	-	-	(10,833,334)	(1,083)	-	-	1,083	-	-
Common stock issued for services	-	-	-	-	333,333	33	-	-	1,701,967	-	1,702,000
Net loss	-	-	-	-	-	-	-	-	-	(3,519,710)	(3,519,710)
Balance - March 31, 2024	1,666,667	167	2,471,832	247	6,050,358	605	180,000	90,000	76,496,107	(73,003,376)	$3,763,750
Series C Preferred Stock issued for preferred stock to be issued	-	-	74,999	7	-	-	(180,000)	-	179,993	-	-
Common stock issued for services	-	-	-	-	41,667	4	-	-	159,996	-	160,000
Common stock to be issued for services	-	-	-	-	-	-	-	200,000	-	-	200,000
Net loss	-	-	-	-	-	-	-	-	-	(907,404)	(907,404)
Balance - June 30, 2024	1,666,667	167	2,546,831	254	6,092,027	609	-	290,000	76,836,096	(73,910,780)	3,216,346
Warrants issued in conjunction with convertible debts	-	-	-	-	-	-	-	-	471,209	-	471,209
Common Stock issued for common stock to be issued	-	-	-	-	41,667	4	-	(90,000)	89,996	-	-
Cancellation of stock to be issued for non performance of services	-	-	-	-	-	-	-	(200,000)	-	-	(200,000)
Net loss	-	-	-	-	-	-	-	-	-	(655,238)	(655,238)
Balance - September 30, 2024	1,666,667	$167	2,546,831	$254	6,133,692	$613	$-	$-	$77,397,301	$(74,566,018)	$2,832,317

See the accompanying Notes, which are an integral part of these unaudited consolidated financial statements.

F-32

General Enterprise Ventures, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended
	September 30,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(30,736,631)	$(5,082,352)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	6,780,595	2,558,000
Financing expense	8,679,189	-
Non-cash lease expenses	123,334	59,760
Depreciation and amortization	241,700	190,247
Amortization of debt discount	2,226,678	72,996
Loss on settlement of debt	6,770,814	882,279
Loss on fair value of derivative	2,002,767	-
Write off of deferred offering costs	197,415	-
Changes in operating assets and liabilities:
Accounts receivable	(190,720)	(2,473)
Inventory	(237,957)	(40,946)
Prepaid expenses and other current assets	(12,939)	(32,388)
Security deposit	(36,991)	-
Accounts payable and accrued liabilities	730,756	127,827
Related party advances funding operating expense	25,300	6,495
Accrued interest - related parties	160,393	-
Deferred revenue	6,000	-
Operating lease liabilities	(116,135)	(59,260)
Net Cash used in Operating Activities	(3,386,432)	(1,319,815)

Cash Flows from Investing Activities:
Purchase of equipment	(221,670)	-
Net Cash used in Investing Activities	(221,670)	-

Cash Flows from Financing Activities:
Proceeds from convertible notes	1,909,000	1,031,320
Proceeds from convertible note - related party	1,776,082	-
Payment of deferred offering costs	(71,311)	(57,131)
Repayment of loan - related party	(25,000)	(60,000)
Proceeds from issuance of Series C Preferred Stock	5,655,797	165,000
Repayment of financing loan	(215,625)	-
Net Cash provided by Financing Activities	9,028,943	1,079,189

Change in cash	5,420,841	(240,626)
Cash, beginning of period	775,133	549,755
Cash, end of period	$6,195,974	$309,129

Supplemental Disclosure Information:
Cash paid for interest	$5,913	$-
Cash paid for taxes	$-	$-

Non-Cash Financing Disclosure:
Common stock issued for services	$-	$1,862,000
Series C Preferred stock issued for services	$-	$696,000
Common stock issued upon conversion of Series C Preferred stock	$1,004	$-
Common stock issued for conversion and settlement of debt	$10,728,756	$1,085,148
Common stock issued for stock to be issued - management	$-	$180,000
Series C Preferred stock issued for subscription received	$-	$500,000
Cancellation of common stock - related party	$-	$6,500
Warrants issued in conjunction with convertible debts	$882,000	$471,209
Right -of-use assets obtained in exchange for new operating lease liabilities	$865,218	$-
Recognition of derivative liability as debt discount	$1,027,000	$-
Reclassification of derivative liability to additional paid-in capital	$1,604,000	$-
Transfer from inventory to property and equipment	$95,297	$-
Acquisition of property and equipment as financing loan	$291,528	$-

See the accompanying Notes, which are an integral part of these unaudited consolidated financial statements.

F-33

General Enterprise Ventures, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2025

Note 1 – Organization, Business and Liquidity

General Enterprise Ventures, Inc., was originally incorporated under the laws of the State of Nevada on March 14, 1990. On June 3, 2021, after approval by the board of directors and shareholders of the Company, the Company was redomiciled to the State of Wyoming. On October 11, 2021, after approval by the board of directors and shareholders of the Company, the Company was renamed General Enterprise Ventures, Inc., in the State of Wyoming.

When used in these notes, the terms “General Enterprise Ventures, Inc.,” “Company,” “we,” “us” and “our” mean General Enterprise Ventures, Inc. and all entities included in our unaudited interim consolidated financial statements.

Corporate Changes

Effective June 25, 2024, the Company formed and organized a wholly owned subsidiary, GEVI Insurance Holdings Inc., an Ohio corporation (“GEVI Insurance”), to enter the wildfire insurance markets utilizing the Company’s flame retardant and flame suppression product. Effective February 21, 2025, the Company formed MFB Insurance Company, Inc., a Hawaii corporation (“MFBI”) and organized it as a wholly owned subsidiary of GEVI Insurance to act as a captive insurance company to enter the wildfire insurance market. MFBI was formed to act as a captive insurance company to reinsure real property protected with the Company’s CitroTech product. MFBI is not currently able to reinsure real property.

Business

We develop and manufacture environmentally sustainable, non-toxic, long-term fire-inhibiting products for use in industrial and wildfire defense applications. The Company’s proprietary formulation, CitroTech®, is derived from food-grade, renewable materials and is designed to provide an alternative to legacy conventional chemical fire retardants.  CitroTech™ is used in the manufacturing of fire-resilient lumber and building materials, enabling integration of flame-inhibiting properties during production or applied in the field to new homes. In addition, it is utilized by fire departments, municipalities, and other public and private sector entities in connection with ground-based wildfire defense and stationary application systems intended to help render vegetation non-flammable, reduce ignition risk and enhance structural protection.

The Company continues to evaluate and develop additional formulations and product treatments to expand the range of potential commercial applications for its technology.

Reverse stock split

On April 15, 2025, our Board of Directors and our stockholders that have a majority of our voting power approved an amendment to our articles of incorporation (as amended, the “Articles of Incorporation”) to effect the reverse stock split (which includes the outstanding Series A Preferred Stock and Common Stock of the Company at a 1-for-6 ratio). The reverse stock split was effective on August 27, 2025.

All share and per share information in these financial statements retroactively reflect this reverse stock split.

F-34

Liquidity

The Company has incurred losses since inception and incurred a net loss of $30.7 million during the nine months ended September 30, 2025. However, in September 2025, the Company completed an equity offering which generated net proceeds of $5.4 million. Additionally, in October 2025, the Company completed an equity offering which generated net proceeds of $2.7 million (see Note 13).

The Company’s existing cash resources are expected to provide sufficient funds to carry out the Company’s planned operations through fiscal year 2026.  To continue operations beyond such time frame, the Company may be required to raise additional funds by completing additional equity or debt offerings or increasing revenue. There can be no assurance that the Company will be successful in acquiring additional funding, that the Company’s projections of its future working capital needs will prove accurate, or that any additional funding would be sufficient to continue operations in future years.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

Our unaudited interim consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, the unaudited interim consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K of General Enterprise Ventures, Inc. for the year ended December 31, 2024.

In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2025, and its results of operations for the three months and nine months ended September 30, 2025, and 2024, and cash flows for the nine months ended September 30, 2025, and 2024. The balance sheet at December 31, 2024, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

The accompanying unaudited interim consolidated financial statements should be read in conjunction with the unaudited interim consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2024, as filed with the SEC on March 31, 2025.

Principles of Consolidation

The consolidated financial statements include the accounts of General Enterprise Ventures, Inc., and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

Reclassification

Certain amounts have been reclassified to improve the clarity and comparability of the financial statements. These reclassifications had no impact on previously reported total assets, liabilities, equity, net income (loss), or cash flows for any periods presented.

F-35

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Segment Information

Our Chief Executive Officer (“CEO”) is the chief operating decision maker who reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, we operate in a single reporting segment focused on sustainable long-term flame-retardants and wood treatment technologies.

Our CEO assesses performance and decides how to allocate resources primarily based on consolidated net income, which is reported on our Consolidated Statements of Operations. Total assets on the Consolidated Balance Sheets represent our segment assets.

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than 90 days to be cash and cash equivalents. The Company did not have any cash equivalents as of September 30, 2025 and December 31, 2024. The Company had cash of $6,195,974 and $775,133, as of September 30, 2025 and December 31, 2024, respectively.

Periodically, the Company may carry cash balances at financial institutions more than the federally insured limit of $250,000 per institution. The amount in excess of the FDIC insurance as of September 30, 2025, was approximately $5.5 million. The Company has not experienced losses on account balances and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any expected loss on the trade accounts receivable balances and charged to the provision for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make the required payments for services. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped in categories by the number of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged against the allowance when it is probable that the receivable will not be recovered.

During the three and nine months ended September 30, 2025 and 2024, the Company recorded no bad debt expense, and no allowance for credit losses as of September 30, 2025 and December 31, 2024.

F-36

Fair Value of Financial Instruments

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

•	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

•	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires the Company to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded, may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

Recurring Fair Value Measurements

The following table summarizes the liabilities measured at fair value on a recurring basis:

There were no liabilities measured at fair value on a recurring basis as of September 30, 2025.

December 31, 2024	Level 3
Liabilities
Derivative Liability – conversion feature	$1,055,233

Nonrecurring Fair Value Measurements

The valuation of warrants and market based compensation awards, were derived using Level 2 inputs.

Other Fair Value Disclosures

The Company’s financial instruments, including cash, accounts receivable, prepaid expenses, accounts payable and accrued liabilities, deferred revenue and loans payable, are carried at historical cost. As of September 30, 2025 and December 31, 2024, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Convertible Notes

The Company bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

F-37

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For our derivative financial instruments, the Company used a Binomial Lattice model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

Warrants

For warrants that are determined to be equity-classified, we estimate the fair value at issuance and record the amounts to additional paid in capital (potentially on a relative fair value basis if issued in a basket transaction with other financial instruments). Warrants that are equity-classified are not subsequently remeasured unless modified or required to be reclassified as liabilities.

Revenue

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps:

i. Identify the contract, or contracts, with a customer;

ii. Identify the performance obligations in the contract;

iii. Determine the transaction price;

iv. Allocate the transaction price to the performance obligations in the contract;

v. Recognize revenue when the Company satisfies a performance obligation.

For the nine months ended September 30, 2025, our revenues currently consist of a sale of product used for lumber products for fire prevention and on installation of self-contained sprinkler systems. Revenue is recognized at a point in time, that is which the risks and rewards of ownership of the product transfer from the Company to the customer.

Deferred revenue

Deferred revenue consists of advanced payments for our service that have not been rendered. Revenue is recognized when service is rendered. As of September 30, 2025 and December 31, 2024, total deferred revenue was $6,000 and $0, respectively. Deferred revenue is expected to be recognized as revenue within the fourth quarter of 2025.

F-38

Cost of Revenue

For the three and nine months ended September 30, 2025 and 2024, cost of revenue consisted of:

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Cost of inventory	$494,144	$98,637	$1,315,378	$233,362
Freight and shipping	15,665	1,171	21,724	9,321
Consulting and advisory-related party	-	5,800	4,000	16,200
Royalty and sales commission-related party	-	20,456	91,290	83,192
Rent expense	65,794	39,373	166,863	95,562
Total cost of revenue	$575,603	$165,437	$1,599,255	$437,637

Basic and Diluted Net Loss Per Common Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued.

For the nine months ended September 30, 2025 and 2024, the following common stock equivalents were excluded from the computation of diluted net loss per share as the result of the computation was anti-dilutive.

	September 30,	September 30,
	2025	2024
	Shares	Shares
Convertible notes	1,266,987	467,083
Common Stock warrants	1,925,768	233,542
Series C Convertible Preferred Stock	2,545,667	8,281,673
	5,738,422	8,982,298

Deferred Offering Costs

Costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. Deferred offering costs consist of underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to the proposed public offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be expensed.  On August 19, 2025, the Company withdrew the registration statement, as a result, the Company expensed deferred offering costs within professional and general and administrative expenses.

As of September 30, 2025 and December 31, 2024, deferred offering costs consisted of the following:

	September 30,	December 31,
	2025	2024
Professional fees	$-	$52,131
General and administrative expenses	-	73,973
	$-	$126,104

F-39

Stock-Based Compensation

The Company accounts for employee and non-employee stock awards under ASC 718, Compensation – Stock Compensation, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to nonemployees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable. Equity grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service.

During the three and nine months ended September 30, 2025 and 2024, stock-based compensation was recognized as follows:

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Management compensation	$1,810,379	$-	$4,098,768	$-
Professional fees (*)	313,807	(200,000)	578,227	2,050,000
Professional fees - related party	-	-	2,103,600	348,000
Advertising and marketing	-	-	-	160,000
Financing expense	-	-	8,679,189	-
	$2,124,186	$(200,000)	$15,459,784	$2,558,000

(*) for the three months ended September 30, 2024, the Company recognized negative expense due to a forfeiture for stock based professional fee.

Compensation cost for stock awards, which include common shares, Series C Preferred Stock, warrants and performance stock units (“PSUs”), is measured at the fair value on the grant date and recognized as expense, net of estimated forfeitures, over the related service or performance period. The fair value of stock awards is based on the quoted price of our common stock on the grant date and Series C Preferred stock as if converted to common stock. We measure the fair value of PSUs using a Monte Carlo valuation model and warrants using a Black Scholes valuation model. Compensation cost for PSUs are recognized using the derived service period and accelerated if the condition is satisfied at an earlier date.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures” (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

F-40

Note 3 – Inventory

As of September 30, 2025 and December 31, 2024, inventory consisted of the following:

	September 30,	December 31,
	2025	2024
Finished goods	$211,747	$50,469
Raw materials	255,570	274,188
	$467,317	$324,657

The Company did not impair any inventories as unsalable for the three and nine months ended September 30, 2025 and 2024.

Note 4 – Equipment, net

As of September 30, 2025 and December 31, 2024, equipment consisted of the following:

	September 30,	December 31,
	2025	2024
Cost:
Equipment	$31,113	$9,366
Vehicles	706,903	120,155
	738,016	129,521
Less: accumulated depreciation	(73,898)	(18,147)
Equipment, net	$664,118	$111,374

During the nine months ended September 30, 2025, the Company purchased vehicles and equipment for $608,495, of which $291,528 was purchased with a financing loan and transferred vehicles from inventory of $95,297 due to a change of use.

For the three and nine months ended September 30, 2025 and 2024, depreciation consists of:

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Depreciation	$28,071	$472	$55,751	$1,406

Financing loan

The Company had a financing loan for the purchase of vehicle for the year ended December 31, 2024. The loan repayment is $1,898 per month for the first 36 months and then $2,590 per month for 30 months with an interest rate of $11.54%. For the nine months ended September 30, 2025, the Company repaid $101,478, of which $4,629 is for interest. In March 2025, the Company fully paid this financing loan.

F-41

The Company had a financing loan for the purchase of vehicle in January 2025. A repayment of loan schedule was $1,977 per month for the 72 months with an interest rate of $10.84%. For the nine months ended September 30, 2025, the Company repaid $104,732, of which $955 is for interest. In March 2025, the Company fully paid this financing loan.

The Company had a financing loan for the purchase of vehicle in September 2025. A repayment of loan schedule is $2,021 per month for 60 months, beginning October 2025, with an interest rate of 11.33%.

The Company had a financing loan for the purchase of vehicle in September 2025. A repayment of loan schedule is $2,083 per month for 48 months, beginning October 2025, with an interest rate of 11.90%.

Note 5 – Intangible Assets, net

In 2022, the Company acquired the intellectual property of MFB California, 19 patents centered around its MFB Technology for the prevention and spread of wildfires.  MFB California currently holds 31 granted patents and 56 pending patent applications. The granted patents include MFB California’s main chemistry and applications. MFB California has 21 trademarks and various copyrights.  Internally generated patents, trademarks and copyrights, are expensed as incurred.

As of September 30, 2025 and December 31, 2024, finite lived intangible assets consisted of the following:

	September 30,	December 31,
	2025	2024
Acquired patents (19)	$4,195,353	$4,195,353
Accumulated amortization	(681,811)	(495,862)
Intangible assets, net	$3,513,542	$3,699,491

Estimated future amortization expense for finite lived intangibles are as follows:

December 31,
2025 remaining	$61,983
2026	247,931
2027	247,931
2028	247,931
2029	247,931
Thereafter	2,459,835
$3,513,542

As of September 30, 2025, the weighted-average useful life is 14.38 years.

During the three and nine months ended September 30, 2025 and 2024, amortization expense is as follows:

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Amortization	$61,983	$63,175	$185,949	$188,841

F-42

Note 6 – Lease

In March 2022, the Company entered into an operating lease for a warehouse, with a term of eighteen (18) months. In July 2023, the Company amended the contract and extended the lease term to July 2025. In May 2025, the Company terminated this lease and wrote off of right-of use asset and lease liability.

In January 2025, the Company entered into an operating lease for our office and warehouse. The commencement date is April 1, 2025, and the termination date is March 31, 2030. The Company records a security deposit of $36,991.

Short-term lease

The Company has some rental equipment with a month-to-month contract and leases mobile office space, used in our warehouse location, which is under a one year lease agreement and expires July 28, 2026.

For the three and nine months ended September 30, 2025 and 2024, right-of-use asset and lease information about the Company’s operating lease consist of:

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
The components of lease expense were as follows:
Operating lease cost	$51,379	$21,498	$138,688	$64,494
Short-term lease cost	11,307	27,603	53,272	47,644
Variable lease cost	17,320	3,996	30,524	15,278
Total lease cost	$80,006	$53,097	$222,484	$127,416

Supplemental cash flow information related to leases was as follows:

	Nine months ended
	September 30,
	2025	2024
Cash paid for operating cash flows from operating leases	$163,194	$71,954
Right-of-use asset obtained in exchange for new operating lease liabilities	$865,218	$-

Weighted-average remaining lease term - operating leases (year)	4.50	0.83
Weighted-average discount rate — operating leases	7.00%	6.50%

The following table outlines maturities of our lease liabilities as of September 30, 2025:

Year ending December 31,
2025 - remaining three months	$47,430
2026	195,412
2027	203,228
2028	211,357
2029	219,812
Thereafter	55,486
932,725
Less: Imputed interest	(133,595)
Operating lease liabilities	$799,130

F-43

Note 7 – Convertible Notes

The components of convertible notes as of September 30, 2025 and December 31, 2024, were as follows:

			Effective	Stated
	Principal	Maturity	Interest	Interest	September 30,	December 31,
Payment date	Amount	date	Rate	Rate	2025	2024
July 15, 2024	$795,000	July 15, 2025	390%	10%	$-	$795,000
August 15, 2024	$326,000	August 15, 2025	398%	10%	-	326,000
November 15, 2024	$100,000	November 15, 2025	511%	10%	-	100,000
December 15, 2024	$75,000	December 15, 2025	815%	10%	-	75,000
February 7, 2025	$1,500,000	February 7, 2026	416%	10%	-	-
February 15, 2025	$575,000	February 15, 2026	631%	10%	400,000	-
Total Convertible notes					$400,000	$1,296,000
Less: Unamortized debt discount					(336,880)	(1,099,923)
					63,120	196,077
Less: Current portion					(63,120)	(196,077)
Long-term portion					$-	$-

On July 15, 2024 and August 15, 2024, the Company entered into seventeen (17) convertible notes ($1,121,000) and warrants (233,550 shares of common stock). The convertible notes have a term of twelve (12) months, at an interest rate of 10% per annum and warrants are with a term of five (5) years, at exercise price of $3.00 per share. The outstanding principal amount of convertible notes and unpaid interest is convertible at conversion price of the lesser of (i) $2.40 or (ii) a 30% discount to the price of shares issued in connection with a qualified financing. In November and December, the Company entered into three (3) convertible notes ($175,000) and warrants (36,460 shares of common stock). The Company paid 8% financing fee of $89,680, accrued fee of $14,000 and recorded financing fee as debt discount.

In February 2025, the Company entered into eleven (11) convertible notes ($2,075,000) and warrants (432,296 shares of common stock). The convertible notes have a term of twelve (12) months, at an interest rate of 10% per annum and warrants are with a term of five (5) years, at exercise price of $3.00 per share. The outstanding principal amount of convertible notes and unpaid interest is convertible at conversion price of the lesser of (i) $2.40 or (ii) a 30% discount to the price of shares issued in connection with a qualified financing. The Company paid 8% financing fee of $166,000 recorded financing fee as debt discount.

During the nine months ended September 30, 2025, the Company recognized the debt discount of $2,075,000 (Original Issued Discounts of discount of $166,000, warrants of $882,000 and derivative liability of $1,027,000).

In June 2025, seventeen (17) note holders converted convertible notes issued in July and August 2024 of $1,121,000 and accrued interest of $97,353 into 507,661 shares of common stock. As a result, the Company settled convertible notes, accrued interest, debt discount of $381,522, and derivative liability of $2,127,000, and recorded loss on settlement of debt of $2,640,611.

F-44

On August 19, 2025, the Company withdrew its registration statement and decided not to proceed with qualified offering. The Company determined that the bifurcated conversion feature was no longer a liability and is now categorized as equity. As a result, the Company reclassified its derivative liability of $1,604,000 to additional paid-in capital.

In July and September 2025, six (6) note holders converted convertible notes issued in November and December 2024 and February 2025 of $1,850,000 and accrued interest of $114,897 into 818,709 shares of common stock. As a result, the Company settled convertible notes, accrued interest, debt discount of $1,324,787, and derivative liability of $354,000, and recorded loss on settlement of debt of $4,130,203.

During the nine months ended September 30, 2025 and 2024, the Company recognized interest expense of $186,405 and $21,014 and amortization of debt discount of $1,131,734 and $72,996, respectively. During the three months ended September 30, 2025 and 2024, the Company recognized interest expense of $49,473 and $20,879 and amortization of debt discount of $310,740 and $72,996, respectively. As of September 30, 2025 and December 31, 2024, the Company recorded accrued interest of $24,878 and $50,723, respectively.

The Company determined that the conversion feature met the definition of a liability in accordance with ASC Topic No. 815-40, Derivatives and Hedging - Contracts in Entity's Own Stock and therefore bifurcated the embedded conversion option once the note becomes convertible and accounted for it as a derivative liability. The fair value of the conversion feature was recorded as a debt discount and “day 1” derivative loss for the excess amount of debt discount and amortized to interest expense over the term of the note.

Note 8 – Derivative Liability

Fair Value Assumptions Used in Accounting for Derivative Liabilities

ASC 815 requires us to assess the fair market value of derivative liabilities at the end of each reporting period and recognize any change in the fair market value as other income or expense.

The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Binomial Lattice model to calculate the fair value as of September 30, 2025 and December 31, 2024.

For the nine months ended September 30, 2025 and the year ended December 31, 2024, the estimated fair values of the liabilities measured on a recurring basis, used the following significant assumptions:

	September 30,	December 31
	2025	2024
Expected term	0.13 - 1 year	0.29 years
Risk-free interest rate	4.02 - 4.34%	4.15%
Stock price at valuation date	$5.34 - 11.7	4.38
Expected average volatility	60.5 - 146.5%	95.41%
Expected dividend yield	-	-

F-45

The following table summarizes the changes in the derivative liabilities during the nine months ended September 30, 2025:

Fair Value Measurements Using Significant Observable Inputs (Level 3)

Balance - December 31, 2024	$1,055,233
Addition of new derivatives recognized as debt discounts	1,027,000
Settled on issuance of common stock	(2,481,000)
Reclassification to additional paid in capital	(1,604,000)
Loss on fair value of derivative liability	2,002,767
Balance - September 30, 2025	$-

Note 9 – Accounts payable and accrued liabilities

As of September 30, 2025 and December 31, 2024, accounts payable and accrued liabilities consisted of the following:

	September 30,	December 31,
	2025	2024
Accounts payable	$570,593	$48,195
Accrued interest	24,877	51,663
Credit card	6,933	4,540
Sales tax payable	25,831	11,737
Other liabilities	65,128	70,849
Payroll liability	12,127	-
	$705,489	$186,984

Note 10 – Related Party Transactions

The related parties that had material transactions for the nine months ended September 30, 2025 and 2024, consist of the following:

Related Party	Nature of Relationship to the Company
A	An Ohio limited liability company - a significant shareholder
B	Owner of A and our former Chief Executive Officer of the Company from April 1, 2025 to October 1, 2025. Current Chairman of the Board of Directors.
C	Chief Executive Officer of the Company until March 31, 2025 and Vice President of Operations from April 1, 2025.
D	A California limited liability company owned by a related party E
E	Significant shareholder and our Chief Technology Officer
F	Director and Chief Executive Officer of GEVI Insurance Holdings Inc.
G	A Delaware limited liability company – Series A Preferred shareholder
H	A company controlled by our Chief Financial Officer

F-46

For the nine months ended September 30, 2025 and 2024, expenses to related parties and their nature consists of:

	Nine Months Ended
	September 30,
Related Party	2025	2024	Nature of transaction	Financial Statement Line Item
A	$2,103,600	$-	150,000 Series C preferred stock for consulting fee	Professional fees - related party
A	$25,300	$6,495	Payment operating expenses on behalf of the Company	Due to related party
A	$25,000	$60,000	Repayment loan	Due to related party
D	$21,600	$64,800	Cash paid for consulting fees	Professional fees - related party
D	$4,000	$16,200	Cash paid for consulting and advisory fees	Cost of revenue - related party
E	$-	$108,808	Cash paid for management fee	Professional fees - related party
E	$91,290	$83,192	Cash paid for royalty and sales commissions	Cost of revenue - related party
F	$420,720	$-	30,000 Series C preferred stock for management compensation	Management compensation
F	$-	$348,000	20,000 shares of Series C preferred stock for advisory fee	Professional fees - related party
G	$2,511,855	$-	69,007 Series C preferred stock for services	Financing expense
H	$16,065	$-	Edgar filing expense	General and administrative
H	$39,624	$-	Professional service - accounting	Professional fees - related party

For the three months ended September 30, 2025 and 2024, expenses to related parties and their nature consists of:

	Three Months Ended
	September 30,
Related Party	2025	2024	Nature of transaction	Financial Statement Line Item
D	$5,600	$23,200	Cash paid for consulting fees	Professional fees - related party
D	$-	$5,800	Cash paid for consulting and advisory fees	Cost of revenue - related party
E	$-	$39,544	Cash paid for management fee	Professional fees - related party
E	$-	$20,456	Cash paid for royalty and sales commissions	Cost of revenue - related party
H	$1,458	$-	Edgar filing expense	General and administrative
H	$20,224	$-	Professional service -accounting	Professional fees - related party

F-47

Convertible notes – related parties

The components of convertible notes as of September 30, 2025 and December 31, 2024, were as follows:

			Effective	Stated
	Principal	Maturity	Interest	Interest	September 30,	December 31,
Payment date	Amount	date	Rate	Rate	2025	2024
December 1, 2024	$576,693	December 31, 2025	-	10%	$576,693	$576,693
February 2025	$2,000,000	February 28, 2026	128%	10%	2,000,000	-
Total Convertible notes					$2,576,693	$576,693
Less: Unamortized debt discount					(729,143)	-
					1,847,550	576,693
Less: Current portion					(1,847,550)	(576,693)
Long-term portion					$-	$-

On December 31, 2024, the Company issued a convertible note of $576,693, to related party A, in exchange for the amount due to related party. The convertible note has a term of twelve (12) months, at an interest rate of 10% per annum. The outstanding principal amount of convertible note and unpaid interest is convertible at a fixed conversion price of $2.16. The conversion price is a fixed price and the Company determined that conversion feature did not need to be bifurcated. The Company has accounting for the convertible debt at amortized cost under ASC 470-20.

In February 2025, the Company entered into one (1) subscription agreement for convertible notes ($2,000,000) and warrants (416,667 shares of common stock) with a related party G. The convertible notes have a term of twelve (12) months, at an interest rate of 10% per annum and warrants are with a term of five (5) years, at exercise price of $3.00 per share. The outstanding principal amount of convertible notes and unpaid interest is convertible at a fixed conversion price of $2.40. The obligations of the Company under the convertible note are secured by a pledge of the Company’s membership interests in MFB Ohio. In the event of a default, related party G could proceed against the equity of MFB Ohio pledged to collateralize the convertible note. MFB Ohio owns the Company’s intellectual property portfolio. The Company paid 8% original discount of $160,000 and financing fee of $63,918 and recorded these financing costs as debt discount. The Company has accounted for the convertible debt at amortized cost under ASC 470-20.

During the nine months ended September 30, 2025, the Company recognized the debt discount of $1,824,087 (Original Issued Discounts of discount and financing fee of $223,918 and warrants of $1,600,169).

During the three and nine months ended September 30, 2025, the Company recognized interest expenses of $64,946 and $160,393 and amortization of debt discount of $915,548 and $1,094,944, respectively. As of September 30, 2025, the Company recorded accrued interest of $160,393.

Note 11 – Stockholders’ Equity

Amended Articles of Incorporation

Effective on March 17, 2025, the Company amended its Articles of Incorporation to increase the authorized shares to 1,030,000,000 shares, of which 1,000,000,000 shares are common stock and 30,000,000 shares are preferred stock.

F-48

Preferred Shares

Shares Outstanding

The Company is authorized to issue up to 30,000,000 shares of Preferred Stock, par value $0.0001 per share.

Series A Preferred Stock

The Company originally designated 10,000,000 shares of its Preferred Stock as Series A Convertible Preferred Stock. On March 17, 2025, the Company amended and restated its Series A Convertible Preferred Stock to designate 10,000,000 shares of its Preferred Stock as Series A Preferred Stock, par value $0.0001, with the following rights and privileges.

Dividends. Holders of shares of Series A Preferred Stock are not entitled to receive dividends.

Voting Rights. Each share of Series A Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of the holders of Common Stock, voting together with the holders of Common Stock as a single class. Holders of shares of Series A Preferred Stock do not have cumulative voting rights. This means a holder of a single share of Series A Preferred Stock cannot cast more than one vote for each position to be filled on the Board of Directors.

Other Rights. Shares of Series A Preferred Stock are not entitled to a liquidation preference. The holders of the Series A Preferred Stock may not be redeemed without the consent of the holders of the Series A Preferred Stock. The holder of the Series A Preferred Stock are not entitled to pre-emptive rights or subscription rights.

As of September 30, 2025 and December 31, 2024, there were 1,666,667 shares of Series A Preferred stock issued and outstanding.

Series C Convertible Preferred Stock

The Company has designated 10,000,000 shares of its Preferred Stock as Series C Convertible Preferred Stock with the following rights and privileges.

Dividends. Holders of shares of Series C Convertible Preferred Stock are not entitled to receive dividends.

Voting Rights. The holders of the Series C Convertible Preferred Stock are not entitled to vote.

Conversion Rights. Each share of Series C Convertible Preferred Stock outstanding as such time shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into 3.3333 shares of the Common Stock of the Company (the “Conversion Ratio”). Such Conversion Ratio, and the rate at which shares of Series C Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

Other Rights. The holders of the Series C Convertible Preferred Stock are not entitled to a liquidation preference. The holders of the Series C Convertible Preferred Stock may not be redeemed without the consent of the holders of the Series C Convertible Preferred Stock. The holder of the Series C Convertible Preferred Stock are not entitled to pre-emptive rights or subscription rights.

In September 2025, the Company entered into Securities Purchase Agreements  with certain investors for the issuance and sale (the “PIPE Offering”) of (i) 420,943 shares of its Series C Convertible Preferred Stock for an aggregate purchase price of approximately $5.4 million, net of proceeds and (ii) warrants (the “PIPE Warrants”) to purchase up to 701,563 shares of Common Stock at an offering price of $15.00 per share of Series C Preferred Stock and accompanying PIPE Warrant. The PIPE Warrants are exercisable immediately upon issuance at an exercise price of $6.00 per share and will expire five years from the date of issuance.

F-49

In addition, during the nine months ended September 30, 2025, the Company issued 355,257 shares of Series C Preferred Stock as follows:

•	27,500 shares for purchase subscriptions of $260,000, at prices of $4.00 or $6.00 per share
•	241,507 shares for services, valued at $4,959,042 at market price on issuance dates.
•	86,250 shares for compensation, valued at $1,638,629 at market price on issuance dates.

During the nine months ended September 2025, the holders of the Series C Convertible Preferred Stock converted 3,014,469 shares of the Company’s Series C Convertible Preferred Stock into 10,048,252 shares of the Company’s common stock.

As of September 30, 2025 and December 31, 2024, there were 763,700 and 3,001,969 shares of the Company’s Series C Convertible Preferred Stock issued and outstanding, respectively.

Common Stock

The holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution, or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock.

No holder of shares of Common Stock of the Company shall be entitled as of right to purchase or subscribe for any part of any unissued stock of the Company or of any new or additional authorized stock of the Company of any class whatsoever, or any issue of securities of the Company convertible into stock, whether such stock or securities be issued for money or consideration other than money or by way of dividend, but any such unissued stock or such new or additional authorized stock or such securities convertible into stock may be issued and disposed of to such persons, firms, corporations and associations, and upon such terms as may be deemed advisable by the Board of Directors without offering to stockholders then of record or any class of stockholders any thereof upon the same terms or upon any terms.

During the nine months ended September 30, 2025, the Company issued 11,562,648 shares of common stock as follows:

•	10,048,252 shares for conversion of Series C Preferred Stock.
•	1,326,370 shares for conversion of debt of $10,728,756.
•	37,667 shares for services, valued at $234,640.
•	150,000 shares for management compensation.
•	359 shares for reverse stock split adjustment.

As of September 30, 2025 and December 31, 2024, there were 17,702,912 and 6,140,264 shares of the Company’s common stock issued, respectively.

F-50

Restricted stock award

On June 27, 2025 (the “Effective Date”), the Company entered into the employment agreement with our Chief Operating Officer (“COO”), commencing on July 21, 2025. Under this agreement, the Company issued 150,000 restricted shares of the Common Stock as stock bonus. Shares shall vest one-fourth each anniversary of the Effective Date.

The grant date fair value of shares is $1,799,970. During the three and nine months ended September 30, 2025, the Company recorded compensation expense of $112,498. As of September 30, 2025, unrecognized compensation cost for unvested equity awards was $1,687,472.

On September 22, 2025, the Company entered into the employment agreement with our new Chief Executive Officer (“CEO”), commencing on October 1, 2025 (the “Effective Date”). Under this agreement, the Company issued 90,000 restricted shares of the Common Stock as stock bonus. Shares shall vest one-fourth on first anniversary of the Effective Date and the remaining three-fourths on monthly basis over the following 36 months.

The grant date fair value of shares is $509,400. As of September 30, 2025, unrecognized compensation cost for unvested equity awards was $509,400.

Management stock compensation (PSU)

During 2025, the Company entered into employment and consulting agreements with our CEO, COO and Consultant. The stock compensation based on market capitalization condition is as follows:

Market capitalization for 30 consecutive days	Consulting agreement CEO resigned on October 1, 2025 (Shares)	Consulting agreement Director (Shares)	Employment agreement COO (Shares)
$120,000,000	70,000 series C preferred stock	70,000 series C preferred stock	-
$150,000,000	70,000 series C preferred stock	70,000 series C preferred stock	37,500 common stock
$200,000,000	70,000 series C preferred stock	70,000 series C preferred stock	37,500 common stock
$250,000,000	70,000 series C preferred stock	70,000 series C preferred stock	37,500 common stock
$300,000,000	-	-	37,500 common stock

Fair value ($)	$1,932,000	$3,165,000	$1,740,000

The Company used the Monte Carlo model to calculate the fair value of compensation and estimated a total of the grant date fair value of $6,837,000. The Company records compensation expense over the term of a derived service period unless the condition is satisfied at an earlier date. During the three and nine months ended September 30, 2025, the Company recorded compensation expense of $1,579,965 and $2,347,634, respectively. As of September 30, 2025, unrecognized compensation cost for unvested equity awards was $4,489,366, which is expected to be recognized over a remaining weighted-average period of 0.41 years.

F-51

For the nine months ended September 30, 2025, the estimated fair values of the compensation measured used the following significant assumptions:

2025
Derived service period	0.51 – 0.78 year
Risk-free interest rate	3.65 - 3.97%
Stock price at valuation date	$5.89 - 12.00
Expected average volatility	108.5 - 151.0%
First Capitalization Thresholder per share price	$6.85 - 14.28
Second Capitalization Thresholder per share price	$8.56 - 19.02
Third Capitalization Thresholder per share price	$11.42 - 23.82
Fourth Capitalization Thresholder per share price	$14.27 - 28.56

Warrants

The Company issued a total of 701,562 warrants for a period of five years at an exercise price per share of $6.00 in connection with Series C Preferred Stock under PIPE for the nine months ended September 30, 2025. The Company recorded the warrants value of $2,090,674 to additional paid-in capital. In addition, the Company issued 105,233 placement agent warrants for a period of five years at an exercise price per share of $5.40.  The Company recorded the warrants value of $613,992 to additional paid-in capital as offering expenses.

The Company issued a total of 848,963 warrants for a period of five years at an exercise price per share of $3.00 in connection with convertible notes for the nine months ended September 30, 2025. The Company recorded the warrants value of $710,845 to additional paid-in capital.

The Company issued 666,668 warrants (“Univest Warrants”) for a period of five years at an exercise price per share of $0.06 for consulting services, for the nine months ended September 30, 2025. Each 166,667 warrants are exercisable on September 7, 2025, March 7, 2026, September 7, 2026 and March 7, 2027. The Company recorded a financing expense of $6,167,334 to additional paid-in capital.

The Company issued a total of 111,898 warrants (“Univest Warrants”) at an exercise price per share of $2.64 for financing expense of convertible notes issued in 2025 and 2024. Warrants are exercisable on September 7, 2025, and are for a period of five years following the initial exercise date. The Company recorded the warrants of $827,991 to additional paid-in capital.

The Company and Univest Securities, LLC have agreed that the Univest Warrants to purchase up to 778,566 shares of common stock, would be terminated in full and rendered null and void, and all past, current, or future obligations under the Univest Warrants shall be extinguished, and there shall be no surviving right, title or interest in or to the Univest Warrants or any shares purchasable thereunder.

The Company issued a total of 270,010 warrants for a period of five years at an exercise price per share of $3.00 in connection with convertible notes for the year ended December 31, 2024. The Company recorded the warrants value of $1,654,178 to additional paid-in capital.

We evaluate all warrants issued to determine the appropriate classification under ASC 480 and ASC 815. In addition to determining classification, we evaluate these instruments to determine if such instruments meet the definition of a derivative. The classification of all outstanding warrants, including whether such instruments should be recorded as equity, is evaluated at the end of each reporting period.

The warrants were deemed to be equity instruments and were valued using a Black Scholes valuation model. The use of this valuation model requires the input of highly subjective assumptions. Any change to these inputs could produce significantly higher or lower fair value measurements.

F-52

The Company utilized the following assumptions:

September 30,
2025
Expected term	5.00 years
Expected average volatility	49.0% - 228%
Risk-free interest rate	3.82% - 4.29%
Expected dividend yield	-

A summary of activity of the warrants during the nine months ended September 30, 2025 as follows:

	Warrants Outstanding		Weighted Average
		Weighted	Remaining
	Shares	Average Exercise Price	Contractual life (in years)

Outstanding, December 31, 2024	270,010	$0.50	4.61
Granted	2,434,324	3.15	5.03
Exercised	-	-	-
Canceled	(778,566)	0.43	4.65
Outstanding, September 30, 2025	1,925,768	$4.22	4.57

Exercisable, September 30, 2025	1,925,768	$4.22	4.57

The intrinsic value of the warrants as of September 30, 2025 is $3,285,396.

Note 12 – Disaggregated revenue and Concentration

During the three and nine months ended September 30, 2025 and 2024, disaggregated revenue was as follows:

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Products sale	$91,598	$68,542	$1,142,865	$672,829
Product installation service	196,614	38,500	802,367	65,900
	$288,212	$107,042	$1,945,232	$738,729

During the three and nine months ended September 30, 2025 and 2024, customer and supplier concentration (more than 10%) were as follows:

Revenue and accounts receivable

Recurring customers do not represent a material percentage of our revenue and accounts receivable for the three and nine months ended September 30, 2025 and 2024.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Number of customers (more than 10% revenue)	6	4	1	3
Total revenue of top 5 customers	79.6%	82.1%	37.9%	95.5%

	September 30,	December 31,
	2025	2024
Number of customers (more than 10% of accounts receivable)	2	3
Total % of accounts receivable balance (more than 10%)	67.0%	86.3%

F-53

Purchases and accounts payable

	Percentage of Purchases		Percentage of Purchases		Percentage of
	For three months ended		For nine months ended		Accounts payable for purchase
	September 30,		September 30,		September 30,	December 31
	2025	2024	2025	2024	2025	2024
Supplier A	-	62.8%	32.5%	33.8%	-	-
Supplier B	3.7%	9.6%	4.9%	8.4%	4.9%	74.5%
Supplier C	-	0.8%	-	27.8%	-	-
Supplier D	41.9%	2.0%	7.0%	8.3%	59.1%	-
Supplier E	-	-	13.6%	-	-	-
Supplier F	-	18.5%	3.2%	10.0%	-	100.0%
Supplier G	13.2%	-	19.1%	-	-	-
Supplier H	17.9%	-	3.3%	-	-	-

Total (as a group)	76.7%	93.7%	83.5%	88.4%	64.0%	174.5%

To reduce risk, the Company closely monitors the amounts due from its customers and assesses the financial strength of its customers through a variety of methods that include, but are not limited to, engaging directly with customer operations and leadership personnel, visiting customer locations to observe operating activities, and assessing customer longevity and reputation in the marketplace. As a result, the Company believes that its accounts receivable credit risk exposure is limited.

Note 13 – Subsequent Events

Management has evaluated subsequent events through February 17, 2026, which is the date these interim unaudited consolidated financial statements were available to be issued.

On October 15, 2025, by written consent of the majority voting stockholders in lieu of a special meeting, the Company amended and restated its bylaws and in connection therewith appointed two additional directors.

On October 21, 2025,  the Company issued under a follow on to the PIPE offering: (i) 193,968 shares of its Series C Convertible Preferred Stock for an aggregate purchase price of approximately $2.7 million, net of proceeds, and (ii) PIPE Warrants to purchase up to 323,276 shares of Common Stock at an offering price of $15.00 per share of Series C Preferred Stock and accompanying PIPE Warrant. The PIPE Warrants are exercisable immediately upon issuance at an exercise price of $6.00 per share and will expire five years from the date of issuance. In addition, the Company issued 48,491 placement agent warrants for a period of five years at an exercise price per share of $5.40.

In December 2025, the Company issued 5,000,000 shares of Common Stock for conversion of 150,000 shares of Series C Preferred Stock.

In December 2025, the Company issued 292,663 shares of Common Stock for conversion of debt – related party of $632,150.

In December 2025, the Company issued 11,321 shares of Common Stock for conversion of debt of $89,549.

In December 2025, the Company issued 165,419 shares of Common Stock for cashless exercise of warrants.

In December 2025, the Company entered into Intellectual Property Purchase Agreement to protect our existing patents. The purchase price is $100,000 in cash and 220,000 shares of Common stock valued at $1,775,400, which shall be issued within 30 days of the closing date. The Company issued 220,000 shares of Common Stock in January 2026.

On January 22, 2026, the Company changed its name to CitroTech, Inc.

In February 2026, the Company issued 45,834 shares of Common Stock for conversion of debt of $110,000.

In February 2026, the Company issued 15,084 shares of Common Stock for cashless exercise of warrants.

F-54

Up to  8,154,280  Shares of Common Stock

CitroTech Inc.

_______________________

Preliminary Prospectus dated             , 2026

_______________________

Part II - Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of our securities being registered. All amounts are estimates except for the Securities and Exchange Commission (“SEC”) registration fee.

Securities and Exchange Commission Registration Fee		$5,096.51
Legal Fees and Expenses	$	*
Audit and accounting fees	$	*
Miscellaneous Expenses		$50,000
Total Expenses	$	*

___________

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14. Indemnification of Directors and Officers

As permitted by Wyoming law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of us, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. We may also have contractual indemnification obligations under our agreements with our directors, officers, and employees. These indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, and employees that we may not recoup.

Pursuant to the laws of the State of Wyoming, our Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of the Wyoming Business Corporation Act, or any transaction from which a director receives an improper personal benefit.

II-1

This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Wyoming, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exclusion of Liabilities

Pursuant to the laws of the State of Wyoming, our Bylaws exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Disclosure of Commission position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Wyoming, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The share amounts presented herein are presented after giving effect to the Reverse Stock Split. From January 1, 2022 through the date of this prospectus, we effected the following transactions in reliance upon exemptions from registration under the Securities Act, as amended.

Historical Common Stock transactions

During the year ended December 31, 2022, we issued:

•	166,667 shares of Common Stock to Stephen Conboy upon conversion of 50,000 shares of Series C Convertible Preferred Stock in June 2022;
•	11,666,667 shares of Common Stock issued to Joshua Ralston, our then Chief Executive Officer, as a performance incentive, valued at $2,100,000 in June 2022;
•	41,667 shares of Common Stock issued to John Costa for compensation valued at $90,000 in November 2022; and
•	41,667 shares of Common Stock issued to Jeffrey Pomerantz for compensation valued at $90,000 in November 2022.

During the year ended December 31, 2023, we issued:

•	50,000 shares of Common Stock to a third party service provider for services valued at $86,850 in January 2023;
•	500,000 shares of Common Stock to Stephen Conboy upon conversion of 150,000 shares of Series C Convertible Preferred Stock in April 2023; and
•	50,000 shares of Common Stock to a third party service provider for services valued at $60,000 in April 2023.

II-2

During the year ended December 31, 2024, we issued:

•	208,334 shares of Common Stock for compensation to five (5) board advisors of MFB Ohio, valued at $1,074,750 in the aggregate, in February 2024;
•	83,334 shares of Common Stock to five (5) consultants for services valued at $429,900 in February 2024;
•	175,000 shares of Common Stock to an investor, to settle $123,767 of debt and accrued interest in February 2024;
•

82,700 shares of Common Stock to an investor to settle debt, consisting of 58,148 shares of Common Stock to settle convertible debt and accrued interest totaling $55,702 and 24,552 shares of Common Stock valued at $126,655, to settle accrued liabilities of $23,400 in February 2024;

•	41,667 shares of Common Stock to a consultant for services valued at $197,350 in March 2024; and
•	41,667 shares of Common Stock to a third party service provider for marketing services valued at $160,000 in May 2024.

During the year ended December 31, 2025, we issued:

•	2,589,450 shares of Common Stock to twenty-nine (29) investors upon conversion of 776,831 shares of Series C Convertible Preferred Stock in January 2025;
•	1,775,466 shares of Common Stock to sixteen (16) investors upon conversion of 532,638 shares of Series C Convertible Preferred Stock in April 2025;
•	1,667 shares of Common Stock to a consultant for service valued at $19,000 in May 2025; and
•	585,017 shares of Common Stock to twenty (20) investors upon conversion of debt of $1,404,004 in June and July 2025.
•	1,833,334 shares of Common Stock to Stephen Conboy upon conversion of 550,000 shares of Series C Convertible Preferred Stock in August 2025;
•	1,666,667 shares of Common Stock to TC Special, LLC upon conversion of 500,000 shares of Series C Convertible Preferred Stock in August 2025;
•	2,166,668 shares of Common Stock to BoltRock Holdings LLC upon conversion of 650,000 shares of Series C Convertible Preferred Stock in September 2025;
•	16,667 shares of Common Stock to an investor upon conversion of 5,000 shares of Series C Convertible Preferred Stock in September 2025;
•	741,353 shares of Common Stock to three (3) investors upon conversion of debt of $4,196,000 in August and September 2025.
•	36,000 shares of Common Stock to a consultant for service valued at $215,640 in September 2025
•	165,419 shares of Common Stock to two (2) inventors upon cashless exercise of 166,667 warrants
•	500,000 shares of Common Stock to TC Special, LLC upon conversion of 150,000 shares of Series C Convertible Preferred Stock in December 2025;
•	292,663 shares of Common Stock to TC Special, LLC upon conversion of debt of $632,150 in December 2025.
•	11,321 shares of Common Stock to an investor upon conversion of debt of $89,549 in December 2025.

Since January 1, 2026, through February 16, 2026 we issued:

•	220,000 shares of Common Stock for acquisition of intellectual property, valued at $1,775,400
•	45,834 shares of Common Stock upon conversion of debt of $110,000 in February 2026
•	15,084 shares of Common Stock upon cashless exercise of 26,041 warrants

Historical Series C Convertible Preferred Stock transactions

During the year ended December 31, 2022, we issued:

•

1,000,000 shares of Series C Convertible Preferred Stock to Stephen Conboy in connection with the acquisition of the intangible assets from Mighty Fire Break LLC, a California limited liability company, valued at $4,200,000 in April 2022.

II-3

During the year ended December 31, 2023, we issued:

•	1,200,000 shares Series C Convertible Preferred Stock to TC Special Investments, LLC for compensation valued at $8,640,000 in September 2023;
•	273,499 shares Series C Convertible Preferred Stock to ten (10) investors for proceeds of $907,600 in September 2023; and
•	183,332 shares Series C Convertible Preferred Stock to four (4) investors for proceeds of $500,000 in December 2023.

During the year ended December 31, 2024, we issued:

•	50,000 shares Series C Convertible Preferred Stock to two (2) investors for proceeds of $165,000 in January 2024;
•	20,000 shares Series C Convertible Preferred Stock for compensation to one (1) board advisor of MFB Ohio, valued at $348,000 in February 2024;
•	20,000 shares Series C Convertible Preferred Stock to a consultant for services valued at $348,000 in February 2024;
•	83,333 shares of Common Stock to a third party service provider for service valued at $500,000 in October 2024;
•	335,972 shares Series C Convertible Preferred Stock to eleven (11) investors for proceeds of $1,465,000 in October 2024; and
•	35,833 shares Series C Convertible Preferred Stock to two (2) investors for proceeds of $215,000 in November 2024.

During the year ended December 31, 2025, we issued:

•	47,500 shares Series C Convertible Preferred Stock to five (5) employees for compensation valued at $665,000 in February 2025;
•	27,500 shares Series C Convertible Preferred Stock to two (2) investors for proceeds of $160,000 in February 2025;
•	150,000 shares Series C Convertible Preferred Stock to TC Special Investments, LLC for compensation valued at $2,100,000 in February 2025;
•	50,000 shares Series C Convertible Preferred Stock to two (2) consultants for compensation valued at $1,100,000 in April 2025; and
•	69,007 shares Series C Convertible Preferred Stock to BoltRock Holdings LLC for finance expenses valued at $2,511,855 in June 2025.
•	6,250 shares Series C Convertible Preferred Stock to one (1) employee for compensation valued at $117,917 in September 2025;
•	5,000 shares Series C Convertible Preferred Stock to one (1) consultant for service valued at $98,167 in September 2025;
•	420,943 shares Series C Convertible Preferred Stock to forty-four (44) investors for net proceeds of approximately $5,396,000 in September 2025;
•	193,968 shares Series C Convertible Preferred Stock to eighteen (18) investors for net proceeds of approximately $2,677,000 in October 2025;

Since January 1, 2026, through February 16, 2026, we did not issue Series C Convertible Preferred Stock.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

II-4

Item 16. EXHIBITS

(a) Documents filed as exhibits hereto:

			Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date
3.1	Articles of Domestication/Articles of Incorporation	10-K	3.1	4/15/2024
3.2	Amendment to Articles of Incorporation	10-K	3.2	3/31/2025
3.3	Bylaws	10-K	3.3	4/15/2024
3.4	Second Amended and Restated Designations and Preferences of Series A Preferred Stock	10-K	3.4	3/31/2025
3.5	Amended and Restated Designations and Preferences of Series C Convertible Preferred Stock	10-K	3.5	3/31/2025
3.6	Form of Amended and Restated Articles of Incorporation	S-1	3.6	8/4/2025
3.7	Form of Amended and Restated Bylaws	S-1	3.7	8/4/2025
3.8	Articles of Amendment to the Articles of Incorporation	8-K	3.1	1/28/2026
3.9	Certificate of Name Change	8-K	3.2	1/28/2026
4.1	Description of Securities	10-K	4.1	3/31/2025
4.2	Form of PIPE Warrant	8-K	4.1	10/07/2025
4.3	Form of Warrant Agreement issued with Convertible Note, dated July 2024	S-1	4.2	10/11/2024
4.4	Form of Convertible Note, dated July 2024	S-1	4.3	10/11/2024
4.5	Warrant Agreement dated February 28, 2025, by and between the Company and BoltRock Holdings, LLC	S-1	4.4	5/27/2025
4.6	Form of Warrant Agreement dated March 7, 2025, by and between the Company and its Placement Agents	S-1	4.5	5/27/2025
4.7	Form of Warrant Agreement dated March 7, 2025, by and between the Company, and Univest Securities, LLC or Bradley Richmond	S-1	4.6	5/27/2025
4.8	Warrant Agreement (W-34) between the Company and Bradley Richmond	S-1	4.7	8/4/2025
4.9	Warrant Agreement (W-35) between the Company and Bradley Richmond	S-1	4.8	8/4/2025
4.10	Warrant Agreement (W-36) between the Company and Bradley Richmond	S-1	4.9	8/4/2025
4.11	Warrant Agreement (W-37) between the Company and Bradley Richmond	S-1	4.10	8/4/2025
4.12	Warrant Agreement (W-38) between the Company and Univest Securities, LLC	S-1	4.11	8/4/2025
4.13	Form of Placement Agent Warrant	8-K	10.3	10/07/2025
5.1**	Opinion of Law Office of Anthony F. Newton, regarding the validity of securities being registered	S-1	5.1	8/4/2025
10.1	Consulting Agreement with Stephen Conboy, dated January 26, 2025	S-1	10.3	2/14/2025
10.2	Employment Agreement by and between the Company and Joshua Ralston dated March 1, 2025.	S-1	10.5	5/27/2025
10.3	Consulting Agreement by and between the Company and Theodore Ralston dated April 1, 2025.	S-1	10.6	5/27/2025
10.4	Consulting Agreement by and between the Company and Nanuk Warman dated April 1, 2025.	S-1	10.7	5/27/2025
10.5	Consulting Agreement by and between the Company and Anthony Newton dated April 1, 2025.	S-1	10.8	5/27/2025
10.6*	Employment agreement by and between the Company and Andrew Hotsko dated June 27, 2025
10.7*	Employment agreement by and between the Company and Wesley Bolsen dated September 22, 2025
10.8	Subscription Agreement dated February 28, 2025, by and between the Company and BoltRock Holdings, LLC	S-1	10.9	5/27/2025
10.9	Convertible Note dated February 28, 2025, by and between the Company and BoltRock Holdings, LLC	S-1	10.10	5/27/2025
10.10	Pledge Agreement dated February 28, 2025, by and between the Company and BoltRock Holdings, LLC	S-1	10.11	5/27/2025
10.11	Form of Securities Purchase Agreement	8-K	10.1	10/07/2025
10.12	Placement Agent Agreement	8-K	10.2	10/07/2025
10.13*	Contribution Agreement, dated August 22, 2025, by and between David Reese and Mighty Fire Breaker LLC.
10.14*	Intellectual Property Purchase Agreement, dated December 23, 2025, by and between Breakthrough Chemistry, Inc. and General Enterprise Ventures, Inc.
21.1*	Subsidiaries
23.1*	Consent of WWC, P.C.
23.2**	Consent of Law Office of Anthony F. Newton (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1	GREENGUARD Gold Test Results	S-1	99.1	2/14/2025
101*	Inline XBRL Document Set for the financial statements and accompanying notes in Part II, Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.
104*	Inline XBRL for the cover page of this Annual Report on Form 10-K, included in the Exhibit 101 Inline XBRL Document Set.
107*	Filing Fee Table

________

* Filed or furnished herewith.

** To be filed by amendment.

# Management contracts or compensatory plans, contracts or arrangements.

II-5

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cheyenne, State of Wyoming on February 17, 2026.

CITROTECH INC.

By:	/s/ Wesley J. Bolsen
Wesley J. Bolsen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Wesley J. Bolsen who is our President and Chief Executive Officer, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wesley J. Bolsen	Director and Chief Executive Officer	February 17, 2026
Wesley J. Bolsen	(Principal Executive Officer)

/s/ Nanuk Warman	Secretary and Chief Executive Officer	February 17, 2026
Nanuk Warman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Theodore Ralston	Chairman	February 17, 2026
Theodore Ralston

/s/ Lorenzo Calinawan	Director	February 17, 2026
Lorenzo Calinawan

/s/ Craig Huff	Director	February 17, 2026
Craig Huff

/s/ Jeffery Pomerantz	Director	February 17, 2026
Jeffery Pomerantz

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